Exhibit 2.1
EXECUTION VERSION

SEPARATION AND DISTRIBUTION AGREEMENT
by and between
SOLSTICE ADVANCED MATERIALS INC.
and
HONEYWELL INTERNATIONAL INC.
Dated as of October 30, 2025

Exhibits
Exhibit A - Real Property Transfer Provisions

INDEX OF DEFINED TERMS

Accelerator License Agreement	1.1(1)
Acceptable Alternative Arrangement	1.1(2), 2.2(d)(i)
Action	1.1(3)
Adversarial Action	1.1(4)
Affiliate	1.1(5)
Agent	1.1(6)
Agreement	Preamble, 1.1(7)
Ancillary Agreements	1.1(8)
Applicable RemainCo CSI Draw Date	1.1(9), 2.10(d)(ii)
Applicable SpinCo CSI Draw Date	1.1(10), 2.10(d)(i)
Appropriate Remediation Standard	1.1(11), 6.11(d)(vi)
Arbitral Tribunal	1.1(12), 8.1(c)(i)
Assets	1.1(13)
Assume	1.1(14), 2.2(c)
Assumption	1.1(14)
Audited Party	1.1(15), 5.1(c)
Board	Recitals, 1.1(16)
Business	1.1(17)
Business Day	1.1(18)
Cash and Cash Equivalents	1.1(19)
Code	Recitals, 1.1(20)
Collective Benefit Services	1.1(21), 7.7(a)
Commission	1.1(22)
Confidential Information	1.1(23)
Consents	1.1(24)
Contract	1.1(25)
Controller	1.1(26)
Conveyancing and Assumption Instruments	1.1(27)
Copyrights	1.1(28)
Corrective Action Performing Party	1.1(29), 6.11(e)
Credit Support Instruments	1.1(30)
Damages	1.1(31)
Data Protection Laws	1.1(32)
Data Subject	1.1(33)
Decision on Interim Relief	1.1(34), 8.1(c)(ix)
Deemed SpinCo Spin Contribution	1.1(35)
Designated Ancillary Agreements	1.1(36)
Determination	1.1(37)
Discontinued and/or Divested Operations and Businesses	1.1(38)
Dispute	1.1(39), 8.1(a)
Distribution	Recitals, 1.1(40)
Distribution Date	1.1(41)
Distribution Disclosure Documents	1.1(42)
Distribution Record Date	1.1(43)
v

Effective Time	1.1(44)
Emergency Arbitrator	1.1(45)
Employee Matters Agreement	1.1(46)
Employee Records	1.1(47)
Employee Related Liabilities	1.1(48), 1.1(87)
Engineering Models and Databases	1.1(49)
Environmental Laws	1.1(50)
Environmental Liabilities	1.1(51)
Environmental Permit	1.1(52)
Financing Disclosure Documents	1.1(53)
Force Majeure Event	1.1(54)
GDPR	1.1(32), 1.1(55)
General Dispute Notice	1.1(56), 8.1(b)(i)
General Negotiation Period	1.1(57), 8.1(b)(i)
Governmental Entity	1.1(58)
Group	1.1(59)
Guaranty Release	1.1(60), 2.10(b)
Hazardous Substances	1.1(61)
ICDR	1.1(62), 8.1(c)
Indebtedness	1.1(63)
Indemnifiable Loss	1.1(64)
Indemnifiable Losses	1.1(64)
Indemnifying Party	1.1(65), 6.4(a)
Indemnitee	1.1(66), 6.4(a)
Indemnity Payment	1.1(67), 6.8(a)
Information	1.1(68)
Insurance Policies	1.1(69)
Insurance Proceeds	1.1(70)
Insurer	1.1(71)
Intellectual Property	1.1(72)
Intentionally Delayed SpinCo Assets	1.1(73), 1.1(156)(xi)
Intergroup Accounts	1.1(74), 2.3
Intergroup Leases	1.1(75)
Interim Relief	1.1(76), 8.1(c)(ix)
Internal Control Audit and Management Assessments	1.1(77), 5.1(b)
Internal Reorganization	Recitals, 1.1(78)
IP Cross-License Agreement	1.1(79)
IT Assets	1.1(80)
IT Contracts	1.1(81)
Joint Actions	1.1(82), 6.9(d)
Joint Ventures and Minority Interests	1.1(156)(i)
Key Employee	1.1(83)
Know-How	1.1(84)
Law	1.1(85)
Legacy Site	1.1(38)
Legacy SpinCo Environmental Liabilities	1.1(86)

Liabilities	1.1(87)
Liable Party	1.1(88), 2.9(b)
Managing Party	1.1(89), 6.9(d)
Mixed Contract	1.1(90)
Nasdaq	1.1(91)
Negotiation Period	1.1(92)
New York Court	1.1(93), 8.1(c)(x)
Non-Assumable Third Party Claims	1.1(94), 6.4(b)
Non-Managing Party	1.1(95), 6.9(d)
Non-Performing Impacted Party	1.1(96), 6.11(d)(i)
Non-Performing Site Controller	1.1(97), 6.11(d)(ii)
Non-Shared Contract	1.1(98)
Non-Transferred Permit	1.1(99), 5.5(a)
Notice Recipient	1.1(100), 2.2(d)(vi)
Notifying Party	1.1(101), 2.2(d)(vi)
Off-Site Environmental Liabilities	1.1(102)
Other Parties in Possession	1.1(156)(iv), 1.1(156)(xvi)(b)
Other Party	1.1(103), 2.9(a)
Other Party’s Auditors	1.1(104), 5.1(b)
Partial Assignment	1.1(106), 2.2(d)(i)
Parties	Preamble, 1.1(107)
Party	Preamble, 1.1(107)
Patent	1.1(108)
Performing Party	1.1(109), 6.11(c)(iii)
Permit Transferee	1.1(110)
Permit Transferor	1.1(111)
Permits	1.1(112)
Person	1.1(113)
Personal Data	1.1(114)
Personal Data Breach	1.1(115)
Plant Operating Documents	1.1(116)
Pre-Distribution RemainCo Insurance Policies	1.1(117), 9.1(a)
Pre-Distribution RemainCo Liabilities	1.1(118), 9.1(b)
Pre-Distribution SpinCo Insurance Policies	1.1(119), 9.1(b)
Pre-Distribution SpinCo Liabilities	1.1(120), 9.1(a)
Privilege	1.1(121), 7.7(a)
Privileged Information	1.1(122), 7.7(a)
Processing	1.1(123)
Public Reports	1.1(124), 5.1(d)
Real Property Restrictions	1.1(125), 2.7(b), 2
Records	1.1(126)
Registrations	1.1(127)
Regulations	1.1(128)
Release	1.1(129)
RemainCo	Preamble, 1.1(130)
RemainCo Accounts	1.1(131), 2.11(a)

RemainCo Assets	1.1(132)
RemainCo Business	1.1(133)
RemainCo Common Stock	1.1(134)
RemainCo Controlled Existing Actions	1.1(135), 6.9(c)
RemainCo Counsel	1.1(136), 7.9
RemainCo CSIs	1.1(137), 2.10(d)
RemainCo Environmental Liabilities	1.1(138)
RemainCo Group	1.1(139)
RemainCo House Marks	1.1(140)
RemainCo Indemnitees	1.1(141)
RemainCo Liabilities	1.1(142)
RemainCo Shared Contracts	1.1(143)
Response Action	1.1(144)
Response Actions	6.11(c)(i)
Restricted Real Property	1.1(145), 2.7(b)
Rules	1.1(146), 8.1(c)
Security Interest	1.1(147)
Shared Contract	1.1(148)
Shared Permit	1.1(149), 5.5(a)
Software	1.1(150)
Specified RemainCo Assets	1.1(132), 1.1(151)
Specified RemainCo Liabilities	1.1(142), 1.1(152)
Specified SpinCo Assets	1.1(153), 1.1(156)(xvi)
SpinCo	Preamble, 1.1(154), 1.2
SpinCo Accounts	1.1(155), 2.11(a)
SpinCo Assets	1.1(156)
SpinCo Business	1.1(157)
SpinCo Cash Distribution	1.1(158)
SpinCo Common Stock	1.1(159)
SpinCo Contracts	1.1(160)
SpinCo Controlled Existing Actions	1.1(161), 6.9(b)
SpinCo CSIs	1.1(162), 2.10(d)
SpinCo Discontinued and/or Divested Operations and Business Liabilities	1.1(163)
SpinCo Discontinued and/or Divested Operations and Businesses	1.1(164)
SpinCo Environmental Liabilities	1.1(165)
SpinCo Financing Arrangements	1.1(166)
SpinCo Form 10	1.1(167)
SpinCo Group	1.1(168)
SpinCo Indemnitees	1.1(169)
SpinCo Information Statement	1.1(170)
SpinCo Joint Ventures and Minority Investments	1.1(156)(i)
SpinCo Leased Real Property	1.1(156)(iv), 1.1(171)
SpinCo Legacy Site	1.1(172)
SpinCo Liabilities	1.1(173)
SpinCo Owned Real Property	1.1(156)(iv), 1.1(174)
SpinCo Real Property	1.1(156)(iv), 1.1(175)

SpinCo Shared Contracts	1.1(176)
SpinCo Spin Contribution	1.1(177)
Subsidiary	1.1(178)
Tax	1.1(179)
Tax Attributes	1.1(180)
Tax Contest	1.1(181)
Tax Matters Agreement	1.1(182)
Tax Record	1.1(183)
Tax Return	1.1(184)
Taxes	1.1(179)
Taxing Authority	1.1(185)
Third Party Claim	1.1(186), 6.4(a)
Third Party Proceeds	1.1(187), 6.8(a)
Trademark License Agreement	1.1(188)
Trademarks	1.1(189)
Transfer	1.1(190), 2.2(b)(i)
Transfer Taxes	1.1(191)
Transferred	1.1(190)
Transition Services Agreement	1.1(192)
UK GDPR	1.1(32), 1.1(193)

SEPARATION AND DISTRIBUTION AGREEMENT
SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of October 30, 2025, by and between Honeywell International Inc., a Delaware corporation (“RemainCo”), and Solstice Advanced Materials Inc. (f/k/a Solstice Advanced Materials, LLC), a Delaware corporation (“SpinCo”). Each of RemainCo and SpinCo is sometimes referred to herein as a “Party” and collectively, as the “Parties.”
W I T N E S S E T H:
WHEREAS, RemainCo, acting through its direct and indirect Subsidiaries, currently conducts (a) the SpinCo Business and (b) the RemainCo Business;
WHEREAS, the Board of Directors of RemainCo (the “Board”) has determined that it is appropriate, desirable and in the best interests of RemainCo and its stockholders to separate RemainCo into two separate, publicly traded companies, one for each of (a) the SpinCo Business, which shall be owned and conducted, directly or indirectly, by SpinCo, and (b) the RemainCo Business, which shall be owned and conducted, directly or indirectly, by RemainCo;
WHEREAS, in order to effect such separation, the Board has determined that it is appropriate, desirable and in the best interests of RemainCo and its stockholders (a) to undertake a series of transactions with respect to the allocation and transfer or assignment of Assets and Liabilities, including by means of the Conveyancing and Assumption Instruments, resulting in (i) RemainCo and/or one or more members of the RemainCo Group, collectively, owning all of the RemainCo Assets, assuming (or retaining or indemnifying the SpinCo Indemnitees against) all of the RemainCo Liabilities and, except as provided in any Ancillary Agreement, operating the RemainCo Business and (ii) SpinCo and/or one or more members of the SpinCo Group, collectively, owning all of the SpinCo Assets, assuming (or retaining or indemnifying the RemainCo Indemnitees against) all of the SpinCo Liabilities and, except as provided in any Ancillary Agreement, operating the SpinCo Business, in each case (clauses (a)(i) and (a)(ii)) (such transactions described in this clause (a), the “Internal Reorganization”), and (b) thereafter, for RemainCo to distribute on the Distribution Date to the holders of RemainCo Common Stock as of the close of business on the Distribution Record Date, on a pro rata basis and on the basis of one share of SpinCo Common Stock for every four outstanding shares of RemainCo Common Stock, all of the then issued and outstanding shares of SpinCo Common Stock (such transactions described in this clause (b), the “Distribution”);
WHEREAS, in connection with the Internal Reorganization, the Board has determined that it is appropriate, desirable and in the best interests of RemainCo and its stockholders for SpinCo to make the SpinCo Cash Distribution;
WHEREAS, SpinCo has been formed for this purpose and has not engaged in activities except those in connection with the transactions contemplated by the Internal Reorganization, the consummation of the transactions contemplated by this Agreement and those activities necessary in connection with its standup as an independent company (including activities with respect to the SpinCo Financing Arrangements and the distribution of the SpinCo Common Stock);

WHEREAS, for U.S. federal income Tax purposes, it is intended that the SpinCo Spin Contribution and the Distribution, taken together, qualify for non-recognition of gain and loss pursuant to Section 355, Section 361 and Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”); and
WHEREAS, each of RemainCo and SpinCo has determined that it is necessary and desirable to agree to the principal corporate transactions required to effect the Internal Reorganization (to the extent not already effected prior to the date hereof), the SpinCo Cash Distribution and the Distribution and to agree to other agreements that will govern certain other matters following the Effective Time.
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION
Section 1.1    General. As used in this Agreement, the following terms shall have the following meanings:
(1)    “Accelerator License Agreement” shall mean the Accelerator License Agreement, dated as of October 30, 2025, by and between RemainCo and SpinCo.
(2)    “Acceptable Alternative Arrangement” shall have the meaning set forth in Section 2.2(d)(i).
(3)    “Action” shall mean any demand, action, claim, cause of action, suit, countersuit, arbitration, inquiry, case, litigation, subpoena, proceeding or investigation (whether civil, criminal or administrative) by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal or authority.
(4)    “Adversarial Action” means (i) an Action by a member of the RemainCo Group, on the one hand, against a member of the SpinCo Group, on the other hand, or (ii) an Action by a member of the SpinCo Group, on the one hand, against a member of the RemainCo Group, on the other hand.
(5)    “Affiliate” shall mean, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that no Party or member of either Group shall be deemed to be an Affiliate of the other Party or member of such other Party’s Group solely by reason of having one or more directors in common or by reason of having been under common control of RemainCo or RemainCo’s stockholders prior to, or in case of SpinCo’s stockholders, after the Effective Time.

(6)    “Agent” shall mean EQ Shareowner Services.
(7)    “Agreement” shall have the meaning set forth in the preamble hereto.
(8)    “Ancillary Agreements” shall mean all of the written Contracts, instruments, assignments or other arrangements (other than this Agreement) entered into in connection with the transactions contemplated hereby, including the Tax Matters Agreement, the Transition Services Agreement, the Employee Matters Agreement, the IP Cross-License Agreement, the Trademark License Agreement, the Accelerator License Agreement, the Intergroup Leases and the agreements or other continuing arrangements set forth on Schedule 1.1(8) and any other agreements to be entered into by and between any member of the SpinCo Group and any member of the RemainCo Group, at, prior to or after the Distribution in connection with the Distribution, but shall exclude the Conveyancing and Assumption Instruments.
(9)    “Applicable RemainCo CSI Draw Date” shall have the meaning set forth in Section 2.10(d)(ii).
(10)    “Applicable SpinCo CSI Draw Date” shall have the meaning set forth in Section 2.10(d)(i).
(11)    “Appropriate Remediation Standard” shall have the meaning set forth in Section 6.11(d)(vi).
(12)    “Arbitral Tribunal” shall have the meaning set forth in Section 8.1(c)(i).
(13)    “Assets” shall mean all right, title and ownership interests in and to all properties, claims, Contracts, businesses or assets (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following (regardless of any potential overlap):
(i)    all Information;
(ii)    all tangible personal property and interests therein (including machinery, equipment, tools and vehicles);
(iii)    all raw materials, works-in-process, supplies, ingredients, inputs, parts, packaging, finished goods and products and other inventories;
(iv)    all rights, title and interest in and to real property of whatever nature, including all land and land improvements, structures, buildings and building improvements, tidelands or other marine leases, other improvements, fixtures, rights of ingress and egress, rights under any covenants, conditions and/or restrictions, all contract rights, if any, relating to the operation of the land or any improvements thereon, all riparian rights, surface and underground water rights, and any and all other water rights pertaining to the land, and any and all licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Entity related to the land and all easements and rights of way pertaining thereto or accruing to the benefit thereof and appurtenances located thereon or associated therewith;
(v)    all interests in any capital stock of, or other equity interests in, any Person;
(vi)    all Contracts and any rights or claims (whether accrued or contingent) arising under any Contracts;
(vii)    all Credit Support Instruments;
(viii)    all written (including in electronic form) technical information, data, specifications, research and development information, engineering drawings and specifications, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;
(ix)    all Intellectual Property;
(x)    all IT Assets and IT Contracts;
(xi)    all Personal Data;
(xii)    all Cash and Cash Equivalents, notes, interest receivables and other financial assets and derivative instruments;
(xiii)    all accounts and notes receivable;
(xiv)    all credits, prepaid expenses, rebates, deferred charges, advance payments, security deposits and prepaid items;
(xv)    all accruals, counterclaims, insurance claims, rights to coverage under applicable insurance policies, warranties, contractual indemnities, control rights and other rights similar to the foregoing; and
(xvi)    all Permits, Consents and Registrations.
Except as otherwise specifically set forth herein or in the Tax Matters Agreement or the Employee Matters Agreement, the rights and obligations of the Parties with respect to (a) Taxes shall be governed by the Tax Matters Agreement and (b) any assets of the nature described in the preceding sentence of this definition that are allocated pursuant to the Employee Matters Agreement shall be governed by the Employee Matters Agreement, and, therefore, Taxes (including any Tax Attributes) and such assets shall not be treated as Assets governed by this Agreement.
(14)    “Assume” shall have the meaning set forth in Section 2.2(c) and the term “Assumption” shall have its correlative meaning.
(15)    “Audited Party” shall have the meaning set forth in Section 5.1(c).

(16)    “Board” shall have the meaning set forth in the recitals hereto.
(17)    “Business” shall mean (a) with respect to SpinCo and/or one or more members of the SpinCo Group, the SpinCo Business, or (b) with respect to RemainCo and/or one or more members of the RemainCo Group, the RemainCo Business.
(18)    “Business Day” shall mean any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in New York, New York.
(19)    “Cash and Cash Equivalents” shall mean (a) cash and (b) checks, certificates of deposit having a maturity of less than one year, money orders, bills of exchange, marketable securities, money market funds, commercial paper, short-term instruments, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Entity, minus the amount of any outbound checks, plus the amount of any deposits in transit.
(20)    “Code” shall have the meaning set forth in the recitals hereto.
(21)    “Collective Benefit Services” shall have the meaning set forth in Section 7.7(a).
(22)    “Commission” shall mean the United States Securities and Exchange Commission.
(23)    “Confidential Information” shall mean all non-public, confidential or proprietary Information concerning a Party and/or its Subsidiaries or with respect to SpinCo, the SpinCo Business, any SpinCo Asset or any SpinCo Liabilities, or with respect to RemainCo, the RemainCo Business, any RemainCo Assets or any RemainCo Liabilities, which, prior to or following the Effective Time, has been disclosed by a Party or its Subsidiaries to the other Party or its Subsidiaries, or otherwise has come into the possession of, the other, including pursuant to the access provisions of Article VII or any other provision of this Agreement, including any data or documentation resident, existing or otherwise provided in a database or in a storage medium, permanent or temporary, intended for confidential, proprietary and/or privileged use by a Party (except to the extent that such Information can be shown to have been (a) in the public domain or known to the public through no fault of the receiving Party or its Subsidiaries, (b) lawfully acquired by the receiving Party or its Subsidiaries from other sources not known to be subject to confidentiality obligations with respect to such Confidential Information or (c) independently developed by the receiving Party or its Affiliates after the Distribution without reference to or use of any Confidential Information). As used herein, by example and without limitation, Confidential Information shall mean any Information of a Party marked as confidential, proprietary and/or privileged.
(24)    “Consents” shall mean any consents, waivers, notices, reports or other filings obtained, made or to be obtained from or made, including with respect to any Contract, or any registrations, licenses, permits, approvals, authorizations obtained or to be obtained from, or approvals from, or notification requirements to, any Person including a Governmental Entity.
(25)    “Contract” shall mean any agreement, contract, subcontract, obligation, note, indenture, instrument, option, lease, sublease, promise, arrangement, release, warranty, license,

sublicense, insurance policy, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).
(26)    “Controller” shall mean, in addition to any definition for any corollary term provided by Data Protection Laws, the Person who or that determines the purposes and means of the Processing of Personal Data.
(27)    “Conveyancing and Assumption Instruments” shall mean, collectively, the various Contracts and other documents entered into prior to the Effective Time and to be entered into to effect the Transfer of Assets and the Assumption of Liabilities in the manner contemplated by this Agreement and the Internal Reorganization, or otherwise relating to, arising out of or resulting from the Transfer of Assets and/or Assumption of Liabilities between members of each Group, in such form or forms as the applicable parties thereto agree, which shall be on an “as is”, “where is” and “with all faults” basis, and in the case of Conveyancing and Assumption Instruments relating to real property, subject to the further provisions of Section 2.7.
(28)    “Copyrights” shall mean copyrightable works, copyrights (including in product label or packaging artwork or templates), moral rights, mask work rights, database rights and design rights, in each case, whether or not registered, and registrations and applications for registration thereof.
(29)    “Corrective Action Performing Party” shall have the meaning set forth in Section 6.11(e).
(30)    “Credit Support Instruments” shall mean any letters of credit, performance bonds, surety bonds, banker’s acceptances or other similar arrangements.
(31)    “Damages” shall mean any loss, damage, injury, claim, demand, payments (including those arising out of any settlement or judgment relating to any proceeding), award, fine, penalty, Tax, fee (including reasonable out of pocket attorneys’ or advisors’ fees and disbursements incurred in the defense thereof), charge, cost (including reasonable costs of investigation) or expense of any nature, excluding, except as set forth in Section 8.1(c)(v), any incidental, indirect, special, exemplary, punitive or consequential damages (including lost revenues or profits), but including amounts paid or payable to third parties in respect of any third-party claim for which indemnification hereunder is otherwise required (including components of such third-party claim relating to incidental, indirect, special, exemplary, punitive or consequential damages (including lost revenues or profits)).
(32)    “Data Protection Laws” shall mean the following to the extent applicable from time to time: (a) the California Consumer Privacy Act, as amended by the California Privacy Rights Act, (b) the General Data Protection Regulation (2016/679) (“GDPR”) and the GDPR as transposed into the national laws of the United Kingdom (“UK GDPR”), (c) any national law supplementing the GDPR and UK GDPR and (d) any other data protection or privacy Laws or binding codes of practice issued by or with the approval of a relevant data protection authority applicable to the Processing of Personal Data (as amended and/or replaced from time to time).

(33)    “Data Subject” shall mean, in addition to any definition for any corollary term provided by Data Protection Laws, any identified or identifiable natural person to whom the Personal Data Processed pursuant to this Agreement or any Ancillary Agreement relates.
(34)    “Decision on Interim Relief” shall have the meaning set forth in Section 8.1(c)(ix).
(35)    “Deemed SpinCo Spin Contribution” shall mean the Transfer of Assets to and Assumption of Liabilities by SpinCo that will be deemed to occur for U.S. federal income Tax purposes as a result of the conversion of SpinCo from a limited liability company organized under the laws of the State of Delaware to a corporation organized under the laws of the State of Delaware.
(36)    “Designated Ancillary Agreements” shall mean the Employee Matters Agreement and the Tax Matters Agreement.
(37)    “Determination” shall have the meaning set forth in the Tax Matters Agreement.
(38)    “Discontinued and/or Divested Operations and Businesses” shall mean any (a)(v) company, (w) business, (x) business unit, (y) product line or (z) business operation operated or conducted, and (b) any site or plant (and in each case (clauses (a)(v) through (z) and (b)) any portion thereof) that was owned, leased, occupied or otherwise used by (or on behalf of) any member of any Group (or any predecessor thereto) or any former Subsidiary thereof (or for which any member of any Group has become liable other than to the extent related to the conduct of the SpinCo Business and RemainCo Business) at any time prior to the Distribution Date and that was not owned, operated or conducted or, with respect to plants and sites, used by (or on behalf of) a member of a Group in the active conduct of the SpinCo Business or RemainCo Business as of the Distribution Date, in each case, whether as a result of sale, transfer, conveyance or other disposition or abandonment, closure, discontinuation or other cessation (other than any temporary cessation or closure of a site (or any portion thereof) that has been resolved by the placement of such site or portion thereof back into active use by the Group to which such Asset has been allocated pursuant to this Agreement (but in the case of Assets subject to an Intergroup Lease, by the lessee Party) prior to the Distribution (as evidenced in writing prior to the Distribution) of any (I)(v) company, (w) business, (x) business unit, (y) product line or (z) business operation operated or conducted and (II) any site or plant (and in each case (clauses (I)(v) through (z) and (II)) any portion thereof) (clause (b), a “Legacy Site”)).
(39)    “Dispute” shall have the meaning set forth in Section 8.1(a).
(40)    “Distribution” shall have the meaning set forth in the recitals hereto.
(41)    “Distribution Date” shall mean October 30, 2025.
(42)    “Distribution Disclosure Documents” shall mean any registration statement (including any registration statement on Form 10 and all exhibits thereto (including the SpinCo Information Statement) or on Form S-8 related to securities to be offered under any employee benefit plan) and any current reports on Form 8-K filed or furnished with the Commission by

SpinCo in connection with the Distribution or by RemainCo solely to the extent such documents relate to the Distribution, but excluding the Financing Disclosure Documents.
(43)    “Distribution Record Date” shall mean October 17, 2025.
(44)    “Effective Time” shall mean 12:01 a.m., New York City Time, on the Distribution Date.
(45)    “Emergency Arbitrator” shall mean an emergency arbitrator appointed by the ICDR in accordance with the Rules, as specified in Section 8.1.
(46)    “Employee Matters Agreement” shall mean the Employee Matters Agreement, dated as of October 30, 2025, by and between RemainCo and SpinCo.
(47)    “Employee Records” shall have the meaning set forth in the Employee Matters Agreement.
(48)    “Employee Related Liabilities” shall have the meaning set forth in the definition of “Liabilities”.
(49)    “Engineering Models and Databases” shall mean (a) physical property databases, (b) empirical or mathematical dynamic or steady state models of processes, equipment and/or reactions and databases containing data resulting from such models, (c) computations of equipment or unit operation operating conditions including predictive or operational behavior and (d) databases with historical operational data.
(50)    “Environmental Laws” shall mean all Laws relating to pollution or protection of the environment or, as such relates to exposure to Hazardous Substances, to human health or safety, including Laws relating to the exposure to, or Release, threatened Release or the presence of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Substances and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all Laws relating to endangered or threatened species of fish, wildlife and plants and damage to and the protection of natural resources.
(51)    “Environmental Liabilities” shall mean any Liabilities, arising out of or resulting from any Environmental Law, Contract or agreement relating to the environment, Hazardous Substances or human exposure to Hazardous Substances, including (a) judgments, settlements, complaints, Damages, costs or expenses, including fees and expenses of counsel, whether or not arising out of, relating to or in connection with any Actions, (b) costs of defense and other responses to any administrative or judicial action (including notices, claims, complaints, suits and other assertions of liability), (c) responsibility for any investigation, remediation, monitoring or cleanup costs, response costs, removal costs, injunctive relief, natural resource damages, and any other environmental compliance or remedial measures, and (d) costs and expenses relating to correcting violations of or non-compliance with applicable Environmental Laws.
(52)    “Environmental Permit” shall mean any Permit issued under any Environmental Laws.

(53)    “Financing Disclosure Documents” shall mean any prospectus, offering memorandum, offering circular (including franchise offering circular or any similar disclosure statement) or similar disclosure document, whether or not filed with the Commission or any other Governmental Entity, which offers for sale or registers the Transfer or distribution of securities or indebtedness of the SpinCo Group.
(54)    “Force Majeure Event” shall mean, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not have been foreseen by such Party (or such Person), or, if it could have been foreseen, was unavoidable, and includes acts of God, storms, floods, riots, pandemics, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources or distribution facilities.
(55)    “GDPR” shall have the meaning set forth in the definition of “Data Protection Laws”.
(56)    “General Dispute Notice” shall have the meaning set forth in Section 8.1(b)(i).
(57)    “General Negotiation Period” shall have the meaning set forth in Section 8.1(b)(i).
(58)    “Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign, multinational or supranational exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government and any executive official thereof.
(59)    “Group” shall mean (a) with respect to SpinCo, the SpinCo Group, and (b) with respect to RemainCo, the RemainCo Group.
(60)    “Guaranty Release” shall have the meaning set forth in Section 2.10(b).
(61)    “Hazardous Substances” shall mean (a) any substances defined, listed, classified or regulated as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “pollutants,” “solid wastes,” “contaminants,” “radioactive materials,” “petroleum,” “oils” or designations of similar import under any Environmental Law, or (b) any other chemical, material or substance for which standards of conduct are, or liability can be, imposed under any Environmental Law, including per- or polyfluoroalkyl substances.
(62)    “ICDR” shall have the meaning set forth in Section 8.1(c).
(63)    “Indebtedness” shall mean, with respect to any Person, (a) the principal value, prepayment and redemption premiums and penalties and other breakage costs (if any), unpaid fees and other monetary obligations (including interest) in respect of any indebtedness for borrowed money, whether short term (including overdrawn bank accounts) or long term, and all obligations evidenced by bonds, debentures, notes, other debt securities or similar instruments,

(b) any indebtedness arising under any capital leases (excluding any real estate leases), whether short term or long term, (c) all liabilities secured by any Security Interest on any assets of such Person, (d) all liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, currency swap agreement, cross-currency rate swap agreement, currency future or option contract, exchange rate protection agreement or other similar agreement designed to protect such Person against fluctuations in interest rates or currency exchange rates, (e) all interest bearing indebtedness for the deferred purchase price of property or services, (f) all liabilities under any Credit Support Instruments, (g) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (a) through (f), and (h) without duplication, all guarantees of indebtedness referred to in the foregoing clauses (a) through (g).
(64)    “Indemnifiable Loss” and “Indemnifiable Losses” shall mean any and all Damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder).
(65)    “Indemnifying Party” shall have the meaning set forth in Section 6.4(a).
(66)    “Indemnitee” shall have the meaning set forth in Section 6.4(a).
(67)    “Indemnity Payment” shall have the meaning set forth in Section 6.8(a).
(68)    “Information” shall mean information, content, and data in written, oral, electronic, computerized, digital or other tangible or intangible media, including (a) books and records, whether accounting, legal or otherwise; ledgers, studies, reports, surveys, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples and flow charts; marketing plans, customer names and information (including prospects); technical information, including such information relating to the design, operation, maintenance, testing, test results, development, and manufacture of any Party’s or its Group’s products or facilities (including product or facility specifications and documentation; engineering, design, and manufacturing drawings, diagrams, layouts, maps and illustrations; formulations and material specifications; laboratory studies and benchmark tests; quality assurance policies procedures and specifications; maintenance and inspection procedures and records; evaluation and/validation studies; process control and/or shop-floor control strategy, logic or algorithms; assembly code, Software, firmware, programming data, databases, and all information referred to in the same); product costs, margins and pricing; product marketing studies and strategies; product stewardship and safety; all other Know-How related to research, engineering, development and manufacturing; communications, correspondence, materials, product literature, artwork, files and documents; (b) information contained in Patents and Know-How; and (c) financial and business information, including earnings reports and forecasts, macro-economic reports and forecasts, all cost information (including supplier records and lists), sales and pricing data, business plans, market evaluations, surveys, credit-related information, and other such information as may be needed for reasonable compliance with reporting, disclosure, filing or other requirements, including under applicable securities laws or regulations of securities exchanges.
(69)    “Insurance Policies” shall mean all insurance policies of any member of a Group, including any self-insurance policies, fronted insurance policies and captive insurance policies.
(70)    “Insurance Proceeds” shall mean those monies (a) received by an insured from an insurer or (b) paid by an insurer on behalf of an insured, in either case net of any applicable premium adjustment, retrospectively-rated premium, deductible, retention or cost of reserve paid or held by or for the benefit of such insured.
(71)    “Insurer” shall mean the insuring entity issuing and/or subscribing to one or more Insurance Policies.
(72)    “Intellectual Property” shall mean any and all rights (created or arising in any jurisdiction anywhere in the world, whether statutory, common law, or otherwise) to the extent arising from or related to intellectual property, including (a) Patents, (b) Trademarks, (c) Copyrights, (d) rights in Know-How, (e) rights in Software and data, (f) all other intellectual property or proprietary rights, (g) all registrations and applications for registration of any of the foregoing clauses (a) through (f), and (h) all actions and rights to sue at law or in equity for any past, present or future infringement, misappropriation or other violation of any of the foregoing.
(73)    “Intentionally Delayed SpinCo Assets” shall have the meaning set forth in the definition of “SpinCo Assets”.
(74)    “Intergroup Accounts” shall have the meaning set forth in Section 2.3.
(75)    “Intergroup Leases” shall mean the Contracts set forth on Schedule 1.1(75).
(76)    “Interim Relief” shall have the meaning set forth in Section 8.1(c)(ix).
(77)    “Internal Control Audit and Management Assessments” shall have the meaning set forth in Section 5.1(b).
(78)    “Internal Reorganization” shall have the meaning set forth in the recitals hereto.
(79)    “IP Cross-License Agreement” shall mean the Intellectual Property Cross-License Agreement, dated as of October 30, 2025, by and between RemainCo and SpinCo.
(80)    “IT Assets” shall mean all copies of Software, computer systems, telecommunications equipment, databases, internet protocol addresses, and documentation, reference, resource and training materials to the extent relating thereto, other than, in each case, Intellectual Property contained therein.
(81)    “IT Contracts” shall mean all Contracts (including Contract rights) relating to any IT Assets (including software license agreements, source code escrow agreements, support and maintenance agreements, electronic database access contracts, domain name registration agreements, website hosting agreements, software or website development agreements, outsourcing agreements, service provider agreements, interconnection agreements, Permits, radio licenses and telecommunications agreements).
(82)    “Joint Actions” shall have the meaning set forth in Section 6.9(d).
(83)    “Key Employee” shall have the meaning set forth on Schedule 5.6(a).
(84)    “Know-How” shall mean all confidential or proprietary information, including trade secrets, know-how and technical data, including any that comprise financial, business, scientific, technical, economic or engineering information and instructions, including any confidential or proprietary raw materials, material lists, raw material specifications, manufacturing or production files or specifications, plans, drawings, blueprints, design tools, quality assurance and control procedures, simulation capability, research data, manuals, compilations, reports, including technical reports and research reports, analyses, formulas, formulations, designs, prototypes, methods, techniques, processes, rights in research, development, manufacturing, financial, marketing and business data, pricing and cost information, customer and supplier lists and information, procedures, inventions and invention disclosure documents, as well as Plant Operating Documents, and Engineering Models and Databases, in each case, other than Patents.
(85)    “Law” shall mean any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, constitution, law, ordinance, regulation, rule, code, income tax treaty, order, requirement or rule of law (including common law) or other binding directives promulgated, issued, entered into or taken by any Governmental Entity.
(86)    “Legacy SpinCo Environmental Liabilities” shall mean (A) any and all Environmental Liabilities relating to, arising out of or resulting from any ownership or operation of any SpinCo Legacy Site; (B) any and all Environmental Liabilities that are SpinCo Discontinued and/or Divested Operations and Business Liabilities and (C) any and all Off-Site Environmental Liabilities to the extent related to or arising out of wastes generated by the SpinCo Discontinued and/or Divested Operations and Businesses.
(87)    “Liabilities” shall mean any and all Indebtedness, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, reserved or unreserved, or determined or determinable, including those arising under any Law (including Environmental Law), Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any Contract or any fines, Damages or equitable relief which may be imposed and including all costs and expenses related thereto. Except as otherwise specifically set forth herein, the rights and obligations of the Parties with respect to Taxes and with respect to liabilities of the nature described in the preceding sentence of this definition that are allocated pursuant to the Employee Matters Agreement (“Employee Related Liabilities”) shall be governed by the Tax Matters Agreement and Employee Matters Agreement, respectively, and, therefore, Taxes and Employee Related Liabilities shall not be treated as Liabilities governed by this Agreement other than for purposes of indemnification related to the Distribution Disclosure Documents.

(88)    “Liable Party” shall have the meaning set forth in Section 2.9(b).
(89)    “Managing Party” shall have the meaning set forth in Section 6.9(d).
(90)    “Mixed Contract” shall mean any Contract to which any member of the RemainCo Group or SpinCo Group is party that is related to both the SpinCo Business, on the one hand, and the RemainCo Business, on the other hand (in each case, other than in a de minimis respect).
(91)    “Nasdaq” shall mean, as the case may be, The Nasdaq Global Market or Nasdaq Stock Market LLC.
(92)    “Negotiation Period” shall mean the General Negotiation Period.
(93)    “New York Court” shall have the meaning set forth in Section 8.1(c)(x).
(94)    “Non-Assumable Third Party Claims” shall have the meaning set forth in Section 6.4(b).
(95)    “Non-Managing Party” shall have the meaning set forth in Section 6.9(d).
(96)    “Non-Performing Impacted Party” shall have the meaning set forth in Section 6.11(d)(i).
(97)    “Non-Performing Site Controller” shall have the meaning set forth in Section 6.11(d)(ii).
(98)    “Non-Shared Contract” shall mean any Mixed Contract that is an IT Asset or IT Contract.
(99)    “Non-Transferred Permit” shall have the meaning set forth in Section 5.5(a).
(100)    “Notice Recipient” shall have the meaning set forth in Section 2.2(d)(vi).
(101)    “Notifying Party” shall have the meaning set forth in Section 2.2(d)(vi).
(102)    “Off-Site Environmental Liabilities” shall mean any and all Environmental Liabilities arising or associated with any third-party location that is not as of the time of the Distribution nor has ever been owned, leased or operated by RemainCo or any of its Subsidiaries to the extent arising out of occurrences prior to the time of the Distribution; provided, that for purposes of clarification, Off-Site Environmental Liabilities shall not include Liability arising or associated with any third-party locations or environmental media that have been impacted by Hazardous Substances Released from any property owned, leased or operated by RemainCo or any of its Subsidiaries at or prior to the time of the Distribution.
(103)    “Other Party” shall have the meaning set forth in Section 2.9(a).
(104)    “Other Party’s Auditors” shall have the meaning set forth in Section 5.1(b).

(105)    Intentionally omitted.
(106)    “Partial Assignment” shall have the meaning set forth in Section 2.2(d)(i).
(107)    “Party” or “Parties” shall have the meaning set forth in the preamble hereto.
(108)    “Patent” shall mean patents, patent applications (including patents issued thereon) and statutory invention registrations, patents of importation, patents of improvement, certificates of addition, design patents and utility models, including provisionals, reissues, divisionals, continuations, continuations-in-part, extensions, renewals and reexaminations thereof.
(109)    “Performing Party” shall have the meaning set forth in Section 6.11(c)(iii).
(110)    “Permit Transferee” shall mean SpinCo or RemainCo, or another member of their respective Group, that requires, as a result of the transactions contemplated by this Agreement, a Permit, including any Environmental Permit, to be transferred or issued to it with respect to the properties, businesses, and operations being conveyed or Transferred to it in accordance with this Agreement.
(111)    “Permit Transferor” shall mean each of SpinCo or RemainCo or another member of its respective Group, as applicable, that currently holds a Permit, including any Environmental Permit, that as a result of the transactions contemplated by this Agreement, must be transferred, or in respect of which a new Permit must be issued, to a member of the SpinCo Group or RemainCo Group, or a relevant subsidiary, in connection with the transfer of any properties, businesses, or operations of the SpinCo Group or RemainCo Group, respectively, in accordance with this Agreement.
(112)    “Permits” shall mean permits, approvals, authorizations, consents (including quotas), licenses, registrations, exemptions or certificates issued by any Governmental Entity (other than Registrations, which are addressed separately).
(113)    “Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, bank, land trust, trust company, company, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.
(114)    “Personal Data” shall mean (a) any information that can identify, relate to, describe, be associated with, or be reasonably capable of being associated with a particular individual, and (b) any information that constitutes “personal information,” “personal data,” “personally identifiable information” or other corollary term under Data Protection Laws.
(115)    “Personal Data Breach” shall mean the accidental or unlawful destruction, loss, alteration, unauthorized disclosure, exfiltration, or theft of, or access to, Personal Data, or other corollary terms under Data Protection Laws.
(116)    “Plant Operating Documents” shall mean (a) plot plans, (b) construction, technical, engineering, electrical, instrument drawings, as-built or as-modified drawings including piping and instrument diagrams, 3-D (three-dimensional) models, wiring diagrams, flowsheets, structural designs, map and physical layouts, (c) process flow diagrams, (d) process control schematics, process control and/or shop-floor control strategies, logic or algorithms, (e) standard operating procedures, maintenance and inspection procedures and records, safety audit reports, investigations, safety incident investigation reports, process hazard reviews, capital projects, upgrades, improvements, designs for such projects, upgrades and/or improvements and (f) standard operating instructions and operating data (including product quality and safety data and maintenance and inspection data).
(117)    “Pre-Distribution RemainCo Insurance Policies” shall have the meaning set forth in Section 9.1(a).
(118)    “Pre-Distribution RemainCo Liabilities” shall have the meaning set forth in Section 9.1(b).
(119)    “Pre-Distribution SpinCo Insurance Policies” shall have the meaning set forth in Section 9.1(b).
(120)    “Pre-Distribution SpinCo Liabilities” shall have the meaning set forth in Section 9.1(a).
(121)    “Privilege” shall have the meaning set forth in Section 7.7(a).
(122)    “Privileged Information” shall have the meaning set forth in Section 7.7(a).
(123)    “Processing” (and its cognates) shall mean, in addition to any definition for any corollary term provided by Data Protection Laws, any operation or set of operations which is performed on Personal Data or on sets of Personal Data, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.
(124)    “Public Reports” shall have the meaning set forth in Section 5.1(d).
(125)    “Real Property Restrictions” shall have the meaning set forth in Section 2.7(b).
(126)    “Records” shall mean any Contracts, documents, books, records or files.
(127)    “Registrations” shall mean all registrations, consents, approvals, licenses or other authorizations required by applicable Law and/or granted by or from any Governmental Entity which permit the manufacture for commercial sale, sale or distribution of a product.
(128)    “Regulations” shall have the meaning set forth in the Tax Matters Agreement.
(129)    “Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

(130)    “RemainCo” shall have the meaning set forth in the preamble hereto.
(131)    “RemainCo Accounts” shall have the meaning set forth in Section 2.11(a).
(132)    “RemainCo Assets” shall mean any and all right, title and interest in and to any and all Assets of (x) any member of the SpinCo Group at the time of the Distribution, and (y) any member of the RemainCo Group at the time of the Distribution, in each case, other than the SpinCo Assets, including, but not limited to, those Assets specified below in clauses (i) – (vii) (such specified Assets, the “Specified RemainCo Assets”) (provided, however, that RemainCo Assets shall not include Tax Attributes or Tax Records, which shall be governed by the Tax Matters Agreement, or Assets allocated pursuant to the Employee Matters Agreement, which shall be governed thereby):
(i)    (A) all interests in the capital stock of, or any other equity interests in the members of the RemainCo Group (other than RemainCo), (B) all interests in the capital stock of, or any other equity, partnership, membership, joint venture and similar interests in any Person (other than the members of the SpinCo Group and the SpinCo Joint Ventures and Minority Investments), in each case (clauses (A) and (B)), including any and all rights related thereto;
(ii)    the Assets set forth on Schedule 1.1(132)(ii);
(iii)    any and all rights and interests of the RemainCo Group under this Agreement;
(iv)    other than the SpinCo Contracts, the SpinCo Shared Contracts and any IT Contracts, any and all Contracts to which RemainCo or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of their respective Assets is bound, whether or not in writing, including those set forth on Schedule 1.1(132)(iv); provided, however, that any RemainCo Shared Contracts shall be subject to Section 2.2(d);
(v)    any and all Intellectual Property (excluding IT Assets and IT Contracts, which for clarity are governed by Section 1.1(132)(vi)) owned by RemainCo or SpinCo, or any of their respective Affiliates, that is (A) not a Specified SpinCo Asset, (B) a RemainCo House Mark or (C) set forth on Schedule 1.1(132)(v);
(vi)    any and all IT Assets and IT Contracts owned, licensed to or by, or held by RemainCo or SpinCo, or any of their respective Affiliates, that are (A) not Specified SpinCo Assets or (B) set forth on Schedule 1.1(132)(vi); and
(vii)    any and all Assets in respect of accruals, counterclaims, insurance claims, rights to coverage under applicable insurance policies, warranties, contractual indemnities, control rights and other rights similar to the foregoing, in each case, to the extent related to any RemainCo Liability.
In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the foregoing provisions and the provisions of the definition of SpinCo Assets, such inconsistency shall be resolved using the following order of precedence: any Specified

RemainCo Asset listed on Schedules 1.1(139), 1.1(132)(i)(B), 1.1(132)(ii), 1.1(132)(v), and 1.1(132)(vi) constitutes a RemainCo Asset. Notwithstanding anything to the contrary herein, this Agreement and the Ancillary Agreements do not purport to transfer ownership of any of the Parties’ insurance policies, and any assignment of rights to coverage under such insurance policies is governed by Article IX herein.
(133)    “RemainCo Business” shall mean all businesses, operations and activities (whether covered independently or in association with one or more third parties through a partnership, joint venture or other mutual enterprise) other than the SpinCo Business, in each case as conducted prior to the Distribution Date by any member of the SpinCo Group or RemainCo Group (or any of their respective predecessors), including Honeywell UOP and Honeywell Sustainable Technology Solutions.
(134)    “RemainCo Common Stock” shall mean the issued and outstanding shares of Common Stock, par value $1.00 per share, of RemainCo.
(135)    “RemainCo Controlled Existing Actions” shall have the meaning set forth in Section 6.9(c).
(136)    “RemainCo Counsel” shall have the meaning set forth in Section 7.9.
(137)    “RemainCo CSIs” shall have the meaning set forth in Section 2.10(d).
(138)    “RemainCo Environmental Liabilities” shall mean all Environmental Liabilities other than the SpinCo Environmental Liabilities.
(139)    “RemainCo Group” shall mean (a) RemainCo, (b) each Person (other than any member of the SpinCo Group) that is a direct or indirect Subsidiary of RemainCo immediately prior to the Distribution (but after giving effect to the Internal Reorganization) and (c) each Person that becomes a Subsidiary of RemainCo following the Distribution; provided that the RemainCo Group shall not include the Persons on Schedule 1.1(168).
(140)    “RemainCo House Marks” shall mean the Trademarks HONEYWELL and the Honeywell Logo, and any and all derivatives, abbreviations, translations, localizations and other variations of any of the foregoing and any confusingly similar Trademarks.
(141)    “RemainCo Indemnitees” shall mean each member of the RemainCo Group and each of their Affiliates from and after the Effective Time and each member of the RemainCo Group’s and their respective current, former and future Affiliates’ respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.
(142)    “RemainCo Liabilities” shall mean any and all Liabilities of (x) any member of the SpinCo Group at the time of the Distribution, and/or (y) any member of the RemainCo Group at the time of the Distribution, in each case, other than the SpinCo Liabilities, including, but not limited to, those Liabilities specified below in clauses (i) – (vi) (such specified Liabilities, the “Specified RemainCo Liabilities”), in each case, regardless of (1) when or where such Liabilities arose or arise, (2) where or against whom such Liabilities are asserted or determined, (3)

regardless of whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the SpinCo Group or RemainCo Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates and (4) which entity is named in any Action associated with any Liability (except for Liabilities related to Taxes and Employee Related Liabilities which are governed exclusively by the Tax Matters Agreement and the Employee Matters Agreement, respectively):
(i)    any and all Liabilities that are expressly assumed by or allocated to the RemainCo Group pursuant to this Agreement or any Ancillary Agreement, including any obligations and Liabilities of any member of the RemainCo Group under this Agreement or any Ancillary Agreement, including those pursuant to Section 10.5 hereof;
(ii)    any and all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from statements expressly relating to the RemainCo Business in (A) the Distribution Disclosure Documents, including the SpinCo Form 10, filed or furnished with the Commission in connection with the Distribution or (B) the Financing Disclosure Documents;
(iii)    any and all Liabilities related to, arising out of or resulting from (a) the Actions set forth on Schedule 1.1(142)(iii)(a) and (b) the Joint Actions set forth on Schedule 1.1(142)(iii)(b); but in the case of this clause (b), to the extent related to the RemainCo Business or the RemainCo Assets or (without giving effect to this clause (b)) the RemainCo Liabilities;
(iv)    any and all RemainCo Environmental Liabilities (subject to Section 6.11);
(v)    any and all Liabilities for Indebtedness of the type described in clauses (a), (d) and (g) (but in case of clause (g) solely with respect to clauses (a) and (d)) of the definition of Indebtedness of RemainCo or any of its Subsidiaries that was incurred by any member of the RemainCo Group (and any such Indebtedness guaranteed by any of RemainCo’s Subsidiaries that is a member of the RemainCo Group); and
(vi)    any and all Liabilities relating to, arising out of or resulting from any indemnification obligations to any current or former director or officer of the RemainCo Group (other than any Liability of any current or former director or officer of the RemainCo Group under the securities laws with respect to the Distribution Disclosure Documents or the Financing Disclosure Documents).
In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the foregoing provisions and the provisions of the definition of SpinCo Liabilities, such inconsistency shall be resolved using the following order of precedence: any Liability listed on Schedule 1.1(142)(iii) shall give rise to a rebuttable presumption in favor of SpinCo that such Liability relates to the RemainCo Business and/or RemainCo Assets. In addition, the allocation set forth in clause (iv) of this definition of “RemainCo Liabilities” is not intended to affect or impact the share of any such Environmental Liability attributable to third parties.

(143)    “RemainCo Shared Contracts” shall mean any and all Shared Contracts that are not SpinCo Shared Contracts.
(144)    “Response Action” shall have the meaning set forth in Section 6.11(c)(i).
(145)    “Restricted Real Property” shall have the meaning set forth in Section 2.7(b).
(146)    “Rules” shall have the meaning set forth in Section 8.1(c).
(147)    “Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-entry, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever, excluding restrictions on transfer under securities Laws and licenses of Intellectual Property.
(148)    “Shared Contract” shall mean any Mixed Contract that is not a Non-Shared Contract.
(149)    “Shared Permit” shall have the meaning set forth in Section 5.5(a).
(150)    “Software” shall mean all computer programs (whether in source code, object code, or other form), software implementations of algorithms, and related documentation, including flowcharts and other logic and design diagrams, technical, functional and other specifications, and user and training materials to the extent related to any of the foregoing.
(151)    “Specified RemainCo Assets” shall have the meaning set forth in the definition of “RemainCo Assets”.
(152)    “Specified RemainCo Liabilities” shall have the meaning set forth in the definition of “RemainCo Liabilities”.
(153)    “Specified SpinCo Assets” shall have the meaning set forth in the definition of “SpinCo Assets”.
(154)    “SpinCo” shall have the meaning set forth in the preamble hereto.
(155)    “SpinCo Accounts” shall have the meaning set forth in Section 2.11(a).
(156)    “SpinCo Assets” shall mean any and all right, title and interest in and to the following Assets of (x) any member of the SpinCo Group at the time of the Distribution and (y) any member of the RemainCo Group at the time of the Distribution (provided, however, that SpinCo Assets shall not include Tax Attributes or Tax Records, which shall be governed by the Tax Matters Agreement, or Assets allocated pursuant to the Employee Matters Agreement, which shall be governed thereby):
(i)    (A) all interests in the capital stock of, or any other equity interests in each member of the SpinCo Group (other than SpinCo), including those set forth on Schedule 1.1(156)(i)(A) and (B) the interests in the capital stock of, or any other equity, partnership, membership, joint venture and similar interests in the Persons as set forth on Schedule 1.1(156)(i)(B) under the caption “Joint Ventures and Minority Interests” (the “SpinCo Joint Ventures and Minority Investments”), in each case (clauses (A) and (B)), including any and all rights related thereto;
(ii)    the Assets set forth on Schedule 1.1(156)(ii);
(iii)    any and all rights and interests of the SpinCo Group under this Agreement;
(iv)    (A) all rights, title and interest in and to the owned real property set forth on Schedule 1.1(156)(iv)(A), including, in each case, all land and land improvements, structures, buildings and building improvements, tidelands or other marine leases, other improvements, fixtures, rights of ingress and egress, rights under any covenants, conditions and/or restrictions, all contract rights, if any, relating to the operation of the land or any improvements thereon, all riparian rights, surface and underground water rights, and any and all other water rights pertaining to the land, and any and all licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Entity related to the land and all easements and rights of way pertaining thereto or accruing to the benefit thereof and appurtenances located thereon or associated therewith (except to the extent otherwise set forth on Schedule 1.1(156)(iv)(A) under the caption “Other Parties in Possession”) (the “SpinCo Owned Real Property”) and (B) all rights, title and interest in, and to and under the leases or subleases of the real property set forth on Schedule 1.1(156)(iv)(B), including, in each case, to the extent provided for in such leases, any land and land improvements, structures, buildings and building improvements, tidelands or other marine leases, other improvements, fixtures, rights of ingress and egress, rights under any covenants, conditions and/or restrictions, all contract rights, if any, relating to the operation of the land or any improvements thereon, all riparian rights, surface and underground water rights, and any and all other water rights pertaining to the land, and any and all licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Entity related to the land and all easements and rights of way pertaining thereto or accruing to the benefit thereof and appurtenances (except to the extent otherwise set forth on Schedule 1.1(156)(iv)(B) under the caption “Other Parties in Possession”) (the “SpinCo Leased Real Property” and together with the SpinCo Owned Real Property, the “SpinCo Real Property”);
(v)    any and all SpinCo Shared Contracts; provided, however, that any such SpinCo Shared Contracts shall be subject to Section 2.2(d);
(vi)    any and all Intellectual Property (excluding IT Assets and IT Contracts, which for clarity are governed by Section 1.1(156)(viii)) owned by RemainCo or SpinCo, or any of their respective Affiliates, that is (A) a Patent set forth on Schedule 1.1(156)(vi), (B) Intellectual Property (other than Patents) that is exclusively related to, used or held for use in the conduct of the SpinCo Business (excluding the Intellectual Property set forth on Schedule 1.1(132)(v) and the RemainCo House Marks), or (C) set forth on Schedule 1.1(156)(vi);

(vii)    any and all Assets in respect of accruals, counterclaims, insurance claims, rights to coverage under applicable insurance policies, warranties, contractual indemnities, control rights and other rights similar to the foregoing, in each case, to the extent related to any SpinCo Liability;
(viii)    any and all IT Assets and IT Contracts owned, licensed to or by, or held by RemainCo or SpinCo, or any of their respective Affiliates, that are exclusively related to, used or held for use in the conduct of the SpinCo Business (excluding IT Assets and IT Contracts set forth on Schedule 1.1(132)(v));
(ix)    other than any IT Contracts, any and all SpinCo Contracts;
(x)    other than Intellectual Property, IT Assets and IT Contracts, any and all (A) Information to the extent related to the SpinCo Business or any SpinCo Asset or SpinCo Liability, (B) books and records held at the SpinCo Real Property (unless at a portion of such site leased to a member of the RemainCo Group pursuant to an Intergroup Lease) and (C) corporate or similar legal entity books and records of any Person described in clause (i) of this definition of “SpinCo Assets” (subject to any agreements with third parties as to the ownership of corporate or similar legal entity books and records for any SpinCo Joint Ventures and Minority Investments);
(xi)    the Assets set forth on Schedule 1.1(156)(xi) (the “Intentionally Delayed SpinCo Assets”);
(xii)    (I) all Cash and Cash Equivalents, notes, interest receivables and other financial assets owned by any member of the SpinCo Group, and (II) all derivative instruments owned by any member of the SpinCo Group;
(xiii)    (I) all accounts and notes receivable to the extent related to the SpinCo Business (provided, however, that any such accounts receivable represented by an invoice of less than $1,000,000 shall not constitute SpinCo Assets pursuant to this clause (xiii) if the aggregate amount of accounts receivable related to any Business in more than a de minimis respect represented by such invoice is primarily related to the RemainCo Business), and (II) all accounts receivable (other than those not related to any Business in more than a de minimis respect) represented by an invoice of less than $1,000,000 if the aggregate amount of accounts receivable related to any Business in more than a de minimis respect represented by such invoice is primarily related to the SpinCo Business;
(xiv)    all credits, prepaid expenses, rebates, deferred charges, advance payments, security deposits and prepaid items, in each case to the extent they are used or held for use in, or arise out of, the operation or conduct of the SpinCo Business (including such portion of any credits, prepaid expenses, rebates, deferred charges, advance payments, security deposits and prepaid items of the RemainCo Group to the extent they are used or held for use in, or arise out of, the operation or conduct of the SpinCo Business);
(xv)    any and all Permits, Consents and Registrations, in each case, that are exclusively related to, used in or held for use in the conduct of the SpinCo Business, including those set forth on Schedule 1.1(156)(xv);

(xvi)    if and to the extent not addressed by the Assets described in clauses (i) through (xv) of this definition (such specified Assets, the “Specified SpinCo Assets”), and subject to the express terms thereof, any and all Assets primarily related to, used in or held for use in the conduct of the SpinCo Business, including in the following categories, but, in each case, excluding Intellectual Property, IT Assets, IT Contracts and the Specified RemainCo Assets:
(a)    except for IT Assets and IT Contracts, all tangible personal property and interests therein (including machinery, equipment, tools and vehicles), in each case, that are primarily related to, used in or held for use in the conduct of the SpinCo Business; and
(b)    all raw materials, works-in-process, supplies, ingredients, inputs, parts, packaging, finished goods and products and other inventories (including any goods, products or other inventories held at any location controlled by a member of either Group or held by a customer on consignment for a member of either Group, any goods, products or other inventories purchased by a member of either Group that are in transit and any goods, products or other inventories sold to or loaned to a customer or third party that are in transit to be returned to a member of either Group), in each case, that are primarily related to, used in or held for use in the conduct of the SpinCo Business.
In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the foregoing provisions and the provisions of the definition of RemainCo Assets, such inconsistency shall be resolved using the following order of precedence: (i) any Specified SpinCo Asset listed on Schedules 1.1(168), 1.1(156)(i)(B), 1.1(156)(ii), 1.1(156)(iv)(A) and (B) (except to the extent otherwise set forth on Schedules 1.1(156)(iv)(A) and (B) under the heading “Other Parties in Possession”), 1.1(156)(vi), 1.1(156)(xi), and 1.1(156)(xv) constitutes a SpinCo Asset and (ii) any Shared Contract listed on Schedule 1.1(176) constitutes a SpinCo Asset (subject to Section 2.2(d)). Notwithstanding anything to the contrary herein, this Agreement and the Ancillary Agreements do not purport to transfer ownership of any of the Parties’ insurance policies, and any assignment of rights to coverage under such insurance policies is governed by Article IX herein.
(157)    “SpinCo Business” shall mean the Refrigerants & Applied Solutions segment (which includes the manufacture of refrigerant materials, hydrofluoroolefins (HFOs), HFO blends and hydrofluorocarbons (HFCs), including low global warming potential (LGWP) refrigerants and heating solutions, blowing agents, aerosol propellants, cleaning solvents and LGWP products, including those distributed and sold through the Solstice® and Genetron® brands, and the manufacture of healthcare materials, including barrier protection materials, including those distributed and sold through the Aclar® brand) and the Electronic & Specialty Materials segment (which includes the manufacture of electronic materials and industrial-grade fibers, including sputtering targets and lightweight high-strength fibers, including those distributed and sold through the Spectra® brand), in each case as conducted prior to the Distribution Date by any member of the SpinCo Group or RemainCo Group (or any of their respective predecessors).

(158)    “SpinCo Cash Distribution” shall mean the cash distribution of $1,500,000,000 to be made, or caused to be made, by SpinCo to RemainCo.
(159)    “SpinCo Common Stock” shall mean the issued and outstanding shares of Common Stock, par value $0.01 per share, of SpinCo.
(160)    “SpinCo Contracts” shall mean Contracts to which RemainCo or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of their respective Assets is bound, whether or not in writing, which fall within any of the following categories: any and all Contracts that relate exclusively to the SpinCo Business, the SpinCo Assets and/or the SpinCo Liabilities and are not related (other than in a de minimis respect) to the RemainCo Business, any RemainCo Asset or any RemainCo Liability.
(161)    “SpinCo Controlled Existing Actions” shall have the meaning set forth in Section 6.9(b).
(162)    “SpinCo CSIs” shall have the meaning set forth in Section 2.10(d).
(163)    “SpinCo Discontinued and/or Divested Operations and Business Liabilities” shall mean any and all Liabilities to the extent arising out of or related to (including any indemnification Liabilities arising under Contracts related to, except for any indemnification Liabilities arising out of, resulting from and/or related to the SpinCo Business, SpinCo Assets, SpinCo Liabilities, RemainCo Business, RemainCo Assets or RemainCo Liabilities) any SpinCo Discontinued and/or Divested Operations and Businesses of any member (at any point in time) of RemainCo (or any of their respective predecessors).
(164)    “SpinCo Discontinued and/or Divested Operations and Businesses” shall mean (a) the companies, businesses, business units, product lines or business operations set forth on Schedule 1.1(164)(a) and (b) any Discontinued and/or Divested Operations and Businesses that, at the time of sale, transfer, conveyance or other disposition or abandonment, closure, discontinuation or other cessation thereof, were primarily managed by or primarily associated with the SpinCo Business or any portion thereof as then conducted.
(165)    “SpinCo Environmental Liabilities” means (a) any and all Environmental Liabilities relating to, arising out of or resulting from any ownership or operation of any SpinCo Real Property; (b) any and all Environmental Liabilities relating to, arising out of, or resulting from the SpinCo Business; (c) any and all Legacy SpinCo Environmental Liabilities; and (d) any and all Off-Site Environmental Liabilities to the extent related to or arising out of wastes generated by the SpinCo Business or at the SpinCo Real Property.
(166)    “SpinCo Financing Arrangements” shall mean the financing arrangements described on Schedule 1.1(166).
(167)    “SpinCo Form 10” shall mean the registration statement on Form 10 (including the SpinCo Information Statement) filed by SpinCo with the Commission in connection with the Distribution, including any amendment or supplement thereto.

(168)    “SpinCo Group” shall mean (a) SpinCo, (b) each Person (other than any member of the RemainCo Group) that is a direct or indirect Subsidiary of SpinCo immediately prior to the Distribution (but after giving effect to the Internal Reorganization) and (c) each Person that becomes a Subsidiary of SpinCo following the Distribution, including those Persons listed on Schedule 1.1(168) under the caption “Subsidiaries”.
(169)    “SpinCo Indemnitees” shall mean each member of the SpinCo Group and each of their Affiliates from and after the Effective Time and each member of the SpinCo Group’s and their respective current, former and future Affiliates’ respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.
(170)    “SpinCo Information Statement” shall mean the Information Statement attached as an exhibit to the SpinCo Form 10 sent to the holders of shares of RemainCo Common Stock in connection with the Distribution, including any amendment or supplement thereto.
(171)    “SpinCo Leased Real Property” shall have the meaning set forth in the definition of “SpinCo Assets”.
(172)    “SpinCo Legacy Site” shall mean any (a) site or plant (or portion thereof) set forth on Schedule 1.1(172)(a) and (b) other Legacy Site that, at the time of sale, transfer, conveyance or other disposition or abandonment, closure, discontinuation or other cessation thereof, was primarily managed by or primarily associated with the SpinCo Business or any portion thereof as then conducted.
(173)    “SpinCo Liabilities” shall mean any and all Liabilities of (x) any member of the SpinCo Group at the time of the Distribution and/or (y) any member of the RemainCo Group at the time of the Distribution, in the following categories, in each case, regardless of (1) when or where such Liabilities arose or arise, (2) where or against whom such Liabilities are asserted or determined, (3) regardless of whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the SpinCo Group or RemainCo Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates and (4) which entity is named in any Action associated with any Liability (except for Liabilities related to Taxes and Employee Related Liabilities which are governed exclusively by the Tax Matters Agreement and the Employee Matters Agreement, respectively):
(i)    any and all Liabilities that are expressly assumed by or allocated to the SpinCo Group pursuant to this Agreement or any Ancillary Agreement, including any obligations and Liabilities of any member of the SpinCo Group under this Agreement or any Ancillary Agreement, including those pursuant to Section 10.5 hereof;
(ii)    any and all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from (A) the Distribution Disclosure Documents, including the SpinCo Form 10, filed or furnished with the Commission in connection with the Distribution, (B) the Financing Disclosure Documents in connection with any offer for sale or registration of the Transfer or distribution of securities or indebtedness of the SpinCo Group, including in connection with the SpinCo Financing Arrangements, except, in each of clauses (A) and (B), for statements expressly relating to the RemainCo Business, or (C) the SpinCo Financing Arrangements
(iii)    any of the Liabilities set forth on Schedule 1.1(173)(iii);
(iv)    any and all SpinCo Environmental Liabilities (subject to Section 6.11);
(v)    other than SpinCo Environmental Liabilities, any and all SpinCo Discontinued and/or Divested Operations and Businesses Liabilities;
(vi)    any and all Liabilities relating to, arising out of or resulting from any services provided or being provided to, on behalf of or for the benefit of, the SpinCo Group, regardless of whether a member of the RemainCo Group or SpinCo Group, or their respective personnel, procured or provided or is procuring or providing such services, including any services provided in connection with the audit, preparation, printing, filing, delivery and/or public dissemination of any financial statements of the SpinCo Group;
(vii)    any and all Liabilities for Indebtedness of the type described in clauses (a), (d) and (g) (but in case of clause (g) solely with respect to clauses (a) and (d)) of the definition of Indebtedness of RemainCo or any of its Subsidiaries that was incurred by any member of the SpinCo Group (and any such Indebtedness guaranteed by any of RemainCo’s Subsidiaries that is a member of the SpinCo Group), including those set forth on Schedule 1.1(173)(vii);
(viii)    (I) any and all checks issued but not drawn and accounts payable to the extent related (other than in de minimis respects) to the SpinCo Business (provided, however, that any such accounts payable represented by an invoice of less than $1,000,000 shall not constitute SpinCo Liabilities pursuant to this clause (viii) if the aggregate amount of accounts payable represented by such invoice is primarily related to the RemainCo Business), and (II) all accounts payable represented by an invoice of less than $1,000,000 if the aggregate amount of accounts payable represented by such invoice is primarily related to the SpinCo Business (except for any such accounts payable represented by such invoice that are not related to any Business in more than a de minimis respect);
(ix)    any and all Liabilities relating to, arising out of or resulting from any (x) indemnification obligations to any current or former director or officer of the SpinCo Group and/or (y) ownership of the SpinCo Joint Ventures and Minority Investments, including any Liabilities relating to, arising out of or resulting from any credit agreement, guarantee, indemnity or Credit Support Instrument given or obtained for the benefit of any SpinCo Joint Venture and Minority Investment;
(x)    any and all Liabilities related to, arising out of or resulting from (a) the Actions set forth on Schedule 1.1(173)(x)(a) or any other Actions exclusively related to the SpinCo Business, SpinCo Assets or (without giving effect to this Section 1.1(173)(x)) SpinCo Liabilities and (b) (1) the Joint Actions set forth on Schedule 1.1(173)(x)(b) or

(2) any other Action that is neither exclusively related to the SpinCo Business, SpinCo Assets or (without giving effect to this Section 1.1(173)(x)) SpinCo Liabilities or the RemainCo Business, RemainCo Assets or (without giving effect to Section 1.1(142)(iii)) RemainCo Liabilities for which the claim underlying such Action would constitute (without giving effect to this clause (b)) in part both a RemainCo Liability and a SpinCo Liability (excluding those Actions set forth on Schedule 1.1(173)(x)(b)), but in the case of each of clauses (b)(1) and (b)(2), to the extent related to the SpinCo Business or the SpinCo Assets or (without giving effect to this Section 1.1(173)(x)) the SpinCo Liabilities; and
(xi)    if and to the extent not addressed by the Liabilities described in clauses (i) through (x) of this definition, any and all Liabilities to the extent relating to, arising out of or resulting from the SpinCo Business or the SpinCo Assets (in each case, excluding the Specified RemainCo Liabilities).
In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the foregoing provisions and the provisions of the definition of RemainCo Liabilities, such inconsistency shall be resolved using the following order of precedence: (i) any Specified SpinCo Liability listed on Schedules 1.1(173)(iii), 1.1(173)(vii) and 1.1(173)(x)(a) constitutes a SpinCo Liability and (ii) any Liability listed on Schedule 1.1(142)(iii) shall give rise to a rebuttable presumption in favor of RemainCo that such Liability relates to the SpinCo Business and/or SpinCo Assets. In addition, the allocation set forth in clause (iv) of this definition of “SpinCo Liabilities” is not intended to affect or impact the share of any such Environmental Liability attributable to third parties.
(174)    “SpinCo Owned Real Property” shall have the meaning set forth in the definition of “SpinCo Assets”.
(175)    “SpinCo Real Property” shall have the meaning set forth in the definition of “SpinCo Assets”.
(176)    “SpinCo Shared Contracts” shall mean any and all Shared Contracts that are primarily related to the SpinCo Business, including those set forth on Schedule 1.1(176).
(177)    “SpinCo Spin Contribution” means the Deemed SpinCo Spin Contribution and any other contribution to SpinCo by RemainCo in connection with, or in anticipation of, the Distribution.
(178)    “Subsidiary” shall mean with respect to any Person (a) a corporation, greater than fifty percent (50%) of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (b) any other partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity in which such Person, directly or indirectly, owns greater than fifty percent (50%) of the equity or economic interest thereof or has the power to elect or direct the election of greater than fifty percent (50%) of the members of the governing body of such entity or otherwise has control over such entity (e.g., as the managing partner of a partnership); provided that Subsidiaries shall not include the SpinCo Joint Ventures and Minority Investments.

(179)    “Tax” or “Taxes” shall have the meaning set forth in the Tax Matters Agreement.
(180)    “Tax Attributes” shall have the meaning set forth in the Tax Matters Agreement.
(181)    “Tax Contest” shall have the meaning set forth in the Tax Matters Agreement.
(182)    “Tax Matters Agreement” shall mean the Tax Matters Agreement, dated as of October 30, 2025, by and between RemainCo and SpinCo.
(183)    “Tax Record” shall have the meaning set forth in the Tax Matters Agreement.
(184)    “Tax Return” shall have the meaning set forth in the Tax Matters Agreement.
(185)    “Taxing Authority” shall have the meaning set forth in the Tax Matters Agreement.
(186)    “Third Party Claim” shall have the meaning set forth in Section 6.4(a).
(187)    “Third Party Proceeds” shall have the meaning set forth in Section 6.8(a).
(188)    “Trademark License Agreement” shall mean the Trademark License Agreement, dated as of October 30, 2025, by and between RemainCo and SpinCo.
(189)    “Trademarks” shall mean trademarks, certification marks, service marks, trade names, domain names, favicons, social media addresses, service names, trade dress and logos, including all goodwill associated therewith, in each case whether or not registered, and registrations and applications for registration thereof, and all reissues, extensions and renewals of any of the foregoing.
(190)    “Transfer” shall have the meaning set forth in Section 2.2(b)(i) and the term “Transferred” shall have its correlative meaning.
(191)    “Transfer Taxes” shall have the meaning set forth in the Tax Matters Agreement.
(192)    “Transition Services Agreement” shall mean the Transition Services Agreement, dated as of October 30, 2025, by and between RemainCo and SpinCo.
(193)    “UK GDPR” shall have the meaning set forth in the definition of “Data Protection Laws”.
Section 1.2    References; Interpretation. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, clause, Exhibit and Schedule are references to the Articles, Sections, paragraphs, clauses, Exhibits and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this

Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive (unless the context indicates otherwise); (g) references to “written” or “in writing” include in electronic form; (h) the Parties have each participated in the negotiation and drafting of this Agreement, and except as otherwise stated herein, if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement; (i) a reference to any Person includes such Person’s successors and permitted assigns; (j) any reference to “days” means calendar days unless Business Days are expressly specified; (k) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (l) any statute or Contract defined or referred to herein means such statute or Contract as from time to time amended, modified or supplemented, unless otherwise specifically indicated; (m) the use of the phrases “the date of this Agreement”, “the date hereof”, “of even date herewith” and terms of similar import shall be deemed to refer to the date set forth in the preamble to this Agreement; (n) the phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” whether or not such words actually follow such phrase; (o) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; and (p) any consent given by any party hereto pursuant to this Agreement shall be valid only if contained in a written instrument signed by such Party. Unless the context requires otherwise, references in this Agreement to “SpinCo” shall also be deemed to refer to the applicable member of the SpinCo Group, references to “RemainCo” shall also be deemed to refer to the applicable member of the RemainCo Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by SpinCo or RemainCo shall be deemed to require SpinCo or RemainCo, as the case may be, to cause the applicable members of the SpinCo Group or the RemainCo Group, respectively, to take, or refrain from taking, any such action.
Section 1.3    Effective Time; Suspension.
(a)    This Agreement shall be effective as of the Effective Time.
(b)    Notwithstanding Section 1.3(a) above, solely as between any of the Parties that are Affiliates, the provisions of, and the obligations under, this Agreement shall be suspended as between such Parties until the Distribution, other than for Sections 2.1, 2.2, 2.3, 2.11, 2.12, Article III, Article IV, Section 5.5 and Article X each of which will be effective as of the Effective Time.
ARTICLE II
THE SEPARATION
Section 2.1    General. Subject to the terms and conditions of this Agreement, each Party shall use, and shall cause the other members of its Group and its respective then-Affiliates to use, their respective reasonable best efforts to consummate the transactions contemplated hereby (including the Internal Reorganization), a portion of which have already been implemented prior to the date hereof.
Section 2.2    Transfer of Assets; Assumption and Satisfaction of Liabilities.
(a)    Prior to the Effective Time, the Parties shall and shall cause the other members of their respective Group and their respective then-Affiliates to complete the Internal Reorganization (other than as set forth on Schedule 2.2(a)).
(b)    Prior to the Effective Time and, in each case, pursuant to the Conveyancing and Assumption Instruments and, in connection with the Internal Reorganization:
(i)    Subject to Section 2.5 (Transfers Not Effected On or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time) and Section 2.2(d) (Treatment of Shared Contracts), RemainCo shall, and shall cause the other members of its Group to, as applicable, transfer, contribute, assign and/or convey or cause to be transferred, contributed, assigned and/or conveyed (“Transfer”) to SpinCo or another member of the SpinCo Group all of its and the other members of its Group’s right, title and interest in and to the SpinCo Assets and the applicable member(s) of the SpinCo Group, as applicable, shall accept from RemainCo and the applicable members of the RemainCo Group, all of RemainCo’s and the other members of the RemainCo Group’s respective direct or indirect rights, title and interest in and to the SpinCo Assets, respectively; and
(ii)    Subject to Section 2.5 (Transfers Not Effected On or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time) and Section 2.2(d) (Treatment of Shared Contracts), SpinCo shall, and shall cause the other members of its Group to, as applicable, Transfer to RemainCo or another member of the RemainCo Group all of its and the other members of its Group’s right, title and interest in and to the RemainCo Assets and the applicable member(s) of the RemainCo Group, as applicable, shall accept from SpinCo and the applicable members of the SpinCo Group, all of SpinCo’s and the other members of the SpinCo Group’s respective direct or indirect rights, title and interest in and to the RemainCo Assets, respectively.
(c)    Assumption of Liabilities. Subject to Section 2.5 (Transfers Not Effected On or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time) and Section 2.2(d) (Treatment of Shared Contracts), (i) RemainCo shall, or shall cause a member of the RemainCo Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms (“Assume”), all of the RemainCo Liabilities and (ii) SpinCo shall, or shall cause a member of the SpinCo Group to, Assume all of the SpinCo Liabilities.
(d)    Treatment of Shared Contracts. Without limiting the generality of the obligations set forth in Section 2.2(b):
(i)    Unless the benefits of a Shared Contract are conveyed to the applicable Party (or member of its Group) pursuant to an Ancillary Agreement, (A) any Contract that is a Shared Contract, shall be assigned in part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended, bifurcated, replicated or otherwise modified prior to, on or after the Effective Time, so that each Party or the members of their respective Groups shall be entitled to the rights and benefits, and shall Assume the related portion of any Liabilities, inuring to their respective Businesses (each, a “Partial Assignment”); provided, however, that (x) in no event shall any member of either Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract (including any Policy) which is not assignable (or cannot be amended or otherwise modified) by its terms (including any terms imposing Consents or conditions on an assignment where such Consents or conditions have not been obtained or fulfilled) or under applicable Law and (y) if any Shared Contract cannot be so partially assigned by its terms or otherwise, cannot be amended, bifurcated, replicated or otherwise modified, or if such assignment or amendment, bifurcation, replication or modification would impair the benefit the parties thereto derived from such Shared Contract, the Parties shall, and shall cause each of their respective Subsidiaries to, following the Distribution and until the earlier of one year after the Distribution Date and such time as the Partial Assignment of such Shared Contract as contemplated by the foregoing is effected, take such other reasonable and permissible actions to cause a member of the RemainCo Group or the SpinCo Group, as the case may be, to, in each case, (I) receive the benefit of that portion of each Shared Contract that relates to the SpinCo Business or the RemainCo Business, as the case may be (in each case, to the extent so related) as if such Shared Contract had been assigned to (or amended or otherwise modified for the benefit of) a member of the applicable Group pursuant to this Section 2.2(d) (including, enforcing on the applicable Group’s behalf any and all of such Group’s rights against such third party under such Shared Contract solely to the extent related to the applicable Group’s respective Business (or applicable portion thereof)) and (II) bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement) as if such Liabilities had been Assumed by a member of the applicable Group pursuant to this Section 2.2(d), including expenses related to enforcing rights under such Shared Contract against the third party counterparty thereto solely to the extent related to the applicable Group’s respective Business (or applicable portion thereof); and indemnifying each other Group against all Indemnifiable Losses to the extent arising out of any actions (or omissions to act) taken by such other Group with respect to such Shared Contract at the direction of such first Party (except to the extent arising out of or related to gross negligence, fraud or willful misconduct by such other Group) (in the event that any rights in connection with a Force Majeure Event or similar event are exercised under a Shared Contract, the benefits and burdens with respect to such Shared Contract (as modified by such Force Majeure Event or similar event) shall, if reasonably practicable, be shared proportionally or, if not reasonably practicable, in such other manner as would be most equitable, among the Groups related to such Contract (or in any other manner as may be agreed in good faith by the relevant Parties whose Group is related to such contract), in each case, to the extent so related to the SpinCo Business or the RemainCo Business), and (B) to the extent that the Parties cannot effect a Partial Assignment in accordance with this Section 2.2(d), or cannot implement the arrangements set forth in clause (A), within one hundred and eighty (180) days of the Distribution Date, the Parties shall use commercially reasonable efforts to, if requested by any Party, following the Distribution and until the earlier of one year after the Distribution Date and such time as the Partial Assignment of such Shared Contract as contemplated by the foregoing is effected, seek mutually acceptable alternative arrangements (including subcontracting, sublicensing, subleasing or back-to-back agreement) for the purpose of allocating rights, liabilities and obligations to each Group under such Shared Contract reflecting the principles set forth in clause (A) of this provision (an “Acceptable Alternative Arrangement”).
(ii)    Each Party shall, and shall cause the other members of its Group to, use its commercially reasonable efforts to obtain the required Consents to complete a Partial Assignment of any Shared Contract as contemplated by this Agreement. Notwithstanding anything herein to the contrary, no Partial Assignment of any Shared Contract or Acceptable Alternative Arrangement shall be completed if it would violate any applicable Law or the rights of any third party to such Shared Contract.
(iii)    To the extent permitted by applicable Law, each of RemainCo and SpinCo shall, and shall cause the members of its respective Group to, (A) treat for all Tax purposes the portion of each Shared Contract inuring to its respective Businesses as Assets owned by, and/or Liabilities of, as applicable, such Party or the members of such Party’s Group, as applicable, not later than the Distribution and (B) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of a Tax Contest).
(iv)    With respect to Liabilities pursuant to, under or relating to a Shared Contract to the extent relating to occurrences from and after the Distribution, such Liabilities shall, unless otherwise allocated pursuant to this Agreement or any Ancillary Agreement, be allocated among RemainCo and SpinCo as follows:
(A)    If such Liability is incurred (x) exclusively in respect of the SpinCo Business, such Liability shall be allocated to SpinCo or the applicable member of its Group, or (y) exclusively in respect of the RemainCo Business, such Liability shall be allocated to RemainCo or the applicable member of its Group;
(B)    If such Liability cannot be so allocated under clause (A) above, such Liability shall be allocated to RemainCo or SpinCo, as the case may be, based on the relative proportions of total benefit received (over the term of the Shared Contract remaining as of the date of the Distribution) by the SpinCo Business or the RemainCo Business, respectively, under the relevant Shared Contract after the Distribution; and
(C)    Notwithstanding the foregoing in clauses (A) and (B) above, each of SpinCo or RemainCo shall be responsible for any and all such Liabilities to the extent arising from its (or its Subsidiary’s) breach after the Distribution of the relevant Shared Contract.
(v)    None of RemainCo, SpinCo or any of the members of their respective Group or their Affiliates shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party to (x) obtain any new Contract or Partial Assignment with respect to any Shared Contract, as the case may be or (y) obtain any Consent necessary to enter into an Acceptable Alternative Arrangement; provided, however, any Party to which the benefit of a new Contract, Partial Assignment or Acceptable Alternative Arrangement would inure pursuant to this Section 2.2(d) may request that the Party that is allocated such Shared Contract as a SpinCo Asset or RemainCo Asset commence litigation, which request shall be considered in good faith by such Party; provided, further, that such Party’s good faith determination not to commence litigation shall not in and of itself constitute a breach of this Section 2.2(d)(v), but the foregoing shall not preclude consideration of a Party’s good faith for purposes of determining compliance with Section 2.2(d)(v).
(vi)    From and after the Effective Time, the Party to whose Group a Shared Contract has been allocated shall not (and shall cause the other members of its Group not to), without the consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed) (x) waive any rights under such Shared Contract to the extent related to the Business, Assets or Liabilities of such other Party, (y) terminate (or consent to be terminated by the counterparty) such Shared Contract except in connection with (A) the expiration of such Shared Contract in accordance with its terms (it being understood that sending a notice of non-renewal to the counterparty to such Shared Contract in accordance with the terms of such Shared Contract is expressly permitted) or (B) a partial termination of such Shared Contract that would not reasonably be expected to impact any rights under such Shared Contract related to the Business, Assets or Liabilities of such other Party or any of its Subsidiaries, or (z) amend, modify or supplement such Shared Contract in a manner material (relative to the existing rights and obligations related to such other Party’s Business, Assets or Liabilities under such Shared Contract) and adverse to the Business, Assets or Liabilities of such other Party or any of its Subsidiaries. From and after the Effective Time, if a member of a Group (the “Notice Recipient”) receives from a counterparty to a Shared Contract a formal notice of breach of such Shared Contract that would reasonably be expected to impact another Group, the Notice Recipient shall provide written notice to the other Party as soon as reasonably practicable (and in no event later than five (5) Business Days following receipt of such notice) and the Parties shall consult with respect to the actions proposed to be taken regarding the alleged breach. If a Group (the “Notifying Party”) sends to a counterparty to a Shared Contract a formal notice of breach of such Shared Contract that would reasonably be expected to impact another Group, the Notifying Party shall provide written notice to the other Party as soon as reasonably practicable (and in any event no less than five (5) Business Days prior to sending such notice of breach to the counterparty), and the Parties shall consult with each other regarding such alleged breach. From and after the Effective Time, no Party shall (and shall cause the other members of its Group not to) breach any Shared Contract to the extent such breach would reasonably be expected to result in a loss of rights, or acceleration of obligations, of any member of the other Party’s Group (or related to its Business, Assets or Liabilities under such Shared Contract) pursuant to (I) such Shared Contract, (II) any Partial Assignment related to such Shared Contract or (III) any other Contract with the counterparty to such

Shared Contract (or any of its Affiliates) in existence at the time of the Distribution that contains cross-default or similar provisions related to such Shared Contract.
(e)    Consents. Each Party shall, and shall cause each member of its respective Group to, use its commercially reasonable efforts to obtain the required Consents for the Transfer of any Assets, Contracts, licenses, permits and authorizations issued by any Governmental Entity or parts thereof as contemplated by this Agreement. Notwithstanding anything herein to the contrary, no Contract or other Asset shall be transferred if it would violate applicable Law or, in the case of any Contract, the rights of any third party to such Contract; provided that Sections 2.2(d) and 2.5, to the extent provided therein, shall apply thereto.
(f)    Each Party understands and agrees on behalf of itself and each member of its Group that certain of the Transfers referenced in Section 2.2(b) or Assumptions referenced in Section 2.2(c) have heretofore occurred and, as a result, no additional Transfers or Assumptions by any member of the RemainCo Group or SpinCo Group, as applicable, shall be deemed to occur upon the execution of this Agreement with respect thereto. To the extent that a member of the RemainCo Group or the SpinCo Group, as applicable, owns a RemainCo Asset or SpinCo Asset, respectively, as of the Effective Time, there shall be no need for such member to Transfer such Asset in connection with the operation of Section 2.2(b). Moreover, to the extent that a member of the RemainCo Group or the SpinCo Group, as applicable, is liable for any RemainCo Liability or SpinCo Liability, respectively, at the Effective Time, there shall be no need for such member to Assume such Liability in connection with the operation of Section 2.2(c).
(g)    Prior to the Effective Time, SpinCo shall make, or cause to be made, the SpinCo Cash Distribution by wire payment of immediately available funds to one or more accounts designated by RemainCo.
Section 2.3    Intergroup Accounts. Except as set forth in Section 6.1(b), any and all intercompany receivables, payables, loans and balances (other than as specifically provided for under this Agreement or under any Ancillary Agreement) between any member of the RemainCo Group or SpinCo Group, on the one hand, and any member of the other Group, on the other hand, which exist as of immediately prior to the Distribution (the “Intergroup Accounts”), shall, prior to the Effective Time, be satisfied and/or settled in full by means of a cash payment, dividend, capital contribution, a combination of the foregoing, or otherwise canceled and terminated or extinguished, and, if not settled prior to such time, shall be deemed terminated and released at such time.
Section 2.4    Limitation of Liability; Intergroup Contracts.
(a)    No Party shall have any Liability to the other Party in the event that any information exchanged or provided pursuant to this Agreement (but excluding any such information included in a Distribution Disclosure Document or Financing Disclosure Document) which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate.

(b)    Except as set forth in Section 2.4(c), no Party or any other member of its Group shall be liable to the other Party or any other member of such other Party’s Group based upon, arising out of or resulting from any Contract, arrangement, course of dealing or understanding existing on or prior to the Distribution Date (other than this Agreement and the Ancillary Agreements) and each Party (on behalf of itself and each other member of its Group) hereby terminates any and all Contracts, arrangements, course of dealings or understandings between or among it or any of its other Group members, on the one hand, and the other Party or any of its respective Group members, on the other hand, effective as of the Effective Time (other than this Agreement, the Ancillary Agreements, and the Conveyancing and Assumption Instruments, and such Contracts, arrangements, courses of dealing or understandings with respect to goods in transit for which title has not transferred to the RemainCo Group (if in respect of assets that would otherwise be RemainCo Assets) or the SpinCo Group (if in respect of assets that would otherwise be SpinCo Assets) at the time of the Distribution). No such terminated Contract, arrangement, course of dealing or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Distribution. Each Party shall, and shall cause the other members of its Group to, execute and deliver such agreements, instruments and other papers as may be required to terminate any such Contract, arrangement, course of dealing or understanding pursuant to this Section 2.4(b) if so requested by the other Party.
(c)    The provisions of Section 2.4(b) shall not apply to any of the following Contracts, arrangements, course of dealings or understandings (or to any of the provisions thereof): any agreements, arrangements, commitments or understandings to which any Person other than the Parties and their respective Affiliates is a Party (it being understood that (x) to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such Contracts constitute SpinCo Assets or SpinCo Liabilities, or RemainCo Assets or RemainCo Liabilities, such Contracts shall be assigned or retained pursuant to Article II, and (y) the obligations of any member of a Group to the other Group shall be deemed terminated as of time of the Distribution with no further liability to such other Group as a result thereof).
(d)    If any Contract, arrangement, course of dealing or understanding is terminated pursuant to Section 2.4(b), and, but for the mistake or oversight of any Party, would have been listed as an Ancillary Agreement or other continuing arrangement on Schedule 1.1(8) and is reasonably necessary for such affected Party to be able to continue to operate its Business in substantially the same manner in which such Businesses were operated prior to the Distribution, then, at the request of such affected Party made within twelve (12) months following the Distribution, the Parties shall negotiate in good faith to determine whether and to what extent (including the terms and conditions relating thereto), if any, notwithstanding such termination, such Contract, arrangement, course of dealing or understanding should continue, or as appropriate, be re-instated, following the Distribution; provided, however, that any Party may determine, in its sole discretion, not to re-instate or otherwise continue any such Contract, arrangement, course of dealing or understanding.
(e)    Each of the Parties shall take the actions set forth on Schedule 2.4(e) subject to the terms and conditions therein.

Section 2.5    Transfers Not Effected On or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time.
(a)    To the extent that any Transfers or Assumptions contemplated by this Article II, including the Transfers of the Intentionally Delayed SpinCo Assets, shall not have been consummated at or prior to the Effective Time, the Parties shall use commercially reasonable efforts to effect such Transfers or Assumptions as promptly following the Effective Time as shall be practicable. Nothing herein shall be deemed to require or constitute the Transfer of any Assets or the Assumption of any Liabilities which by their terms or operation of Law cannot be Transferred; provided, however, that the Parties and their respective Subsidiaries shall cooperate and use commercially reasonable efforts to seek to obtain, in accordance with applicable Law, any necessary Consents for the Transfer of all Assets and Assumption of all Liabilities contemplated to be Transferred and Assumed pursuant to this Article II to the fullest extent permitted by applicable Law. In the event that any such Transfer of Assets or Assumption of Liabilities has not been consummated, from and after the Effective Time (i) the Party (or relevant member in its Group) retaining such Asset shall thereafter hold (or shall cause such member in its Group to hold) such Asset in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and (ii) the Party intended to Assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Party retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability. To the extent the foregoing applies to any Contracts (other than Shared Contracts, which shall be governed solely by Section 2.2(d)) to be assigned for which any necessary Consents are not received prior to the Effective Time, the treatment of such Contracts shall also be subject to Section 2.9 and Section 2.10, to the extent applicable. In addition, the Party retaining such Asset or Liability (or relevant member of its Group) shall (or shall cause such member in its Group to) treat, insofar as reasonably possible and to the extent permitted by applicable Law, such Asset or Liability in the ordinary course of business and take such other actions as may be reasonably requested by the Party to which such Asset is to be Transferred or by the Party responsible for Assuming such Liability in order to place such Party, insofar as reasonably possible and to the extent permitted by applicable Law, in the same position as if such Asset or Liability had been Transferred or Assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for income and gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Effective Time to the relevant member or members of the RemainCo Group or SpinCo Group entitled to the receipt of such Asset or required to Assume such Liability. In furtherance of the foregoing, each Party agrees (on behalf of itself and each other member of its Group) that, as of the Effective Time, subject to Section 2.2(c) and Section 2.9(b), each Party and/or each member of its Group shall (A) be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have Assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to Assume pursuant to the terms of this Agreement and (B) (I) enforce at the other Party’s (or relevant member of its Group’s) request, or allow the other Party’s Group to enforce in a commercially reasonable manner, any rights of the Party or its Group under such Assets and Liabilities against any other Persons, (II) not waive any rights related to such Assets or Liabilities to the extent related to the Business, Assets or Liabilities of the other Party’s Group, (III) not terminate (or consent to be terminated by the counterparty) any Contract that constitutes such Asset except in connection with the expiration of such Contract in accordance with its terms, (IV) not amend, modify or supplement any Contract that constitutes such Asset and (V) provide written notice to the other Party as soon as reasonably practicable (and in no event later than five (5) Business Days following receipt) after receipt of any formal notice of breach received from a counterparty to any Contract that constitutes such Asset; provided that the costs and expenses incurred by the responding Party or its Group in respect of any request by the other Party in respect of such Assets or Liabilities shall be borne solely by the requesting Party or its Group.
(b)    If and when the Consents and/or conditions, the conflict, absence, non-satisfaction, existence or potential violation of which caused the deferral of Transfer of any Asset or deferral of the Assumption of any Liability pursuant to Section 2.5(a), are obtained or satisfied, the Transfer, assignment, Assumption or novation of the applicable Asset or Liability shall be effected by the applicable Party (or relevant member of its Group) as promptly as reasonably practicable, without further consideration in accordance with and subject to the terms of this Agreement (including Sections 2.2 and 2.5) and/or the applicable Ancillary Agreement, and shall, to the extent possible without the imposition of any undue or otherwise unreasonable cost on any Party, be deemed to have become effective as of the Effective Time.
(c)    The Party (or relevant member of its Group) retaining any Asset or Liability due to the deferral of the Transfer of such Asset or the deferral of the Assumption of such Liability pursuant to Section 2.5(a) or otherwise shall (i) not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Party (or relevant member of its Group) entitled to such Asset or the Person intended to be subject to such Liability, other than reasonable attorneys’ fees and recording or similar or other incidental fees, all of which shall be promptly reimbursed by the Party (or relevant member of its Group) entitled to such Asset or the Person intended to be subject to such Liability and (ii) be indemnified for all Indemnifiable Losses or other Liabilities arising out of any actions (or omissions to act) of such retaining Party taken at the direction of the other Party (or relevant member of its Group) in connection with and relating to such retained Asset or Liability, as the case may be. Except as otherwise expressly provided herein, none of RemainCo or SpinCo or any of their respective Affiliates shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party with respect to any Assets or Liabilities not Transferred as of the Effective Time; provided, however, that any Party to which such Asset or Liability has not been Transferred or Assumed, respectively, due to the deferral of the Transfer of such Asset or the deferral of the Assumption of such Liability, may request that the Party retaining such Asset or Liability commence litigation, which request shall be considered in good faith by the Party retaining such Asset or Liability; provided, further, that a Party’s good faith determination not to commence litigation shall not in and of itself constitute a breach of this Section 2.5(c), but the foregoing shall not preclude consideration of a Party’s good faith for purposes of determining compliance with this Section 2.5(c).
(d)    Notwithstanding anything else set forth in this Section 2.5 to the contrary, (i) neither RemainCo nor any of its Subsidiaries shall be required by this Section 2.5 to take any action that may, in the good faith judgment of RemainCo, (x) result in a violation of any obligation which RemainCo or any such Subsidiary has to any third party or (y) violate applicable Law, and (ii) neither SpinCo nor any of its Subsidiaries shall be required by this Section 2.5 to take any action that may, in the good faith judgment of SpinCo, (x) result in a violation of any obligation which SpinCo or any such Subsidiary has to any third party or (y) violate applicable Law.
(e)    The failure to obtain a Consent shall not in and of itself constitute a breach of this Agreement; provided that the foregoing shall not preclude consideration of a Party’s efforts in pursuing such Consent for purposes of determining compliance with this Section 2.5.
(f)    To the extent permitted by applicable Law, with respect to Assets and Liabilities described in Section 2.5(a), each of RemainCo and SpinCo shall, and shall cause the members of its respective Group to, (i) treat for all Tax purposes (A) the deferred Assets as assets having been Transferred to and owned by the Party entitled to such Assets not later than the Distribution and (B) the deferred Liabilities as liabilities having been Assumed and owned by the Person intended to be subject to such Liabilities not later than the Distribution and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of a Tax Contest).
Section 2.6    Wrong Pockets; Mail & Other Communications; Payments.
(a)    Subject to Section 2.5 (Transfers Not Effected On or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time) and Section 2.2(d) (Treatment of Shared Contracts), (i) if at any time within thirty-six (36) months after the Distribution Date (other than with respect to Intentionally Delayed SpinCo Assets in respect of which this covenant shall survive without regard to such thirty-six (36) month limitation until fully performed), any Party discovers that any SpinCo Asset is held by any member of the RemainCo Group or any of its respective then-Affiliates, RemainCo shall, and shall cause the other members of its Group and its and their then-Affiliates to, use their respective reasonable best efforts to promptly procure the Transfer of the relevant SpinCo Asset to SpinCo or an Affiliate of SpinCo designated by SpinCo for no additional consideration; or (ii) if at any time within thirty-six (36) months after the Distribution, any Party discovers that any RemainCo Asset is held by any member of the SpinCo Group or any of its then-Affiliates, SpinCo shall, and shall cause the other members, its Group and its and their respective then-Affiliates to, use their respective reasonable best efforts to promptly procure the Transfer of the relevant RemainCo Asset to RemainCo or an Affiliate of RemainCo designated by RemainCo for no additional consideration; provided that in the case of clause (i), neither RemainCo nor any of its Affiliates, or in the case of clause (ii), neither SpinCo nor any of its Affiliates, shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party. If reasonably practicable and permitted under applicable Law, such Transfer may be effected by rescission of the applicable portion of a Conveyancing and Assumption Instrument as may be agreed by the relevant Parties.
(b)    At any time on or prior to the thirty-six (36) month anniversary of the Distribution Date, if any Party or any member of its Group or (or any of its or their respective then-Affiliates) owns any Asset, that, although not Transferred pursuant to this Agreement, is agreed by such Party and the other Party in their good faith judgment to be an Asset that more properly belongs to such other Party or a member of its Group, or is an Asset that such other Party or a member of its Group was intended to have the right to continue to use (other than, as between any two Parties, or any Asset acquired from an unaffiliated third party by a Party or member of such Party’s Group following the Distribution), then the Party or a member of its Group (or applicable then-Affiliate) owning such Asset shall, as applicable, (i) Transfer any such Asset to the Party or a member of its Group identified as the appropriate transferee and following such Transfer, such Asset shall be a SpinCo Asset or RemainCo Asset, as the case may be, or (ii) grant such mutually agreeable rights with respect to such Asset to permit such continued use, subject to, and consistent with this Agreement, including with respect to Assumption of associated Liabilities. If reasonably practicable and permitted under applicable law, such Transfer may be effected by rescission of the applicable portion of a Conveyancing and Assumption Instrument as may be agreed by the relevant Parties.
(c)    After the Effective Time, each Party (or any member of its Group and any of its or their respective then-Affiliates) may receive mail, packages and other communications properly belonging to the other Party (or any member of its Group). Accordingly, at all times after the Effective Time, each Party (or any member of its Group and any of its or their respective then-Affiliates) is hereby authorized to receive and, to the extent reasonably necessary to identify the proper recipient in accordance with this Section 2.6(c), open all mail, packages and other communications received by such Party (or member of its Group or its or their then-Affiliate) that belongs to such other Party (or member of such other Party’s Group), and to the extent that they do not relate to the business of the receiving Party, the receiving Party shall as promptly as reasonably practicable deliver or cause to be delivered such mail, packages or other communications (or, in case the same also relates to the business of the receiving Party or the other Party, copies thereof) to such other Party as provided for in Section 10.6; provided that, if a Party (or any member of its Group and any of its or their respective then-Affiliates) receives any claim or demand against the other Party (or any member of such other Party’s Group), or any notice or other communication regarding any Action involving the other Party (or any member of such other Party’s Group), such Party shall and shall cause the other members of its Group to, as promptly as practicable (and, in any event, use commercially reasonable efforts to do so within fifteen (15) days after receipt thereof) notify such other Party (including such other Party’s legal department) of the receipt of such claim, demand, notice or other communication, and shall promptly deliver such claim, demand, notice or other communication (or, in case the same also relates to the business of the receiving Party or the other Party, copies thereof) to such other Party; provided, however, that the failure to provide such notice shall not constitute a breach of this Section 2.6(c) except to the extent that any such Party shall have been actually prejudiced as a result of such failure. The provisions of this Section 2.6(c) are not intended to, and shall not, be deemed to constitute an authorization by any Party or any other member of either Group (or any of their Affiliates from time to time) to permit the other to accept service of process on its behalf and no Party is or shall be deemed to be the agent of the other Party or any other member of either Group or any of their respective then-Affiliates for service of process purposes.
(d)    After the Distribution, SpinCo shall, or shall cause the other members of its Group and its and any of its respective then-Affiliates to, promptly pay or deliver to RemainCo (or its designee) any monies or checks that have been received by SpinCo (or another member of its Group or its or its respective then-Affiliates) after the Distribution to the extent they are (or represent the proceeds of) a RemainCo Asset (it being understood and agreed that any such amounts shall be paid and delivered on a monthly basis for the first six (6) months following the Distribution Date, and thereafter on a quarterly basis, in each case to the applicable members of the RemainCo Group; provided that if the aggregate amount not yet paid or delivered exceeds $20,000,000 before such monthly or quarterly payment and delivery, as applicable, such amount shall be paid and delivered to the applicable members of the RemainCo Group within fourteen (14) days).
(e)    After the Distribution, RemainCo shall, or shall cause the other members of its Group and its and any of its respective then-Affiliates to, promptly pay or deliver to SpinCo (or its designee) any monies or checks that have been received by RemainCo (or another member of its Group or its or its respective then-Affiliates) after the Distribution to the extent they are (or represent the proceeds of) a SpinCo Asset (it being understood and agreed that any such amounts shall be paid and delivered on a monthly basis for the first six (6) months following the Distribution Date, and thereafter on a quarterly basis, in each case to the applicable members of the SpinCo Group; provided that if the aggregate amount not yet paid or delivered exceeds $20,000,000 before such monthly or quarterly payment and delivery, such amount shall be paid and delivered to the applicable members of the SpinCo Group within fourteen (14) days).
Section 2.7    Conveyancing and Assumption Instruments.
(a)    In connection with, and in furtherance of, the Transfers of Assets and the acceptance and Assumptions of Liabilities contemplated by this Agreement, the Parties shall execute or cause to be executed, on or prior to the Distribution, by the appropriate entities, the Conveyancing and Assumption Instruments necessary to evidence the valid and effective Assumption by the applicable Party of its Assumed Liabilities and the valid Transfer to the applicable Party or member of such Party’s Group of all right, title and interest in and to its accepted Assets, in substantially the form contemplated hereby for Transfers and Assumptions to be effected pursuant to Delaware Law or the Laws of one of the other states of the United States or, if not appropriate for a given Transfer or Assumption, and for Transfers and Assumptions to be effected pursuant to non-U.S. Laws, in such other form as the Parties shall reasonably agree; provided that Section 6.4(f) shall apply to each Transfer and Assumption contemplated by this Agreement.
(b)    With respect to the transfer, directly or indirectly, in connection with the transactions contemplated hereby, of any SpinCo Real Property (or any portion thereof), the restrictions set forth on Exhibit A attached hereto (the “Real Property Restrictions”) shall apply unless (A) such SpinCo Real Property is set forth on Schedule 2.7(b) or (B) (i) the transferee of such SpinCo Real Property reasonably determines that compliance with one or more of the Real Property Restrictions is not necessary based on the facts and circumstances existing at the time and notifies the applicable transferor thereof, and (ii) such transferor consents in writing thereto (such consent not to be unreasonably withheld, conditioned or delayed) (any such restricted SpinCo Real Property, the “Restricted Real Property”). In furtherance of the foregoing, prior to the Distribution, the transferor of any Restricted Real Property shall be entitled to, in its reasonable discretion, taking into account applicable Law and practicality, exclude or modify to be less stringent any or all of the Real Property Restrictions in the respective Conveyancing and Assumption Instrument. With respect to any Restricted Real

Property that constitutes a SpinCo Asset or RemainCo Asset, SpinCo (or the applicable member of its Group) or RemainCo (or the applicable member of its Group), respectively, may, in its discretion, request that the transferor of such Restricted Real Property remove one or more Real Property Restrictions in the event that facts and circumstances reasonably warrant such removal, and, provided that the transferor of such Restricted Real Property consents in writing to such removal (such consent not to be unreasonably withheld, conditioned or delayed), the transferor shall (or if the transferor is a member of a Party’s Group, such Party shall cause such transferor to), at the expense of the requesting Party (or applicable member of its Group), reasonably cooperate to remove such Real Property Restrictions. Unless and until the Real Property Restrictions have been removed, each Party shall, and shall cause the other members of its Group and its and their respective transferees to, comply with the Real Property Restrictions, unless in the reasonable discretion of the Parties, enforcement of the applicable Real Property Restrictions is not necessary based on the facts and circumstances existing at the time.
Section 2.8    Further Assurances.
(a)    In addition to and without limiting the actions specifically provided for elsewhere in this Agreement and subject to the limitations expressly set forth in this Agreement, including Section 2.5, each of the Parties shall, and shall cause the other members of its Group to, cooperate with each other and use commercially reasonable efforts, at and after the Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement.
(b)    Without limiting the foregoing, at and after the Effective Time, each Party shall, and shall cause the other members of its Group to, cooperate with the other Party (or the relevant member of its Group), and without any further consideration, but at the expense (unless allocated to the Group of the requested Party pursuant to the other terms of this Agreement) of the requesting Party (or the relevant member of its Group) (except as provided in Sections 2.2(d)(v) and 2.5(c)) from and after the Effective Time, to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of Transfer, and to make all filings with, and to obtain all Consents, any permit, license, Contract, indenture or other instrument (including any Consents), and to take all such other actions as such Party (or the relevant member of its Group) may reasonably be requested to take by the other Party (or the relevant member of its Group) from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the Transfers of the applicable Assets and the assignment and Assumption of the applicable Liabilities and the other transactions contemplated hereby. Without limiting the foregoing, each Party shall, and shall cause the other members of its Group to, at the reasonable request, cost and expense (unless allocated to the Group of the requested Party (or other member of its Group) pursuant to the other terms of this Agreement) of the other Party, take such other actions as may be reasonably necessary to vest in such other Party (or other member of its Group) such title and such rights as possessed by the transferring Party (or its Group) to the Assets allocated to such Party (or member of its Group) under this Agreement, free and clear of any Security Interest.
Section 2.9    Novation of Liabilities.

(a)    Each Party, at the request of the other Party (such other Party, the “Other Party”), shall use commercially reasonable efforts to obtain, or to cause to be obtained, any Consent, release, substitution or amendment required to novate or assign to the fullest extent permitted by Law all obligations under Contracts (other than Shared Contracts, which shall be governed by Section 2.2(d)), and other obligations or Liabilities (other than with regard to guarantees or Credit Support Instruments, which shall be governed by Section 2.10) for which a member of such Party’s Group and a member of the Other Party’s Group are jointly or severally liable and that do not constitute Liabilities of such Other Party as provided in this Agreement, or to obtain in writing the unconditional release of the Other Party to such arrangements (other than any member of the Group who Assumed or retained such Liability as set forth in this Agreement), so that, in any such case, the members of the applicable Group will be solely responsible for such Liabilities; provided, however, that no Party shall be obligated to pay any consideration therefor to any third party from whom any such Consent, substitution or amendment is requested (unless such Party is fully reimbursed by the requesting Party). Upon either Party’s reasonable request (not to exceed twice per fiscal quarter) after the Distribution, the Other Party shall deliver to such requesting Party a list of the Consents, releases, substitutions or amendments required to novate or assign to the fullest extent permitted by Law all obligations under Contracts (other than Shared Contracts, which shall be governed by Section 2.2(d)), and other obligations or Liabilities (other than with regard to guarantees or Credit Support Instruments, which shall be governed by Section 2.10) for which a member of such Party’s Group and a member of the Other Party’s Group are jointly or severally liable and that do not constitute Liabilities of such Other Party as provided in this Agreement, along with the status and anticipated timing for obtaining such Consents, releases, substitutions or amendments required.
(b)    If the Parties are unable to obtain, or to cause to be obtained, any such required Consent, release, substitution or amendment, the Other Party or a member of such Other Party’s Group shall continue to be bound by such Contract or other obligation that does not constitute a Liability of such Other Party and, unless not permitted by Law or the terms thereof, as agent or subcontractor for such Party, the Party or member of such Party’s Group who Assumed or retained such Liability as set forth in this Agreement (the “Liable Party”) shall, or shall cause a member of its Group to, directly pay, perform and discharge fully all the obligations or other Liabilities of such Other Party or member of such Other Party’s Group thereunder from and after the Effective Time. The Other Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party or to another member of the Liable Party’s Group, all money, rights and other consideration received by it or any member of its Group in respect of such performance by the Liable Party (unless any such consideration is an Asset of such Other Party pursuant to this Agreement). If and when any such Consent, release, substitution or amendment shall be obtained or such agreement, lease or other rights or obligations shall otherwise become assignable or able to be novated, the Other Party shall promptly Transfer all rights, obligations and other Liabilities thereunder of any member of such Other Party’s Group to the Liable Party or to another member of the Liable Party’s Group without payment of any further consideration and the Liable Party, or another member of such Liable Party’s Group, without the payment of any further consideration, shall Assume such rights and Liabilities. Each of the Parties shall, and shall cause their respective Subsidiaries to, take all actions and do all things reasonably necessary on its part, or such Subsidiaries’ part, under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Section 2.9(b).
Section 2.10    Guarantees and Credit Support Instruments.
(a)    (i) RemainCo shall, and shall cause the other members of its Group to, (with the reasonable cooperation of SpinCo) use commercially reasonable efforts to (A) cause a member of the RemainCo Group to be substituted in all respects for a member of the SpinCo Group, and/or (B) have all members of the SpinCo Group removed or released as guarantor of or obligor for any RemainCo Liability (including any credit agreement, guarantee (including guarantees for performance or payment under Contracts), indemnity or Credit Support Instrument given or obtained by any member of the SpinCo Group for the benefit of any member of the RemainCo Group) to the fullest extent permitted by applicable Law, and (ii) SpinCo shall, and shall cause the other members of its Group to, (with the reasonable cooperation of RemainCo) use commercially reasonable efforts to (A) cause a member of the SpinCo Group to be substituted in all respects for a member of the RemainCo Group, and/or (B) have all members of the RemainCo Group removed or released as guarantor of or obligor for any SpinCo Liability (including any credit agreement, guarantee (including guarantees for performance or payment under Contracts), indemnity or Credit Support Instrument given or obtained by any member of the RemainCo Group for the benefit of any member of the SpinCo Group) to the fullest extent permitted by applicable Law, including in respect of those guarantees set forth on Schedule 2.10(a)(ii), in each case (clauses (i) and (ii)), on or prior to the Distribution Date or as soon as reasonably practicably thereafter, but in any event within twelve (12) months of the Distribution Date, in respect of Credit Support Instruments, or within twenty-four (24) months of the Distribution Date, in respect of any credit agreement, guarantee, or indemnity; provided that failure to effectuate the foregoing within twelve (12) months of the Distribution Date, in respect of Credit Support Instruments, or within twenty-four (24) months of the Distribution Date, in respect of any credit agreement, guarantee, or indemnity, shall not relieve any Party (or the other members of its applicable Group) of any obligation under this Section 2.10(a), and such Party shall, and shall cause the other members of its Group to, continue to use commercially reasonable efforts to take the actions contemplated by this Section 2.10(a). Except as otherwise provided in Section 2.10(b), no member of the SpinCo Group or RemainCo Group or any of their respective Affiliates from time to time shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party with respect to any such guarantees.
(b)    On or prior to the Distribution Date or as soon as reasonably practicable thereafter, but in any event within twenty-four (24) months of the Distribution Date, to the extent required to obtain a release from a guaranty (a “Guaranty Release”) (i) of any member of the RemainCo Group, then SpinCo shall, and shall cause the other members of the SpinCo Group to, as applicable, execute a guaranty agreement in the form of the existing guaranty, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which any member of the SpinCo Group would be reasonably unable to comply or (B) which would be reasonably expected to be breached, and (ii) of any member of the SpinCo Group, then RemainCo shall, and shall cause the other members of the RemainCo Group to, as applicable, execute a guaranty agreement in the form of the existing guaranty, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which any member of the RemainCo Group would be reasonably unable to comply or (B) which would be reasonably expected to be breached; provided that failure to effectuate the foregoing within twenty-four (24) months of the Distribution Date shall not relieve any Party (or the other members of its applicable Group) of any obligation under this Section 2.10(b), and such Party shall, and shall cause the other members of its Group to, continue to take the actions contemplated by this Section 2.10(b).
(c)    If either of RemainCo or SpinCo is unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 2.10, (i) the Party whose Group is the relevant beneficiary shall indemnify and hold harmless the guarantor or obligor for any Indemnifiable Loss arising from or relating thereto (in accordance with the provisions of Article VI) and shall or shall cause one of the other members of its Group, as agent or subcontractor for such guarantor or obligor to pay, perform and discharge fully all of the obligations or other Liabilities of such guarantor or obligor thereunder, (ii) each of RemainCo and SpinCo agrees not to (and to cause the members of their respective Groups not to) renew or extend the term of, increase its obligations under, or Transfer to a third party, any guarantees or Credit Support Instruments, for which the other Party is or may be liable, without the prior written consent of such other Party (such consent not to be unreasonably withheld, delayed or conditioned), unless all obligations of such other Party and the other members of such Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such Party; provided, however, with respect to guarantees included in leases for real property, in the event a Guaranty Release is not obtained and such Party wishes to extend the term of such guaranteed lease, then such Party shall have the option of extending the term until a date not to exceed the fourth (4th) anniversary of the Distribution Date if it provides such security as is reasonably satisfactory to the guarantor under such guaranteed lease, and (iii) the relevant beneficiary shall pay to the guarantor or obligor a fee payable at the end of each calendar quarter (the first of such payments being due on the last Business Day of the first full calendar quarter that ends on or after the date that is twenty-four (24) months after the Distribution Date) based on a rate of: (x) in the case of guarantees of performance or indemnity under a Contract, $1,000 per calendar quarter per Contract for which such performance guarantee or indemnity has not been removed (provided, that if such performance guarantee or indemnity is removed during the course of a given calendar quarter, such rate shall be pro-rated in accordance with the number of calendar days such performance guarantee or indemnity remained in effect), (y) in the case of guarantees of a discrete payment amount or other discrete monetary amount (including guarantees included in leases for real property), 1.75% per annum on the applicable guaranteed amount (provided that if such payment or other discrete monetary amount guarantee is removed during the course of a given calendar quarter, such rate shall be pro-rated in accordance with the number of calendar days such payment or other discrete monetary amount guarantee remained in effect), and (z) in the case of guarantees (including revolving credit agreements and indefinite quantity vendor contracts) of variable amounts, 1.75% per annum of an amount in respect of such Contract to be mutually agreed between RemainCo and SpinCo in accordance with Schedule 2.10(c).
(d)    Each Party shall, and shall cause the other members of their respective Groups to cooperate and (i) SpinCo shall, and shall cause the other members of its Group to, use commercially reasonable efforts to replace all Credit Support Instruments issued or procured by RemainCo or other members of the RemainCo Group, on behalf of or in favor of any member of the SpinCo Group or the SpinCo Business, including in respect of those Credit Support Instruments set forth on Schedule 2.10(d)(i) (the “SpinCo CSIs”), as promptly as practicable with Credit Support Instruments from SpinCo or a member of the SpinCo Group as of the Effective Time, but in any event within twelve (12) months of the Distribution Date, and (ii) RemainCo shall, and shall cause the other members of its Group to, use commercially reasonable efforts to replace all Credit Support Instruments issued or procured by SpinCo or other members of the SpinCo Group, on behalf of or in favor of any member of the RemainCo Group or the RemainCo Business, including in respect of those Credit Support Instruments set forth on Schedule 2.10(d)(ii) (the “RemainCo CSIs”), as promptly as practicable with Credit Support Instruments from RemainCo or a member of the RemainCo Group as of the Effective Time, but in any event within twelve (12) months of the Distribution Date; provided that, in each case, failure to effectuate the foregoing within twelve (12) months of the Distribution Date shall not relieve any Party (or the other members of its applicable Group) of any obligation under this Section 2.10(d), and such Party shall, and shall cause the other members of its Group to, continue to take the actions contemplated by this Section 2.10(d):
(i)    With respect to any SpinCo CSIs that remain outstanding after the Effective Time, (x) SpinCo shall, and shall cause the members of the SpinCo Group to, jointly and severally, indemnify and hold harmless the RemainCo Indemnitees for any Liabilities arising from or relating to such SpinCo CSIs, including any fees in connection with the issuance and maintenance thereof and any funds drawn by (or for the benefit of), or disbursements made to, the beneficiaries of such SpinCo CSIs in accordance with the terms thereof, plus, unless reimbursed within twenty-four (24) hours of being drawn by (or for the benefit of) or disbursements made to the beneficiaries of such SpinCo CSIs (the “Applicable SpinCo CSI Draw Date”), a ticking fee based on a rate of SOFR plus 2% (provided, however, in the event that SOFR is no longer commonly accepted by market participants, then an alternative floating rate index that is commonly accepted by market participants, which SpinCo and RemainCo shall jointly determine, each acting in good faith) applied to the number of days elapsed between the date drawn and the date actually indemnified (inclusive of each of the Applicable SpinCo CSI Draw Date and the day actually indemnified), (y) SpinCo shall pay to RemainCo a fee payable at the end of each calendar quarter (the first of such payments being due on the last Business Day of the first full calendar quarter that is twelve (12) months after the Distribution Date), based on a rate of 1.75% per annum on the average outstanding balance during such quarter of any outstanding SpinCo CSIs issued by RemainCo or any member of the RemainCo Group, respectively, and (z) without the prior written consent of RemainCo, SpinCo shall not, and shall not permit any member of the SpinCo Group to, enter into, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, Contract or other obligation in connection with which RemainCo or any member of the RemainCo Group, respectively, has issued any Credit Support Instruments which remain outstanding. None of RemainCo or the members of the RemainCo Group will have any obligation to renew any Credit Support Instruments issued or procured on behalf of or in favor of any member of the SpinCo Group or the SpinCo Business after the expiration of such SpinCo CSI.
(ii)    With respect to any RemainCo CSIs that remain outstanding after the Effective Time, (x) RemainCo shall, and shall cause the members of the RemainCo Group to, jointly and severally, indemnify and hold harmless the SpinCo Indemnitees for any Liabilities arising from or relating to such RemainCo CSIs, including any fees in connection with the issuance and maintenance thereof and any funds drawn by (or for the benefit of), or disbursements made to, the beneficiaries of such RemainCo CSIs in accordance with the terms thereof, plus, unless reimbursed within twenty-four (24) hours of being drawn by (or for the benefit of) or disbursements being made to the beneficiaries of such RemainCo CSIs (the “Applicable RemainCo CSI Draw Date”), a ticking fee based on a rate of SOFR plus 2% (provided, however, in the event that SOFR is no longer commonly accepted by market participants, then an alternative floating rate index that is commonly accepted by market participants, which SpinCo and RemainCo shall jointly determine, each acting in good faith) applied to the number of days elapsed between the Applicable RemainCo CSI Draw Date and the date actually indemnified (inclusive of each of the Applicable RemainCo CSI Draw Date and the day actually indemnified), (y) RemainCo shall pay to SpinCo a fee payable at the end of each calendar quarter (the first of such payments being due on the last Business Day of the first full calendar quarter that is twelve (12) months after the Distribution Date) based on a rate of 1.75% per annum on the average outstanding balance during such quarter of any outstanding RemainCo CSIs issued by SpinCo or any member of the SpinCo Group, respectively, and (z) without the prior written consent of SpinCo, RemainCo shall not, and shall not permit any member of the RemainCo Group to, enter into, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, Contract or other obligation in connection with which SpinCo or any member of the SpinCo Group, respectively, has issued any Credit Support Instruments which remain outstanding. None of SpinCo or the members of the SpinCo Group will have any obligation to renew any Credit Support Instruments issued or procured on behalf of or in favor of any member of the RemainCo Group or the RemainCo Business after the expiration of such RemainCo CSI.
Section 2.11    Bank Accounts; Cash Balances.
(a)    Each of RemainCo and SpinCo shall, and shall cause the respective members of their Group to, use their commercially reasonable efforts to take all actions necessary to amend all Contracts governing each bank and brokerage account owned by SpinCo and any other member of the SpinCo Group (collectively, the “SpinCo Accounts”), so that from and after the Effective Time such SpinCo Accounts, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by RemainCo or any member of the RemainCo Group (collectively, the “RemainCo Accounts”) are de-linked from such SpinCo Accounts.
(b)    Each of RemainCo and SpinCo shall, and shall cause the respective members of their Group to, use their commercially reasonable efforts to take all actions necessary to amend all Contracts governing the RemainCo Accounts so that from and after the Effective Time, such RemainCo Accounts, if currently linked to any SpinCo Account, are de-linked from such SpinCo Accounts.

(c)    With respect to any outstanding checks issued by RemainCo, SpinCo or any of the respective members of their Group prior to the Effective Time, such outstanding checks shall be honored from and after the Effective Time by the Person or Group owning the account on which the check is drawn, without modifying in any way the allocation of Liability (and rights to reimbursement) for such amounts under this Agreement or any Ancillary Agreement.
Section 2.12    Disclaimer of Representations and Warranties. EACH OF REMAINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE REMAINCO GROUP) AND SPINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SPINCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENTS OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES, INFORMATION OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, AS TO NONINFRINGEMENT, VALIDITY OR ENFORCEABILITY OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR THEREIN, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS”, “WHERE IS” AND “WITH ALL FAULTS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, WITHOUT LIABILITIES OR WARRANTIES EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST OR OTHER MATTER WHETHER OR NOT OF RECORD AND (II) ANY NECESSARY CONSENTS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.
ARTICLE III
CERTAIN ACTIONS AT OR PRIOR TO THE DISTRIBUTION
Section 3.1    Certificate of Incorporation; Bylaws. At or prior to the Effective Time, all necessary actions shall be taken to effect the conversion of SpinCo from a limited liability company organized under the laws of the State of Delaware to a corporation organized under the laws of the State of Delaware and to adopt the form of Amended and Restated Certificate of Incorporation and Amended and Restated By-laws filed by SpinCo with the

Commission as exhibits to the SpinCo Form 10, subject to any changes thereto determined to be made by RemainCo prior to the Effective Time in its sole discretion.
Section 3.2    Directors. At or prior to the Effective Time, RemainCo shall take all necessary action to cause the Board of Directors of SpinCo to consist of the individuals identified in the SpinCo Information Statement as directors of SpinCo.
Section 3.3    Officers. At or prior to the Effective Time, RemainCo shall take all necessary action to cause the individuals identified as such in the SpinCo Information Statement to be officers of SpinCo as of the Distribution Date.
Section 3.4    Resignations. At or prior to the Distribution, each of RemainCo and SpinCo shall cause all of its employees and all employees of its respective Subsidiaries (excluding any employees of any member of its respective Group) to resign, effective as of the Distribution, from all positions as officers or directors of any member of the other Groups (and any other Person where such position is as a designee or representative of the other Groups) in which they serve.
Section 3.5    Ancillary Agreements. At or prior to the Effective Time, each of RemainCo and SpinCo shall enter into, and/or (where applicable) shall cause a member or members of their respective Group to enter into, the Ancillary Agreements and any other Contracts in respect of the Distribution reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby.
ARTICLE IV
THE DISTRIBUTION
Section 4.1    Stock Dividends to RemainCo.
(a)    In connection with the Distribution, (i) on or prior to the Distribution Date, SpinCo shall issue to RemainCo, as a stock dividend, such number of shares of SpinCo Common Stock (or RemainCo and SpinCo shall take or cause to be taken such other appropriate actions to ensure that RemainCo has the requisite number of shares of SpinCo Common Stock) as will be required so that the total number of shares of SpinCo Common Stock held by RemainCo immediately prior to the Distribution is equal to the total number of shares of SpinCo Common Stock distributable in the Distribution, and (ii) on the Distribution Date, subject to the conditions and other terms set forth in this Article IV, RemainCo shall cause the Agent to distribute all of the then issued and outstanding shares of SpinCo Common Stock to holders of RemainCo Common Stock as of the close of business on the Distribution Record Date, and to credit the appropriate class and number of such shares of SpinCo Common Stock to book entry accounts for each such holder or designated transferee or transferees of such holder of SpinCo Common Stock. For stockholders of RemainCo who own RemainCo Common Stock through a broker or other nominee, their shares of SpinCo Common Stock will be credited to their respective accounts by such broker or nominee. Each holder of RemainCo Common Stock as of the close of business on the Distribution Record Date (or such holder’s designated transferee or transferees) will be entitled to receive in the Distribution one share of SpinCo

Common Stock for every four shares of RemainCo Common Stock held by such stockholder. No action by any such stockholder (or such stockholder’s designated transferee or transferees) shall be necessary for such stockholder (or such stockholder’s designated transferee or transferees) to receive the applicable number of shares of (and, if applicable, cash in lieu of any fractional shares) SpinCo Common Stock such stockholder is entitled to in the Distribution.
Section 4.2    Fractional Shares. RemainCo stockholders holding a number of shares of RemainCo Common Stock as of the close of business on the Distribution Record Date which would entitle such stockholders to receive less than one whole share of SpinCo Common Stock in the Distribution, will receive cash in lieu of fractional shares. Fractional shares of SpinCo Common Stock will not be distributed in the Distribution nor credited to book-entry accounts. The Agent shall, as soon as practicable after the Distribution Date, (a) determine the number of whole shares and fractional shares of SpinCo Common Stock allocable to each holder of record or beneficial owner of RemainCo Common Stock as of the close of business on the Distribution Record Date, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions, in each case, at then prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests, and (c) distribute to each such holder, or for the benefit of each such beneficial owner, such holder or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of SpinCo Common Stock after making appropriate deductions for any amount required to be withheld for U.S. federal income tax purposes, for applicable Transfer Taxes and for the costs and expenses of such sale and distribution, including brokers fees and commissions. None of RemainCo, SpinCo or the Agent will guarantee any minimum sale price for the fractional shares of SpinCo Common Stock. None of RemainCo or SpinCo will pay any interest on the proceeds from the sale of fractional shares. The Agent acting on behalf of the applicable Party will have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of RemainCo or SpinCo.
Section 4.3    Sole Discretion of RemainCo. RemainCo shall, in its sole and absolute discretion, determine the Distribution Date and all other terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect each Distribution and the timing of and conditions to the consummation thereof. In addition, RemainCo may, in accordance with Section 10.11, at any time and from time to time until the completion of each Distribution decide to abandon any or all of the Distribution or modify or change the terms of each Distribution, including by accelerating or delaying the timing of the consummation of all or part of any Distribution. Without limiting the foregoing and notwithstanding anything to the contrary in this Agreement, RemainCo shall have the right not to complete any Distribution if, at any time prior to the Distribution, the Board shall have determined, in its sole discretion, that any Distribution is not in the best interests of RemainCo or its stockholders, that a sale or other alternative is in the best interests of RemainCo or its stockholders or that it is not advisable at that time for the SpinCo Business to separate from RemainCo.
Section 4.4    Conditions to Distribution. Subject to Section 4.3, the obligation of RemainCo to consummate the Distribution is subject to the prior or simultaneous satisfaction, or,

to the extent permitted by applicable Law, waiver by RemainCo in its sole and absolute discretion, of the following conditions. None of SpinCo or any other member of the SpinCo Group with respect to the Distribution or any third party shall have any right or claim to require the consummation of the Distribution, which shall be effected at the sole discretion of the Board. Any determination made by RemainCo prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 4.4 shall be conclusive and binding on the Parties. The conditions are for the sole benefit of RemainCo and shall not give rise to or create any duty on the part of RemainCo or the Board to waive or not waive any such condition. Each Party will use its commercially reasonable efforts to keep the other Party apprised of its efforts with respect to, and the status of, each of the following conditions:
(a)    the Commission shall have declared effective the SpinCo Form 10, of which the SpinCo Information Statement forms a part, and no stop order relating to the registration statement will be in effect, no proceedings seeking such stop order shall be pending before or threatened by the Commission, and the SpinCo Information Statement (or a Notice of Internet Availability of the SpinCo Information Statement) shall have been distributed to holders of RemainCo Common Stock;
(b)    the SpinCo Common Stock to be delivered in the Distribution shall have been approved for listing on the Nasdaq, subject to official notice of issuance;
(c)    RemainCo shall have received a written opinion from Skadden, Arps, Slate, Meagher & Flom LLP and Ernst & Young LLP, in form and substance satisfactory to RemainCo (in its sole discretion), substantially to the effect that, among other things, the Distribution, together with the SpinCo Spin Contribution, will qualify for non-recognition of gain and loss pursuant to Section 355, Section 361 and Section 368(a)(1)(D) of the Code;
(d)    RemainCo shall have received an opinion from the independent appraisal firm set forth on Schedule 4.4(d) or another independent appraisal firm as determined by the Board, in form and substance satisfactory to RemainCo, confirming that (i) following the Distribution, RemainCo, on the one hand, and SpinCo, on the other hand, will be solvent and adequately capitalized, (ii) RemainCo has adequate surplus under Delaware Law to declare the Distribution and (iii) SpinCo has adequate surplus under Delaware Law to declare the SpinCo Cash Distribution, in each of clauses (i) and (ii) after giving effect to the SpinCo Cash Distribution;
(e)    no order, injunction or decree issued by any Governmental Entity of competent jurisdiction, or other legal restraint or prohibition preventing the consummation of all or any portion of the Distribution or any of the related transactions shall be pending, threatened, issued or in effect, and no other event outside the control of RemainCo shall have occurred or failed to occur that prevents the consummation of all or any portion of the Distribution;
(f)    the Internal Reorganization shall have been effectuated prior to the Distribution, except for such steps (if any) as RemainCo, in its sole discretion, shall have determined need not be completed or may be completed after the Effective Time;

(g)    the Board shall have declared the Distribution and approved all related transactions, which approval may be given or withheld at its absolute and sole discretion (and such declaration or approval shall not have been withdrawn);
(h)    RemainCo, as SpinCo’s sole stockholder immediately prior to the Distribution, shall have elected the board of directors of SpinCo, as described in the SpinCo Information Statement, effective immediately upon the Distribution;
(i)    the directors of RemainCo set forth on Schedule 4.4(i) shall have resigned from the Board effective upon the Distribution;
(j)    (i) SpinCo shall have, and shall have caused its applicable Subsidiaries to have, entered into all Ancillary Agreements to which it and/or such Subsidiary is contemplated to be a party, and (ii) RemainCo shall have, and shall have caused its applicable Subsidiaries to have, entered into all Ancillary Agreements to which it and/or such Subsidiary is contemplated to be a party;
(k)    the financing for the SpinCo Financing Arrangements shall be available on terms acceptable to RemainCo and SpinCo shall have completed the SpinCo Financing Arrangements and received the proceeds in respect thereof and SpinCo shall have completed the SpinCo Cash Distribution; and
(l)    no events or developments shall have occurred or shall exist that, in the sole and absolute judgment of the Board, make it inadvisable to effect the Distribution or would result in the Distribution and related transactions not being in the best interest of RemainCo or its stockholders.
Section 4.5    Effectiveness of Distribution. Unless otherwise determined by RemainCo prior to the Distribution, the Distribution shall be deemed to occur at 12:01 a.m., New York City Time, on the Distribution Date.
ARTICLE V
CERTAIN COVENANTS
Section 5.1    Auditors and Audits; Annual and Quarterly Financial Statements and Accounting. Each Party agrees (on behalf of itself and each other member of its Group) that, following the Distribution until the completion of each Party’s audit for the fiscal year ending December 31 of the calendar year in which the Distribution Date occurs, and in any event solely with respect to (x) any statutory audit with respect to any fiscal year ending prior to the Distribution or for any portion of a fiscal year prior to the Distribution, in each case, in respect of which the Party requesting such reasonable assistance and access was an Affiliate (or relevant member of its Group) of the other Party’s Group, (y) the preparation and audit of each of the Party’s financial statements for the year ended December 31 of the calendar year in which the Distribution occurs (and, if the Distribution occurs in the first quarter of a fiscal year, also for the previous fiscal year) or amendments thereto, or the printing, filing and public dissemination thereof, and (z) the audit of each Party’s internal controls over financial reporting and management’s assessment thereof and management’s assessment of each Party’s disclosure controls and procedures in respect of the year ended December 31 of the calendar year in which the Distribution occurs (and, if the Distribution occurs in the first quarter of a fiscal year, also for the previous fiscal year); provided, that in the event that any Party changes its auditors within one (1) year of the completion of each Party’s audit for the first full fiscal year occurring after the Distribution Date, then such Party may request reasonable access on the terms set forth in this Section 5.1 for a period of up to one hundred and eighty (180) days from such change; provided, further, that, notwithstanding the foregoing, access of the type described in this Section 5.1 shall be afforded by and to each of the Parties (from time to time following the Distribution), as applicable, to the extent reasonably necessary to respond (and for the limited purpose of responding) to any written request or official comment from a Governmental Entity, such as in connection with responding to a comment letter from the Commission, or as reasonably necessary to meet a filing, reporting or similar obligation required under applicable Law (including under Public Reports):
(a)    Timetable for Completion of Audit. (i) SpinCo shall use commercially reasonable efforts to enable its auditors to complete their audit for the fiscal year ending December 31 of the calendar year in which the Distribution occurs on a timetable that enables RemainCo to meet its timetable for the printing, filing and public dissemination of RemainCo’s annual financial statements for such fiscal year, and (ii) RemainCo shall use commercially reasonable efforts to enable their auditors to complete their audit for the fiscal year ending December 31 of the calendar year in which the Distribution occurs on a timetable that enables SpinCo to meet its timetable for the printing, filing and public dissemination of SpinCo’s annual financial statements for such fiscal year;
(b)    Annual Financial Statements. (i) each Party shall provide or provide access to the other Party on a timely basis all Information reasonably required to meet such other Party’s schedule for the preparation, printing, filing, and public dissemination of such other Party’s annual financial statements for the fiscal year ending December 31 of the calendar year in which the Distribution occurs (and, if the Distribution occurs in the first quarter of a fiscal year, also for the previous fiscal year) and for management’s assessment of the effectiveness of such Party’s disclosure controls and procedures and its internal controls over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K and, to the extent applicable to such Party, its auditor’s audit of its internal controls over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the Commission’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder, if required (such assessments and audit being referred to as the “Internal Control Audit and Management Assessments”) for the fiscal year ending December 31 of the calendar year in which the Distribution occurs (and, if the Distribution occurs in the first quarter of a fiscal year, also for the previous fiscal year), and (ii) without limiting the generality of the foregoing clause (i), each Party shall provide all required financial and other Information with respect to itself and its Subsidiaries to its auditors in a sufficient and reasonable time and in sufficient detail to permit its auditors to take all steps and perform all reviews necessary to provide sufficient assistance to the other Party’s auditors (each such other Party’s auditors, collectively, the “Other Party’s Auditors”) with respect to Information to be included or contained in such other Party’s annual financial statements for the fiscal year ending December 31 of the calendar year in which the Distribution occurs (or, if the Distribution occurs in the first quarter of a fiscal year, the previous fiscal year) and to permit the Other Party’s

Auditors and management to complete the Internal Control Audit and Management Assessments, if required;
(c)    Access to Personnel and Records. subject to the confidentiality provisions of this Agreement (including those set forth in Article VII) and to the extent it relates to the time prior to the Distribution, (i) each Party shall authorize and request its respective auditors to make reasonably available to the Other Party’s Auditors both the personnel who performed or are performing the annual audits of such audited Party (each such Party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of such Audited Party, in all cases within a reasonable time prior to such Audited Party’s auditors’ opinion date, so that the Other Party’s Auditors are able to perform the procedures they reasonably consider necessary to take responsibility for the work of the Audited Party’s auditors as it relates to their auditors’ report on such other Party’s financial statements, all within sufficient time to enable such other Party to meet its timetable for the printing, filing and public dissemination of its annual financial statements with the Commission for the fiscal year ending December 31 of the calendar year in which the Distribution occurs (or, if the Distribution occurs in the first quarter of a fiscal year, the previous fiscal year), and (ii) each Party shall use commercially reasonable efforts to make reasonably available to the Other Party’s Auditors and management its personnel and Records in a reasonable time prior to the Other Party’s Auditors’ opinion date and other Party’s management’s assessment date so that the Other Party’s Auditors and other Party’s management are able to perform the procedures they reasonably consider necessary to conduct the Internal Control Audit and Management Assessments; provided, however, that for matters pertaining to the provision of Tax Records, the Tax Matters Agreement shall govern;
(d)    Current, Quarterly and Annual Reports. (i) at least three (3) Business Days prior to the earlier of public dissemination or filing with the Commission, each Party shall deliver to the other Party a reasonably complete draft of any earnings news release or any filing with the Commission containing financial statements for the related year in which the Distribution occurs (or, if the Distribution occurs in the first quarter of a fiscal year, the previous fiscal year) and the calendar year preceding such year, including current reports on Form 8-K, quarterly reports on 10-Q and annual reports on Form 10-K or any other annual report purporting to fulfill the requirements of 17 CFR 240-14c-3 (such reports, collectively, the “Public Reports”); provided, however, that each Party may continue to revise its respective Public Report prior to the filing thereof, which changes will be delivered to the other Party as soon as reasonably practicable; provided, further, that each Party’s personnel will actively and reasonably consult with the other Party’s personnel regarding any proposed changes to its respective Public Report and related disclosures prior to the anticipated filing with the Commission, with particular focus on any changes which would reasonably be expected to have an effect upon the other Party’s financial statements or related disclosures, (ii) each Party shall notify the other Party, as soon as reasonably practicable after becoming aware thereof, of any material accounting differences between the financial statements to be included in such Party’s annual report on Form 10-K and the pro-forma financial statements included, as applicable, in the SpinCo Form 10 or the Form 8-K to be filed by RemainCo with the Commission on or about the time of each Distribution, and (iii) if any such differences are notified by any Party, the Parties shall confer and/or meet as soon as reasonably practicable thereafter, and in any event prior to the filing of any Public Report, to consult with each other in respect of such differences and the effects thereof on the Parties’ applicable Public Reports; and
(e)    Compensation Programs. to the extent (i) SpinCo’s 2026 proxy statement or Form 10-K for the fiscal year ended December 31 of the calendar year in which the Distribution occurs discusses compensation programs of RemainCo, it shall substantially conform such discussion to RemainCo’s proxy statement and/or Form 10-K for the applicable period; and (ii) RemainCo’s 2026 proxy statement or Form 10-K for the fiscal year ended December 31 of the calendar year in which the Distribution occurs discusses compensation programs of SpinCo, it shall substantially conform such discussion to SpinCo’s proxy statement and/or Form 10-K for the applicable period.
Nothing in this Section 5.1 shall require any Party to violate any Contract with any third party regarding the confidentiality of confidential and proprietary Information relating to that third party or its business; provided, however, that in the event that a Party is required under this Section 5.1 to disclose any such Information, such Party shall use commercially reasonable efforts to seek to obtain such third party’s written consent to the disclosure of such Information.
Section 5.2    Separation of Information.
(a)    SpinCo shall, and shall cause the other members of the SpinCo Group to, use commercially reasonable efforts to deliver to RemainCo (or its designee) as promptly as practicable all Information that constitutes a RemainCo Asset but is commingled in any member of the SpinCo Group’s current records or archives (whether stored with a third party or directly by any member of the SpinCo Group) (SpinCo may redact Information that is a SpinCo Asset to which a member of the RemainCo Group does not have a license pursuant to any Ancillary Agreement (to the extent such Information is not reasonably necessary to exercise a license pursuant to any Ancillary Agreement) or access thereto pursuant to any Designated Ancillary Agreement or that is not otherwise related to the RemainCo Business); provided that with respect to any Information to which a member of the RemainCo Group has a license pursuant to any Ancillary Agreement (or such Information is reasonably necessary to exercise such license) or access thereto pursuant to any Designated Ancillary Agreement, such Information shall be delivered only to the extent of such license (or such reasonable need for related Information) or access thereto and otherwise subject to the terms of the applicable Ancillary Agreement or Designated Ancillary Agreement.
(b)    If RemainCo identifies in writing particular Information (whether in written, electronic documentary or other archival documentary form) that RemainCo reasonably believes constitutes a RemainCo Asset (or to which a member of its Group has a license pursuant to an Ancillary Agreement (or such Information is reasonably necessary to exercise such license) or access thereto pursuant to a Designated Ancillary Agreement) or is otherwise related to the RemainCo Business but is held by or on behalf of any member of the SpinCo Group (or any transferee thereof), SpinCo shall, and shall cause any other applicable member of the SpinCo Group to, request that the archive holder deliver such item to SpinCo for review as soon as reasonably practicable, and SpinCo shall review such request and deliver the requested material to RemainCo as promptly as reasonably practicable and in any event within fifteen (15) Business Days of receiving the material from the archive holder; provided that if the requested material is not specific and requires a longer period of review in light of the breadth of the request, SpinCo shall deliver the material to RemainCo as promptly as reasonably practicable and shall notify RemainCo of the expected timeframe to allow RemainCo to narrow such request if desired; provided, further, that with respect to any Information to which a member of the RemainCo Group has a license pursuant to any Ancillary Agreement (or such Information is reasonably necessary to exercise such license) or access thereto pursuant to any Designated Ancillary Agreement, such Information shall be delivered only to the extent of such license (or such reasonable need for related Information) or access thereto and otherwise subject to the terms of the applicable Ancillary Agreement or Designated Ancillary Agreement; provided, further, that if such requested material does not constitute a RemainCo Asset (and a member of the RemainCo Group is not otherwise granted a license pursuant to an Ancillary Agreement (and such Information is not reasonably necessary to exercise such license) or access thereto pursuant to a Designated Ancillary Agreement) or is not otherwise related to the RemainCo Business, SpinCo shall not deliver the material to RemainCo, but shall provide RemainCo with an explanation in reasonable detail of such determination and discuss with RemainCo in good faith.
(c)    RemainCo shall, and shall cause the other members of the RemainCo Group to, use commercially reasonable efforts to deliver to SpinCo (or its designee) as promptly as practicable all Information that constitutes a SpinCo Asset but is commingled in any member of the RemainCo Group’s current records or archives (whether stored with a third party or directly by any member of the RemainCo Group) ( RemainCo may redact Information that is a RemainCo Asset to which a member of the SpinCo Group does not have a license pursuant to any Ancillary Agreement (to the extent such Information is not reasonably necessary to exercise a license pursuant to any Ancillary Agreement) or access thereto pursuant to any Designated Ancillary Agreement or that is not otherwise related to the SpinCo Business); provided that with respect to any Information to which a member of the SpinCo Group, as applicable, has a license pursuant to any Ancillary Agreement (or such Information is reasonably necessary to exercise such license) or access thereto pursuant to any Designated Ancillary Agreement, such Information shall be delivered only to the extent of such license (or such reasonable need for related Information) or access thereto and otherwise subject to the terms of the applicable Ancillary Agreement or Designated Ancillary Agreement.
(d)    If SpinCo identifies in writing particular Information (whether in written, electronic documentary or other archival documentary form) that SpinCo reasonably believes constitutes a SpinCo Asset (or to which a member of its Group has a license pursuant to an Ancillary Agreement (or such Information is reasonably necessary to exercise such license) or access thereto pursuant to a Designated Ancillary Agreement) or is otherwise related to the SpinCo Business but is held by or on behalf of any member of the RemainCo Group (or any transferee thereof), RemainCo shall, and shall cause any other applicable member of the RemainCo Group to, request that the archive holder deliver such item to RemainCo for review as soon as reasonably practicable, and RemainCo shall review such request and deliver the requested material to SpinCo as promptly as reasonably practicable and in any event within fifteen (15) Business Days of receiving the material from the archive holder; provided that if the requested material is not specific and requires a longer period of review in light of the breadth of the request, RemainCo shall deliver the material to SpinCo as promptly as reasonably practicable and shall notify SpinCo of the expected timeframe to allow SpinCo to narrow such request if desired; provided, further, that with respect to any Information to which a member of the SpinCo

Group has a license pursuant to any Ancillary Agreement (or such Information is reasonably necessary to exercise such license) or access thereto pursuant to any Designated Ancillary Agreement, such Information shall be delivered only to the extent of such license (or such reasonable need for related Information) or access thereto and otherwise subject to the terms of the applicable Ancillary Agreement or Designated Ancillary Agreement; provided, further, that if such requested material does not constitute a SpinCo Asset (and a member of the SpinCo Group is not otherwise granted a license pursuant to an Ancillary Agreement (and such Information is not reasonably necessary to exercise such license) or access thereto pursuant to a Designated Ancillary Agreement) or is not otherwise related to the RemainCo Business, RemainCo shall not deliver the material to SpinCo, but shall provide SpinCo with an explanation in reasonable detail of such determination and discuss with SpinCo in good faith.
Section 5.3    Nonpublic Information. Each Party acknowledges on behalf of itself and the other members of its Group that Information provided under Section 5.1 may constitute material, nonpublic information, and trading in the securities of a member of either Group (or the securities of such Person’s Affiliates, or partners) while in possession of such material, nonpublic material information may constitute a violation of the U.S. federal securities Laws.
Section 5.4    Cooperation. For a period of twelve (12) months following the Distribution Date and subject to the terms and limitations contained in this Agreement and the Ancillary Agreements, each Party shall, and shall cause the other members of its Group, their respective then-Affiliates, each of its and their respective Affiliates and its and their employees to (a) provide reasonable cooperation and assistance to the other Party (and any member of such Party’s Group) in connection with the completion of the Internal Reorganization and the transactions contemplated herein and in each Ancillary Agreement (including assisting in the preparation of the Distribution), (b) reasonably assist each Party (or member of its respective Group) in the orderly and efficient transition in becoming an independent company, (c) reasonably assist the other Party (or member of its respective Group) to the extent such Party (or member of such Party’s Group) is providing or has provided services, as applicable, pursuant to the Transition Services Agreement, in connection with requests for Information from, audits or other examinations of, such other Party (or member of such Party’s Group) by a Governmental Entity, and (d) provide reasonable cooperation and assistance to the other Party (and any member of its respective Group) in (i) seeking and obtaining all Consents of Governmental Entities under applicable Law with respect to the transactions contemplated by this Agreement and (ii) gathering, preparing and submitting any Information or documentary material that may be requested by any Governmental Entity in connection with obtaining such Consents, in each case (clauses (a) through (d)), at no additional cost to the Party (or member of such Party’s Group) requesting such assistance other than for the actual out-of-pocket costs (which shall not include the costs of salaries and benefits of employees of such Party (or its Group) or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing) incurred by any such Party (or its Group), if applicable. The cooperation and assistance provided for in this Section 5.4 shall not be required to the extent such cooperation and assistance would result in an undue burden on any Party (or any member of its Group) or would unreasonably interfere with any of its employees’ normal functions and duties. In furtherance of, and without limiting, the foregoing, each Party shall, and shall cause the other members of its Group (or their then-current Affiliates) to, make reasonably available those employees with particular knowledge of any function or service of which the other Party was not allocated the employees involved in such function or service in connection with the Internal Reorganization (including employee benefits functions, risk management, etc.).
Section 5.5    Permits and Financial Assurance.
(a)    Prior to the Distribution, the Permit Transferor shall be responsible for preparing and submitting, on a timely basis, all filings required to effect, as applicable (i) the Transfer to the applicable Permit Transferee of all permits, including Environmental Permits, that constitute Assets that are allocated to the Permit Transferee’s Group pursuant to this Agreement, and (ii) the issuance of all permits, including Environmental Permits, necessary for the conduct of the Business of the Permit Transferee’s Group as it is conducted as of the time of the Distribution after giving effect to the Ancillary Agreements. The Permit Transferee shall cooperate with the Permit Transferor with respect to the filing of such transfer or reissuance requests, including executing any necessary forms as required and providing Information in the Permit Transferee’s possession to the Permit Transferor that is necessary for any such transfer or reissuance request. Following the Distribution, notwithstanding Section 2.6, the Permit Transferor shall, and shall cause the other members of its Group to, use commercially reasonable efforts to (A) assist the Permit Transferee by providing any Information necessary to allow the Permit Transferee to apply to the applicable Governmental Entity for issuance of a new permit, including Environmental Permits, to the Permit Transferee, to the extent that such application was not submitted prior to the Distribution pursuant to this Section 5.5(a), (B) of the type in clauses (i) and (ii) above, maintain each permit, including any Environmental Permit, that was not Transferred to the Permit Transferee prior to the Distribution (a “Non-Transferred Permit”), in full force and effect in all material respects in the ordinary course of business consistent with past practice (or, if greater, the level of effort agreed to maintain and administer its own permits, including any Environmental Permit) and taking into account the transactions contemplated by this Agreement, until such time as the permit has been transferred or reissued to the Permit Transferee; provided, that the Permit Transferor’s obligation hereunder is conditioned on the Permit Transferee undertaking prompt action to apply for and prosecute the reissuance or a transfer of said Non-Transferred Permit, (C) cooperate in any reasonable and lawful arrangement designed to provide to the Permit Transferee the benefits arising under each Non-Transferred Permit, including accepting such reasonable direction as the Permit Transferee shall request of the Permit Transferor, and (D) enforce at the Permit Transferee’s reasonable request, or allow the Permit Transferee to enforce in a commercially reasonable manner, any rights of the Permit Transferor under such Non-Transferred Permit (to the extent related to the Business of the Permit Transferee); provided that (x) the costs and expenses incurred by the Permit Transferor related to the foregoing clauses (A) and (B) shall be borne solely by the Permit Transferor and (y) the costs and expenses incurred by the Permit Transferor related to the foregoing clauses (C) and (D) shall be borne solely by the Permit Transferee. Following the Distribution, the Permit Transferee shall be responsible for compliance by the Business of its Group with all of the terms and conditions of any permit, including any Environmental Permit, which is a Non-Transferred Permit. The Permit Transferee shall be responsible for all Liabilities related thereto and shall indemnify the Permit Transferor pursuant to Article VI for all Indemnifiable Losses to the extent relating to or arising in connection with or resulting from a Permit, including any Environmental Permit, which is a Non-Transferred Permit due to the Business of its Group, including fines or penalties arising from violations by its Group of any terms and/or conditions of the Non-Transferred Permit. The covenants and agreements set forth in this Section 5.5(a) of a Permit Transferor or Permit Transferee that (x) is a member of the RemainCo Group shall constitute RemainCo Liabilities, and (y) is a member of the SpinCo Group shall constitute SpinCo Liabilities. Notwithstanding Section 2.5 or Section 2.6, but in furtherance of the foregoing, in the case of any Permits (including Environmental Permits) which are related to both of the RemainCo Business and SpinCo Business (a “Shared Permit”), the holder of such Shared Permit shall be entitled to elect whether to (I) Transfer the applicable Shared Permit to a member of the other Party’s Group (as designed by such Party) and procure for itself any new Permits or (II) procure the issuance for the other Party of such new Permits, including Environmental Permits, related to the existing Shared Permits (to the extent necessary for the conduct of the Business of such other Party’s Group as it is conducted as of the time of the Distribution after giving effect to the Ancillary Agreements); provided that, in each case, if there is any delay in the Transfer or procurement of such Permit, clauses (A) through (D) of this Section 5.5(a) shall continue to apply.
(b)    Subject to Article VI, to the extent required by applicable Law and as soon as practicable after the Distribution, but in any event no later than the applicable period provided by applicable Law or, if no such date is set forth in applicable Law, then no later than thirty (30) days after the Distribution, each of SpinCo and RemainCo, as the case may be, shall, or shall cause another member of its Group to, (i) take such action as may be required to obtain, replace or amend financial assurance with respect to Environmental Liabilities that constitute SpinCo Liabilities or RemainCo Liabilities and (ii) submit to the appropriate regulatory agencies documentation satisfactory to such agencies that it has taken such action required under clause (i). A schedule of the known financial assurance related to SpinCo Environmental Liabilities for which action is required under this Section 5.5(b) is set forth on Schedule 5.5, which schedule may be amended after the Distribution should either Party become aware that SpinCo or RemainCo is required, as a result of the transactions contemplated by this Agreement, to obtain, replace or amend any financial assurance. Subject to Article VI, to the extent that the Environmental Liability underlying such financial assurance is a SpinCo Liability or RemainCo Liability, SpinCo or RemainCo, respectively, shall remain liable for the costs and expenses associated with such financial assurance, even in circumstances where an Indemnitee is required as a matter of applicable Law to obtain such financial assurance.
Section 5.6    Non-Solicit.
(a)    SpinCo agrees that, for a period of eighteen (18) months following the Distribution Date, it shall not, and shall cause the members of the SpinCo Group not to, without the prior written consent of RemainCo, directly or through others, on its own behalf or in the service or on behalf of others, hire or attempt to hire, whether as an employee, consultant, independent contractor or otherwise, any (i) Key Employee of the RemainCo Group or (ii) former Key Employee of the RemainCo Group who was on the payroll of the RemainCo Group within six (6) months of the date of such hiring or attempted hiring by SpinCo or any member of the SpinCo Group; provided that SpinCo and any member of the SpinCo Group may (x) engage in general solicitations for employment by use of advertisements in the media that are not specifically directed at employees of the RemainCo Group and, following the date that is six (6) months following the Distribution Date, hire any employee or former employee of the RemainCo

Group, including any Key Employee or former Key Employee of the RemainCo Group, in response to any such general solicitation or (y) hire any employee or former employee of the RemainCo Group, including any Key Employee or former Key Employee of the RemainCo Group, if such employee was terminated by the RemainCo Group due to a reduction in force, including any plant closures, mass layoffs or position elimination; provided, further, that the Parties may mutually agree on additional exceptions to the non-solicitation restrictions set forth in this Section 5.6(a).
(b)    RemainCo agrees that, for a period of eighteen (18) months following the Distribution Date, it shall not, and shall cause the members of the RemainCo Group not to, without the prior written consent of SpinCo, directly or through others, on its own behalf or in the service or on behalf of others, hire or attempt to hire, whether as an employee, consultant, independent contractor or otherwise, any (i) Key Employee of the SpinCo Group or (ii) former Key Employee of the SpinCo Group who was on the payroll of the SpinCo Group within six (6) months of the date of such hiring or attempted hiring by RemainCo or any member of the RemainCo Group; provided that RemainCo and any member of the RemainCo Group may (x) engage in general solicitations for employment by use of advertisements in the media that are not specifically directed at employees of the SpinCo Group and, following the date that is six (6) months following the Distribution Date, hire any employee or former employee of the SpinCo Group, including any Key Employee or former Key Employee of the SpinCo Group, in response to any such general solicitation or (y) hire any employee or former employee of the SpinCo Group, including any Key Employee or former Key Employee of the SpinCo Group, if such employee was terminated by the SpinCo Group due to a reduction in force, including any plant closures, mass layoffs or position elimination; provided, further, that the Parties may mutually agree on additional exceptions to the non-solicitation restrictions set forth in this Section 5.6(b).
(c)    If a final and non-appealable judicial determination is made that any provision of this Section 5.6 constitutes an unreasonable or otherwise unenforceable restriction with respect to any particular jurisdiction, the provisions of this Section 5.6 will not be rendered void but will be deemed to be modified solely with respect to the applicable jurisdiction to the minimum extent necessary to remain in force and effect for the greatest period and to the greatest extent that such court determines constitutes a reasonable restriction under the circumstances.
Section 5.7    Other Covenants. The Parties hereby agree to, and to cause the members of its respective Group (as applicable) to, take the actions as specified on Schedule 5.7.
ARTICLE VI
INDEMNIFICATION
Section 6.1    Release of Pre-Distribution Claims.
(a)    Except (i) as provided in Section 6.1(b), (ii) as may be otherwise expressly provided in this Agreement and (iii) for any matter for which any Indemnitee is entitled to indemnification pursuant to this Article VI, each Party, on behalf of itself and each member of its Group, and to the extent permitted by Law, all Persons who at any time prior to the Distribution were directors, officers, agents or employees of any member of its respective Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, (x) do hereby knowingly, unconditionally and irrevocably but effective at the time of and conditioned upon the occurrence of the Distribution, and (y) at the time of the Distribution shall, fully remise, release and forever discharge the other Party and the other members of such other Party’s Group and their respective successors and all Persons who at any time prior to the Distribution were shareholders, directors, officers or employees of any member of such other Party’s Group (in their capacity as such), in each case, together with their respective heirs, executors, administrators, successors and assigns from any and all Liabilities whatsoever, whether at Law or in equity, whether arising under any Contract, by operation of Law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution, including in connection with the Internal Reorganization, the Distribution and any of the other transactions contemplated hereunder and under the Ancillary Agreements; provided, however, that no employee shall be remised, released and discharged to the extent that such Liability relates to, arises out of or results from intentional misconduct by such employee.
(b)    Nothing contained in this Agreement, including Section 6.1(a) or Section 2.4, shall impair or otherwise affect any right of any Party, any member of either Group, or any Party’s or member of a Group’s respective heirs, executors, administrators, successors and assigns to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that continue in effect after the Distribution pursuant to the terms of this Agreement or any Ancillary Agreement. In addition, nothing contained in Section 6.1(a) shall release any Person from:
(i)    any Liability Assumed, Transferred or allocated to a Party or a member of such Party’s Group pursuant to or as contemplated by, or any other Liability of any member of such Group under, this Agreement or any Ancillary Agreement, including (A) with respect to SpinCo, any SpinCo Liability, and (B) with respect to RemainCo, any RemainCo Liability;
(ii)    any Liability in respect of any Contract that is entered into after the Distribution Date between one Party (or a member of such Party’s Group), on the one hand, and the other Party (or a member of such Party’s Group), on the other hand;
(iii)    any Liability that the Parties may have with respect to indemnification pursuant to this Agreement or any Ancillary Agreement or otherwise for claims or Actions brought against any Indemnitee by third Persons, which Liability shall be governed by the provisions of this Agreement and, in particular, this Article VI or, in the case of any Liability arising out of an Ancillary Agreement, the applicable provisions of the Ancillary Agreement; or
(iv)    any Liability the release of which would result in a release of any Person other than the Persons released in Section 6.1(a); provided that the Parties agree not to bring any Action or permit any other member of their respective Group to bring any Action against a Person released in Section 6.1(a) with respect to such Liability.

In addition, nothing contained in Section 6.1(a) shall release (x) RemainCo from indemnifying any director, officer or employee of SpinCo who was a director, officer or employee of RemainCo or any of its Subsidiaries on or prior to the Distribution, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to obligations existing prior to the Distribution; it being understood that if the underlying obligation giving rise to such Action is a SpinCo Liability, SpinCo shall indemnify RemainCo for such Liability (including RemainCo’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article VI, and (y) SpinCo from indemnifying any director, officer or employee of RemainCo who was a director, officer or employee of SpinCo or any of its Subsidiaries on or prior to the Distribution, as the case may be, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to obligations existing prior to the Distribution; it being understood that if the underlying obligation giving rise to such Action is a RemainCo Liability, RemainCo shall indemnify SpinCo for such Liability (including SpinCo’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article VI.
(c)    From and after the Effective Time, each Party shall not, and shall not permit any member of its Group, or any of their respective Affiliates, to, make any (or fail to withdraw any previously existing) claim, demand or offset, or commence any (or fail to withdraw any previously existing) Action asserting any claim, demand or offset, including any claim for indemnification, against the other Party or any member of such other Party’s Group, or any other Person released pursuant to Section 6.1(a) or their respective successors with respect to any Liabilities released pursuant to Section 6.1(a).
(d)    It is the intent of each Party, by virtue of the provisions of this Section 6.1, to provide for, at the Effective Time, a knowing, unconditional and irrevocable and full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution, whether known or unknown, between any Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of such Party’s or parties’ Group), on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Distribution), except as specifically set forth in Sections 6.1(a) and 6.1(b). At any time, at the reasonable request of the other Party, each Party shall cause each member of its respective Group and, to the extent practicable each other Person on whose behalf it released Liabilities pursuant to this Section 6.1 to execute and deliver releases reflecting the provisions hereof.
(e)    Each of SpinCo and RemainCo, on behalf of itself and the members of its respective Group, hereby knowingly, unconditionally and irrevocably waives any claims, rights of termination and any other rights under any Ancillary Agreement related to or arising out of the Internal Reorganization or the Distribution (including with respect to any “change of control” or similar provision or due to any Party no longer being an Affiliate of the other Party), and agrees that any change in rights or obligations that would automatically be effective as a result thereof be deemed amended to no longer apply (and that Section 2.8 shall apply in respect of such amendments).

Section 6.2    Indemnification by RemainCo. In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of this Agreement, following the Distribution, RemainCo shall and shall cause the other members of the RemainCo Group to indemnify, defend and hold harmless the SpinCo Indemnitees from and against any and all Indemnifiable Losses of the SpinCo Indemnitees, to the extent relating to, arising out of or resulting from (a) the RemainCo Liabilities or any Third Party Claim that would, if resolved in favor of the claimant, constitute a RemainCo Liability or (b) any breach by RemainCo of any provision of this Agreement, in each case, excluding any payment obligations arising out of self-insurance policies, fronted insurance policies or captive insurance policies maintained by the SpinCo Group to which any member of the RemainCo Group has access pursuant to Section 9.1(a).
Section 6.3    Indemnification by SpinCo. In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of this Agreement, following the Distribution, SpinCo shall and shall cause the other members of the SpinCo Group to indemnify, defend and hold harmless the RemainCo Indemnitees from and against any and all Indemnifiable Losses of the RemainCo Indemnitees, to the extent relating to, arising out of or resulting from (a) the SpinCo Liabilities or any Third Party Claim that would, if resolved in favor of the claimant, constitute a SpinCo Liability or (b) any breach by SpinCo of any provision of this Agreement, in each case, excluding any payment obligations arising out of self-insurance policies, fronted insurance policies or captive insurance policies maintained by the RemainCo Group to which any member of the SpinCo Group has access pursuant to Section 9.1(b).
Section 6.4    Procedures for Third Party Claims.
(a)    If a claim or demand is made against a RemainCo Indemnitee or a SpinCo Indemnitee (each, an “Indemnitee”) by any Person who is not a member of the SpinCo Group or RemainCo Group (a “Third Party Claim”) as to which such Indemnitee is or may be entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Party which is or may be required pursuant to this Article VI to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third Party Claim as promptly as practicable (and in any event within thirty (30) days of the later of (i) receipt by such Indemnitee of written notice of the Third Party Claim or (ii) such Indemnitee forming a reasonable belief that it is or may be entitled to indemnification pursuant to this Agreement with respect to such Third Party Claim) after receipt by such Indemnitee of written notice of the Third Party Claim. Thereafter, the Indemnitee shall deliver to the Indemnifying Party, as promptly as practicable (and in any event within five (5) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim. Notwithstanding the foregoing, failure to provide such written notice or copies shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure.
(b)    Other than in the case of (i) Taxes addressed in the Tax Matters Agreement, which shall be addressed as set forth therein or (ii) indemnification by a beneficiary Party of a guarantor Party pursuant to Section 2.10(c) (the defense of which shall be controlled by the beneficiary Party), (A) an Indemnifying Party shall be entitled (but shall not be required) to assume and control the defense of any Third Party Claim, and (B) if it does not assume the defense of such Third Party Claim, to participate in the defense of such Third Party Claim, in each case, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel that is reasonably acceptable to the applicable Indemnitees (after consultation in good faith with the applicable Indemnitees), if it gives prior written notice of its intention to do so to the applicable Indemnitees within twenty (20) days of the Indemnifying Party’s receipt of notice of the relevant Third Party Claim from the applicable Indemnitees pursuant to Section 6.4(a) (and, in the event the Indemnifying Party does not provide notice within such twenty (20) days of its intention to assume or participate in the defense of such Third Party Claim, the Indemnifying Party shall be deemed to have waived its right to do so); provided, however, that the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim to the extent such Third Party Claim (x) is an allegation of a criminal violation, (y) seeks injunctive, equitable or other relief other than monetary damages against the Indemnitee (provided that such Indemnitee shall reasonably cooperate with the Indemnifying Party, at the request of the Indemnifying Party, in seeking to separate any such claims from any related claim for monetary damages if this clause (y) is the sole reason that such Third Party Claim is a Non-Assumable Third Party Claim) or (z) is made by a Governmental Entity (clauses (x), (y) and (z), the “Non-Assumable Third Party Claims”). After notice from an Indemnifying Party to an Indemnitee of the Indemnifying Party’s election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, at its own expense and, in any event, shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent Information, materials and other information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that in the event a conflict of interest exists, or is reasonably likely to exist, that would make it inappropriate in the reasonable judgment of the applicable Indemnitee(s) for the same counsel to represent both the Indemnifying Party and the applicable Indemnitee(s), such Indemnitee(s) shall be entitled to retain, at the Indemnifying Party’s expense, separate counsel. In the event that the Indemnifying Party exercises the right to assume and control the defense of a Third Party Claim as provided above, (I) the Indemnifying Party shall keep the Indemnitee(s) apprised of all material developments in such defense, (II) the Indemnifying Party shall not withdraw from the defense of such Third Party Claim without providing advance notice to the Indemnitee(s) reasonably sufficient to allow the Indemnitee(s) to prepare to assume the defense of such Third Party Claim, and (III) the Indemnifying Party shall conduct the defense of the Third Party Claim actively and diligently, including the posting of any bonds or other security required in connection with the defense of such Third Party Claim.
(c)    Other than in the case of a Non-Assumable Third Party Claim, if an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim or fails to notify an Indemnitee of its election as provided in Section 6.4(b), or if the Indemnifying Party fails to actively and diligently defend the Third Party Claim (including by withdrawing or threatening to withdraw from the defense thereof), the applicable Indemnitee(s) may defend such Third Party Claim at the cost and expense of the Indemnifying Party. If the Indemnitee is conducting the defense of any Third Party Claim, the Indemnifying Party shall cooperate with the Indemnitee in such defense and make available to the Indemnitee, at the Indemnifying

Party’s expense, all witnesses, pertinent Information, material and information in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee pursuant to a joint defense agreement to be entered into by Indemnitee and the Indemnifying Party; provided, however, that such access shall not require the Indemnifying Party to disclose any information the disclosure of which would, in the reasonable judgment of the Indemnifying Party, result in the loss of any existing attorney-client privilege with respect to such information or violate any applicable Law.
(d)    No Indemnitee may admit any liability with respect to, consent to entry of any judgment of, or settle, compromise or discharge any Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. If an Indemnifying Party has failed to assume the defense of a Third Party Claim, it shall not be a defense to any obligation to pay any amount in respect of such Third Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.
(e)    In the case of a Third Party Claim, the Indemnifying Party shall not admit any liability with respect to, consent to entry of any judgment of, or settle, compromise or discharge, the Third Party Claim without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed) unless such settlement or judgment (i) completely and unconditionally releases the Indemnitee in connection with such matter, (ii) provides relief consisting solely of money damages borne by the Indemnifying Party and (iii) does not involve any admission by the Indemnitee of any wrongdoing or violation of Law.
(f)    Notwithstanding anything herein or in any Ancillary Agreement or any Conveyancing and Assumption Instrument to the contrary, other than (x) actions for specific performance or injunctive or other equitable relief pursuant to Section 10.19, and (y) the indemnification provisions in Section 2.2(d), Section 2.5(c), Section 2.10 and Section 5.5, (i) the indemnification provisions of this Article VI shall be the sole and exclusive remedy of the Parties, the parties to the Conveyancing and Assumption Instruments and any Indemnitee for any breach of this Agreement or any Conveyancing and Assumption Instrument and for any failure to perform and comply with any covenant or agreement in this Agreement or in any Conveyancing and Assumption Instrument; (ii) each Party and each Indemnitee knowingly, unconditionally and irrevocably and expressly waives and relinquishes any and all rights, claims or remedies it may have with respect to the foregoing other than under this Article VI against any Indemnifying Party; (iii) none of the Parties, the members of their respective Groups or any other Person may bring a claim under any Conveyancing and Assumption Instrument; (iv) any and all claims arising out of, resulting from, or in connection with the Internal Reorganization or the other transactions contemplated in this Agreement must be brought under and in accordance with the terms of this Agreement; and (v) no breach of this Agreement or any Conveyancing and Assumption Instrument shall give rise to any right on the part of any Party or party thereto, after the consummation of the Distribution, to rescind this Agreement, any Conveyancing and Assumption Instrument or any of the transactions contemplated hereby or thereby, except as expressly provided in Section 2.6(a) and Section 2.6(b); provided, however, that with respect to the transactions contemplated by this Agreement (including the Internal Reorganization and Distribution), the Parties may also bring claims arising under the Tax Matters Agreement under and in accordance with the Tax Matters Agreement and claims arising under the Employee Matters Agreement under and in accordance with the Employee Matters Agreement. Each Party shall cause the members of its Group to comply with this Section 6.4(f).
(g)    The provisions of this Article VI shall apply to Third Party Claims that are already pending or asserted as well as Third Party Claims brought or asserted after the date of this Agreement. There shall be no requirement under this Section 6.4 to give notice with respect to the existence of any Third Party Claim that exists as of the Effective Time. Each Party on behalf of itself and each other member of its Group acknowledges that Liabilities for Actions (regardless of the parties to the Actions) may be partly RemainCo Liabilities and partly SpinCo Liabilities. If the Parties cannot agree on the allocation of any such Liabilities for Actions, they shall resolve the matter of such allocation pursuant to the procedures set forth in Article VIII. No Party shall, nor shall any Party permit the other members of its Group (or their respective then-Affiliates) to file Third Party Claims or cross-claims against the other Party or any members of the other Group in an Action in which a Third Party Claim is being resolved.
Section 6.5    Procedures for Direct Claims. An Indemnitee shall give the Indemnifying Party written notice of any matter that an Indemnitee has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (other than a Third Party Claim which shall be governed by Section 6.4(a)), within thirty (30) days of such determination, stating the amount of the Indemnifiable Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such written notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure.
Section 6.6    Cooperation in Defense and Settlement.
(a)    With respect to any Third Party Claim that implicates both Parties (or any member of such Parties’ respective Groups or their respective then-Affiliates) in a material respect, including due to the allocation of Liabilities, the reasonably foreseeable impact on the Businesses of the relief sought or the responsibilities for management of defense and related indemnities pursuant to this Agreement, each Party agrees to, and shall cause the members of such Parties’ respective Group to: (i) as promptly as practicable, consult in good faith with the applicable member of such other Party’s respective Group to determine which Party (or Parties) shall be responsible for managing the defense of any such Third Party Claim (provided that the Parties agree to consult in good faith to reassess such determination as additional material facts with respect to any such Third Party Claim become known) and use reasonable best efforts to cooperate fully (including providing signatures required in connection with the resolution of any Third Party Claim in accordance with Section 6.4 and this Section 6.6) and maintain a joint defense (in a manner that will preserve for all Parties any Privilege). The Party that is not responsible for managing the defense of any such Third Party Claim shall be consulted with respect to significant matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims. Notwithstanding the foregoing, nothing in this Section 6.6 shall derogate from any Party’s rights to control the defense of any Action in accordance with Section 6.4.
(b)    (i) Notwithstanding anything to the contrary in this Agreement, with respect to any Third Party Claim where the resolution of such Third Party Claim by order, judgment, settlement or otherwise, would reasonably be expected to include any condition, limitation or other stipulation that would, in the reasonable judgment of RemainCo, significantly and adversely impact the business or conduct of the RemainCo Business or result in a significant adverse change to any member of the RemainCo Group at shared locations where any member of the SpinCo Group and any member of the RemainCo Group, as applicable, have operating agreements, governmental permits or joint obligations to a Governmental Entity with interdependencies, RemainCo shall have, at RemainCo’s expense, the reasonable opportunity to consult, advise and comment in all preparation, planning and strategy regarding any such Third Party Claim, including with regard to any drafts of notices and other conferences and communications to be provided or submitted by any member of the RemainCo Group to any third party involved in such Third Party Claim (including any Governmental Entity), to the extent that RemainCo’s participation does not affect any Privilege in a material and adverse manner, such that SpinCo shall comply with this Section 6.6(b) to the fullest extent possible without materially and adversely affecting such Privilege; provided that to the extent that any such Third Party Claim requires the submission by any member of the SpinCo Group of any Information relating to any current or former officer or director of any member of the RemainCo Group, such Information will only be submitted in a form approved by RemainCo in its reasonable discretion, and (ii) notwithstanding anything to the contrary in this Agreement, with respect to any Third Party Claim where the resolution of such Third Party Claim by order, judgment, settlement or otherwise, would reasonably be expected to include any condition, limitation or other stipulation that would, in the reasonable judgment of SpinCo, significantly and adversely impact the conduct of the SpinCo Business or result in a significant adverse change to any member of the SpinCo Group at shared locations where any member of the SpinCo Group and any member of the RemainCo Group, as applicable, have operating agreements, governmental permits or joint obligations to a Governmental Entity with interdependencies, SpinCo shall have, at SpinCo’s expense, the reasonable opportunity to consult, advise and comment in all preparation, planning and strategy regarding any such Third Party Claim, including with regard to any drafts of notices and other conferences and communications to be provided or submitted by any member of the RemainCo Group to any third party involved in such Third Party Claim (including any Governmental Entity), to the extent that SpinCo’s participation does not affect any Privilege in a material and adverse manner, such that RemainCo shall comply with this Section 6.6(b) to the fullest extent possible without materially and adversely affecting such Privilege; provided, that to the extent that any such Third Party Claim requires the submission by any member of the RemainCo Group of any Information relating to any current or former officer or director of any member of the SpinCo Group, such Information will only be submitted in a form approved by SpinCo in its reasonable discretion. Notwithstanding anything to the contrary in this Agreement, (A) with regard to the matters specified in the preceding clause (i), RemainCo shall have a right to consent to any compromise or settlement related thereto by any member of the SpinCo Group to the extent that the effect on any member of the RemainCo Group would reasonably be expected to result in a significant adverse effect on the financial condition or results of operations of RemainCo and its

Subsidiaries at such time or the RemainCo Business conducted thereby at such time, taken as a whole, and such significant adverse effect would reasonably be expected to be greater with respect to the RemainCo Group, taken as a whole, than the effect on the SpinCo Group, taken as a whole, and (B) with regard to the matters specified in the preceding clause (ii), SpinCo shall have a right to consent to any compromise or settlement related thereto by any member of the RemainCo Group to the extent that the effect on any member of the SpinCo Group would reasonably be expected to result in a significant adverse effect on the financial condition or results of operations of SpinCo and its Subsidiaries at such time or the SpinCo Business conducted thereby at such time, taken as a whole, and such significant adverse effect would reasonably be expected to be greater with respect to the SpinCo Group, taken as a whole, than the effect on the RemainCo Group, taken as a whole.
(c)    Each of RemainCo and SpinCo agrees on behalf of itself and the other members of its Group that at all times from and after the Effective Time, if an Action is commenced by a third party naming both Parties (or any member of such Parties’ respective Groups or their respective then-Affiliates) as defendants and with respect to which one or more named Parties (or any member of such Party’s respective Group or their respective then-Affiliates) is a nominal defendant and/or such Action is otherwise not a Liability allocated to such named Party under this Agreement, then the other Party shall use, and shall cause the other members of its respective Group to use, commercially reasonable efforts to cause such nominal defendant to be removed from such Action, as soon as reasonably practicable (including using commercially reasonable efforts to petition the applicable court to remove such Party (or member of its Group or their respective then-Affiliates) as a defendant to the extent such Action relates solely to Assets or Liabilities that the other Party (or Group) has been allocated pursuant to this Agreement). In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, each Party shall, and shall cause the other members of its Group to, endeavor to substitute the Indemnifying Party for the named defendant, if at all practicable and advisable under the circumstances. Notwithstanding any applicable confidentiality or Privilege provisions to the contrary in this Agreement, any Party endeavoring to remove or substitute such defendant pursuant to this Agreement shall be entitled to submit any necessary provisions of this Agreement, including the Schedules and Exhibits hereto, to the applicable court solely for the purpose of supporting such Party’s commercially reasonable efforts to remove or substitute such defendant. In the event any Party endeavoring to remove or substitute such defendant pursuant to this Agreement submits any necessary provisions of this Agreement, including the Schedules and Exhibits hereto, to the applicable court, such Party shall take all steps reasonably within its power to cause such application, and any exhibits (including copies of any provisions of this Agreement, including the Schedules and Exhibits hereto, that are not otherwise publicly filed) to be filed under seal, shall oppose any challenge by any third party to such sealing, and shall give the other Party immediate notice of such challenge. If such substitution or addition cannot be achieved for any reason or is not requested, management of the Action shall be determined as set forth in this Article VI.
Section 6.7    Indemnification Payments. Indemnification required by this Article VI shall be made by periodic payments of the amount of Indemnifiable Loss in a timely fashion during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss or Liability is incurred. The applicable Indemnitee shall deliver to the Indemnifying Party, upon request, reasonably satisfactory documentation setting forth the basis for the amount of such payments, including documentation with respect to calculations made and consideration of any Insurance Proceeds or Third Party Proceeds that actually reduce the amount of such Indemnifiable Losses; provided that the delivery of such documentation shall not be a condition to the payments described in the first sentence of this Section 6.7, but the failure to deliver such documentation may be the basis for the Indemnifying Party to contest whether the applicable Indemnifiable Loss or Liability was incurred by the applicable Indemnitee.
Section 6.8    Indemnification Obligations Net of Insurance Proceeds and Other Amounts.
(a)    Any Indemnifiable Loss subject to indemnification pursuant to this Article VI shall be calculated (i) net of Insurance Proceeds that actually reduce the amount of the Indemnifiable Loss and (ii) net of any proceeds received by the Indemnitee from any third party (net of any deductible, retention amount or increased insurance premiums incurred by the Indemnifying Party in obtaining such recovery) for such Liability that actually reduce the amount of the Indemnifiable Loss (“Third Party Proceeds”). Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article VI to any Indemnitee pursuant to this Article VI shall be reduced by any Insurance Proceeds or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Indemnifiable Loss. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Indemnifiable Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.
(b)    The Parties hereby agree that an insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto and, solely by virtue of the indemnification provisions hereof, shall not have any subrogation rights with respect thereto, and that no insurer or any other third party shall be entitled to a “windfall” (e.g., a benefit it would not otherwise be entitled to receive, or the reduction or elimination of an insurance coverage obligation that it would otherwise have, in the absence of the indemnification or release provisions) by virtue of any provision contained in this Agreement. The Indemnitee shall use commercially reasonable efforts to seek to collect or recover any Insurance Proceeds and any Third Party Proceeds to which the Indemnitee is entitled in connection with any Indemnifiable Loss for which the Indemnitee seeks indemnification pursuant to this Article VI; provided that the Indemnitee’s inability, following such efforts, to collect or recover any such Insurance Proceeds or Third Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder.
(c)    No Indemnitee shall be entitled to any payment or indemnification more than once with respect to the same Indemnifiable Loss.
(d)    In addition to the provisions of Section 6.8(a), any Indemnifiable Loss subject to indemnification pursuant to this Article VI, shall be (i) reduced to take into account any Tax benefit actually realized by the Indemnitee, resulting from the incurrence of the Liability in respect of which the Indemnity Payment is made, in the Tax year of such Liability or in any taxable period ending on or prior to the close of the Tax year of such Liability and (ii) increased to take into account any Tax cost actually incurred by the Indemnitee resulting from the receipt of the Indemnity Payment, including any Tax cost arising from such Indemnity Payment having resulted in income or gain to either Party, for example, under Section 1.1502-19 of the Regulations, and any Taxes imposed on additional amounts payable pursuant to this clause (ii). For purposes of calculating the amount of any Tax benefit or Tax cost, the applicable Indemnitee shall be deemed to be subject to the maximum applicable statutory Tax rate in the applicable jurisdiction in the taxable year in which such Tax benefit or Tax cost was realized and any Tax Attributes of such Indemnitee shall be disregarded.
Section 6.9    Management of Existing Actions.
(a)    Notwithstanding the procedures set forth in Section 6.4, the Parties desire to set forth certain terms with respect to the management of certain Actions known to them as of the Effective Time, and accordingly this Section 6.9 shall govern the management and direction (including settlement) of certain pending Actions as set forth in Section 6.9(b), Section 6.9(c), and Section 6.9(d), but shall not alter the allocation of Liabilities otherwise set forth in this Agreement.
(b)    From and after the Effective Time, subject to the terms of this Section 6.9, SpinCo shall direct the defense or prosecution of those Actions which are entirely SpinCo Liabilities, including if they have RemainCo or any member of the RemainCo Group as a named party thereunder, and are described on Schedule 6.9(b) (the “SpinCo Controlled Existing Actions”), including the development and implementation of the legal strategy for each SpinCo Controlled Existing Action, the filing of any motions, pleadings or briefs, the conduct of discovery and related fact finding, the conduct of any trial, any decision to appeal or not to appeal any decisions, judgment or order, and any decision or consent to a settlement, compromise or discharge of any SpinCo Controlled Existing Action or any aspect thereof. SpinCo (or the applicable member of its Group) shall be responsible for selecting its own counsel in connection with the conduct and control of the SpinCo Controlled Existing Actions. Notwithstanding anything to the contrary in this Section 6.9(b), none of SpinCo or any member of its Group shall consent to entry of any judgment or enter into any settlement of any SpinCo Controlled Existing Action without the prior written consent of RemainCo (not to be unreasonably withheld, conditioned or delayed); provided that such consent shall not be required if (i) none of RemainCo or any member of its Group is presently a named party in such Action or (ii) if (A) in connection with such entry of judgment or settlement RemainCo and the applicable members of its Group are completely and unconditionally released, (B) such entry of judgment or settlement involves only monetary relief that SpinCo has agreed to pay in full, and (C) does not involve any admission of any (i) wrongdoing or violation of Law by RemainCo or any member of its Group or (ii) facts that may be used in litigation or give rise to liability on the part of RemainCo or any member of its Group in a SpinCo Controlled Existing Action or any other Action.
(c)    From and after the Effective Time, subject to the terms of this Section 6.9, RemainCo shall direct the defense or prosecution of those Actions that are neither SpinCo Controlled Existing Actions nor Joint Actions, including those set forth on Schedule 6.9(c) (the “RemainCo Controlled Existing Actions”), including the development and implementation of the legal strategy for each RemainCo Controlled Existing Action, the filing of any motions, pleadings or briefs, the conduct of discovery and related fact finding, the conduct of any trial, any decision to appeal or not to appeal any decisions, judgment or order, and any decision or consent to a settlement, compromise or discharge of any RemainCo Controlled Existing Action or any aspect thereof. RemainCo (or the applicable member of its Group) shall be responsible for selecting its own counsel in connection with the conduct and control of the RemainCo Controlled Existing Actions. Notwithstanding anything to the contrary in this Section 6.9(c), none of RemainCo or any member of its Group shall consent to entry of any judgment or enter into any settlement of any RemainCo Controlled Existing Action without the prior written consent of SpinCo (not to be unreasonably withheld, conditioned or delayed); provided that such consent shall not be required if (i) none of SpinCo or any member of its Group is presently a named party in such Action or (ii) if (A) in connection with such entry of judgment or settlement SpinCo and the applicable members of its Group are completely and unconditionally released, (B) such entry of judgment or settlement involves only monetary relief that RemainCo has agreed to pay in full, and (C) does not involve any admission of any (i) wrongdoing or violation of Law by SpinCo or any member of its Group or (ii) facts that may be used in litigation or give rise to liability on the part of SpinCo or any member of its Group in a RemainCo Controlled Existing Action or any other Action.
(d)    From and after the Effective Time, with respect to the Actions set forth on Schedule 6.9(d) (“Joint Actions”), the Party specified on such Schedule 6.9(d) shall be solely responsible for controlling and directing the defense and prosecution of any such Action (the “Managing Party”) and the Parties shall, and shall cause members of their Group to, cooperate in good faith and take all reasonable actions to permit the applicable Managing Party to control and direct each such Action. The Party who hereunder is, or whose member of its Group is, the Managing Party, shall consult with the other Party (the “Non-Managing Party”) from time to time with respect to the Joint Actions; provided that the Managing Party shall have sole authority to select counsel for any Joint Action and be reimbursed for reasonable fees and expenses of such counsel in accordance with the allocation of Liability for such Joint Action and the Non-Managing Party, if it elects to retain its own counsel, shall do so solely at its own expense. No Managing Party pursuant to this Section 6.9 shall consent to entry of any judgment or enter into any settlement of any Joint Action without the prior written consent of the Non-Managing Party (not to be unreasonably withheld, conditioned or delayed).
(e)    To the maximum extent permitted by applicable Law, the rights to recovery of each member of a Party’s respective Group in respect of any past, present or future Action is hereby delegated to such Party. It is the intent of the Parties that the foregoing delegation shall satisfy any Law requiring such delegation to be effected pursuant to a power of attorney or similar instrument. The Parties and their respective Subsidiaries shall execute such further instruments or documents as may be necessary to effect such delegation.
(f)    In the case of SpinCo Controlled Existing Actions and RemainCo Controlled Existing Actions, if a Party or a member of its respective Group is named therein and is not liable for such Action hereunder, each Party shall use, and shall cause the other members of its respective Group to use, commercially reasonable efforts to cause such nominal defendant to be removed from such Action, as soon as reasonably practicable (including using commercially reasonable efforts to petition the applicable court to remove such Party (or member of its Group or their respective then-Affiliates) as a defendant to the extent such Action relates solely to Assets or Liabilities that the other Party (or Group) has been allocated pursuant to this Agreement). Notwithstanding any applicable confidentiality or Privilege provisions to the contrary in this Agreement, any Party endeavoring to remove such defendant pursuant to this Agreement shall be entitled to submit any necessary provisions of this Agreement to the applicable court solely for the purpose of supporting such Party’s commercially reasonable efforts to remove such defendant. In the event any Party endeavoring to remove or substitute such defendant pursuant to this Agreement submits any necessary provisions of this Agreement to the applicable court, such Party shall take all steps reasonably within its power to cause such application, and any exhibits (including copies of any provisions of this Agreement) to be filed under seal, shall oppose any challenge by any third party to such sealing, and shall give the other Party immediate notice of such challenge. If such removal cannot be achieved for any reason, management of the Action shall be determined as set forth in this Article VI.
Section 6.10    Additional Matters; Survival of Indemnities.
(a)    The indemnity agreements contained in this Article VI shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; (ii) the knowledge by the Indemnitee of Indemnifiable Losses for which it might be entitled to indemnification hereunder; and (iii) any termination of this Agreement. The indemnity agreements contained in this Article VI shall survive the Distribution.
(b)    The rights and obligations of any member of the RemainCo Group or any member of the SpinCo Group, in each case, under this Article VI shall survive the sale or other Transfer, in each case direct or indirect, by any Party or its respective Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities, with respect to any Indemnifiable Loss of any Indemnitee related to such Assets, businesses or Liabilities.
Section 6.11    Environmental Matters.
(a)    Nature of Obligations. The Parties’ obligations under this Section 6.11 shall be subject to the standards set forth in this Section 6.11 and shall not be limited to any degree by the fact that the Parties’ obligations elsewhere in this Agreement (including under Section 2.8) are defined as using “commercially reasonable efforts” or any other standard less stringent that the standard specified in Section 6.11.
(b)    Substitution. SpinCo and RemainCo, as the case may be, shall use their reasonable best efforts to obtain any Consents, transfers, assignments, assumptions, waivers or other legal instruments necessary to cause the relevant Party or a member of its Group to be fully substituted for any member of the Group of the other Party with respect to any order, decree, judgment, agreement or Action that is in effect as of immediately prior to the Distribution in connection with any SpinCo Environmental Liability or any RemainCo Environmental Liability, respectively. SpinCo or RemainCo, as the case may be, shall inform third parties associated with such matter, including Governmental Entities, about the assumption of such Liability by the Party to which it has been allocated and request that such Persons direct all communications, requirements, notifications and/or official letters related to such matters to the Party to which it has been allocated. The members of such other Groups (and their successors)

shall use commercially reasonable efforts to provide necessary assistance or signatures to SpinCo or RemainCo, as the case may be, to achieve the purposes of this Section 6.11(b). Until such time as the substitutions outlined above have been completed, SpinCo or RemainCo, as the case may be, shall comply with the terms and conditions of all such orders, decrees, judgments, agreements and Actions in respect of which it has been allocated Environmental Liabilities pursuant to this Agreement. SpinCo (or its designated Affiliate) shall be the Performing Party (as defined below) and RemainCo and SpinCo shall use their reasonable best efforts to effect such substitutions and obtain such consents as may be required to have SpinCo (or its designated Affiliate) assume the control and performance of (or continue to control and perform, as applicable) such matter and to inform any associated third parties consistent with this paragraph.
(c)    Control of Response Actions.
(i)    Except as provided in Section 6.11(c)(ii), as between the members of the SpinCo Group and RemainCo Group, SpinCo shall, or shall cause the applicable member of the SpinCo Group to, undertake and control the response to (including, without limitation, undertaking and controlling any environmental investigations, monitoring, remediation or other actions with respect to such Liability and controlling the defenses of any Actions related thereto) (collectively, “Response Actions”) to any and all SpinCo Environmental Liabilities (including any and all Legacy SpinCo Environmental Liabilities).
(ii)    Except as provided below, the Parties shall follow the general procedures for indemnification set forth in this Article VI with respect to any claim for indemnification pursuant to Sections 6.2 or 6.3, relating to remediation of contaminated environmental media, where the owner or primary tenant of the impacted property is not a member of the Group of the Party to which such liability for remediation has been allocated. For such matters, if the Indemnifying Party acknowledges in writing that it is obligated to provide indemnification pursuant to this Section 6.11(c) with respect to such remediation Liability, such Party (and members of its Group) shall be entitled (but shall not be required) to undertake and control the Response Action, subject to any right of any third parties to the extent that the right to undertake such Response Action is given to such third party pursuant to an agreement existing as of the Distribution Date.
(iii)    The Party (and members of its Group) undertaking and controlling the Response Action pursuant to clauses (i) and (ii) shall be referred to as the “Performing Party.”
(d)    Remediation Procedures. If the Performing Party is not both (x) the owner of the real property (or, if such real property is leased or sub-leased from a Person who is not a member of the SpinCo Group or RemainCo Group, the primary tenant (or sub-tenant) of such real property as between the SpinCo Group or RemainCo Group) and (y) the only Party whose Group is using such real property, the following conditions shall apply to the performance of any Response Action:
(i)    the Performing Party shall take reasonable precautions to minimize any interference with or disruption of the operations of the property owners and/or any other parties that have operations at the site (including third-parties) (each such party that is a member of either Group, a “Non-Performing Impacted Party”), including obtaining the owner’s and/or the other operating parties’, as applicable, prior written Consent to any Response Action that would reasonably be expected to substantially interfere with or disrupt the operations of such Person at the affected real property, which Consent shall not be unreasonably withheld, conditioned or delayed;
(ii)    if a member of a Group other than that of the Performing Party is the owner of the real property (or, if such real property is leased or sub-leased from a Person who is not a member of the SpinCo Group or RemainCo Group, the primary tenant (or sub-tenant) of such real property as between the SpinCo Group or RemainCo Group) or otherwise has operational control of the impacted property (a “Non-Performing Site Controller”), such Non-Performing Site Controller shall, and shall cause the other members of the Group to, provide reasonable access to, and reasonably cooperate with, the Performing Party in its performance of such Response Action, it being understood that such cooperation shall in no event in and of itself require any Non-Performing Impacted Party or Non-Performing Site Controller to incur any out-of-pocket expenses;
(iii)    the Performing Party shall use reasonable efforts to avoid and minimize any harm to any persons or damage to real or personal property, and shall be responsible for any harm or damages resulting from the performance of any such Response Action, except to the extent such harm or damage results from the negligence or willful misconduct of such other Party or any member of its Group or any of their respective representatives; and
(iv)    all required Response Actions shall be diligently and expeditiously performed in compliance with all applicable Laws, including Environmental Laws and worker health and safety Laws.
(v)    The Performing Party shall (i) notify each Non-Performing Impacted Party and Non-Performing Site Controller prior to commencing or performing any Response Actions, (ii) keep each Non-Performing Impacted Party and Non-Performing Site Controller reasonably informed of the progress of any Response Actions and provide copies of any final, proposed response, remediation, investigation or sampling plans and the results of sampling and analysis (including any final status reports of work in progress or other final reports), in each case required to be submitted to any Governmental Entity or third party, (iii) provide each Non-Performing Impacted Party and Non-Performing Site Controller, at such Non-Performing Impacted Party and Non-Performing Site Controller’s sole cost and expense, with a reasonable opportunity to review and comment on any material proposed response, remediation, investigation or sampling plans prior to submission to a Governmental Entity, (iv) provide each Non-Performing Impacted Party and Non-Performing Site Controller with the opportunity to attend, at such Non-Performing Impacted Party and Non-Performing Site Controller’s sole cost and expense, any planned meeting with any Governmental Entity regarding a Response Action (provided that the Governmental Entity does not object), and (v) provide each Non-Performing Impacted Party and Non-Performing Site Controller an

opportunity to observe, at such Non-Performing Impacted Party and Non-Performing Site Controller’s sole cost and expense, any Response Action (other than Response Actions consisting of routine sampling, monitoring, maintenance or similar activities performed in the ordinary course) and to obtain, at such Non-Performing Impacted Party and Non-Performing Site Controller’s sole cost and expense, splits of any samples obtained in the course of conducting any Response Action.
(vi)    All Response Actions subject to this Section 6.11(d) shall meet the applicable standards, regulations, or requirements of applicable Law, including applicable Environmental Law or, where an applicable Governmental Entity with or asserting jurisdiction is supervising such Response Action, required by such Governmental Entity, (the “Appropriate Remediation Standard”). In furtherance of and to the extent consistent with the foregoing, each Party (on behalf of itself and the other members of their respective Groups) agrees to utilize institutional controls and engineering controls (including capping, signs, fences and deed restrictions on the use of real property, soils or groundwater) to satisfy the Appropriate Remediation Standard and to cooperate in obtaining all necessary approvals of the use of such controls; provided that such controls do not prevent or materially interfere with the continued operation or reasonable future expansion of the operations on such real property. Once a notice of no further action or equivalent determination with respect to such matter has been issued by a Governmental Entity (or, if the Governmental Entity has delegated authority to conduct and certify the completion of a Response Action to a licensed professional, upon notice of the applicable Governmental Entity’s receipt and acceptance of such licensed professional’s certification), the Indemnifying Party shall have no further obligations with respect to such matter, other than with respect to any Indemnifiable Losses arising out of (i) any Third Party Claims relating to such matter and (ii) the performance of and any costs associated with any ongoing operations and maintenance, if any, required with respect to the Response Action, including inspections and repair of any engineering controls, ongoing pumping and treating of impacted groundwater (including any material equipment or system repairs, replacements or required upgrades), ongoing groundwater monitoring and related reporting, and the provision of any required financial assurance, provided that the Indemnitee shall be responsible for the performance of and any costs associated with any and all ongoing operations and maintenance relating to the following obligations: (A) any institutional controls, including any deed restrictions or land use controls and reporting obligations related to the same; (B) monitoring, maintenance, repair and reporting associated with a cap used as part of the remedy, but only to the extent that the cap consists of (x) the buildings at the site, (y) asphalt or similar materials already present at the site or that are used at the site for purposes in addition to the Response Action (i.e., parking), or (z) landscaping; and (C) groundwater monitoring associated with a natural monitored attenuation remedy. The Indemnifying Party shall have the right to transfer to the Indemnitee (upon payment of the amount set forth in this sentence as mutually agreed in writing by the Indemnifying Party and Indemnitee or determined pursuant to the procedures set forth in Article VIII) its obligations for its ongoing operations and maintenance costs, if any, with respect to engineering controls approved as part of a no further action, equivalent determination or certification if the Indemnifying Party agrees to pay to the Indemnitee a sum equal to the present value of the reasonably estimated future costs of said engineering controls (where the period of time used for such present value calculation shall be the entire period for which it is reasonably anticipated that such continuing obligations will be performed, but no more than thirty (30) years, and the discount rate shall be reasonable). If the Indemnifying Party and the Indemnitee cannot mutually agree in writing on the amount set forth in the preceding sentence, such disagreement shall be resolved in accordance with the procedures set forth in Article VIII of this Agreement. In the event that any Governmental Entity reopens or otherwise modifies any determination related to the notice of no further action or equivalent determination, or notice of receipt and acceptance of the licensed professional’s certification, such that additional Response Actions are required, the Indemnifying Party shall indemnify the Indemnitee for any Liabilities associated with the reopening or modification of such determination that would have otherwise constituted Indemnifiable Losses of such Indemnitee.
(e)    Corrective Actions for Compliance-Related Liabilities Subject to Indemnity. If a Party is providing indemnification pursuant to this Agreement in connection with an ongoing business operation of the other Party, which (x) involves a violation of applicable Environmental Law which occurred prior to the Distribution, (y) requires a capital project (or series of capital projects) to bring the facility into compliance with applicable Environmental Law in effect as of the Distribution, and (z) does not involve the investigation, monitoring or remediation of contamination of environmental media due to a Release of Hazardous Substances prior to the Distribution Date, then the non-indemnifying party shall have the right, but not the obligation, to conduct and control the resolution of the violation and the capital project (or series of capital projects), including the design and implementation thereof (the “Corrective Action Performing Party”).
Section 6.12    Non-Applicability to Taxes. None of Section 6.4, Section 6.5, Section 6.6 or Section 6.9 shall apply to Tax Contests, which shall be governed exclusively by the Tax Matters Agreement. Except as otherwise specifically provided herein, the Parties' rights and obligations with respect to Taxes, including indemnification for Taxes and other Tax matters and any procedures related thereto, shall be exclusively governed by the Tax Matters Agreement and, in the event of any inconsistency between the Tax Matters Agreement and this Agreement, the Tax Matters Agreement shall control.
ARTICLE VII
ACCESS TO INFORMATION; PRIVILEGE; CONFIDENTIALITY
Section 7.1    Agreement for Exchange of Information; Archives.
(a)    Other than (i) in circumstances in which indemnification is sought pursuant to Article VI (in which event the provisions of such Article VI will govern), (ii) for matters related to the provision of Tax Records (in which event the Tax Matters Agreement will govern), (iii) for matters related to the provision of Employee Records (in which event the Employee Matters Agreement will govern), (iv) for matters related to the separation of Information (which shall be governed by Section 5.2), and (v) in the case of an Adversarial Action or threatened Adversarial Action, and subject to Section 7.1(b) and the restrictions contained in this Article VII with respect to Privileged Information, Confidential Information, and Personal Data, each of RemainCo and SpinCo, on behalf of its respective Group, shall provide, or cause to be provided, to the other Party (and its designated representatives), at any time after the Distribution Date, and until the date on which such Party is required to retain, or cause to be retained, the Information requested pursuant to this Section 7.1(a) in accordance with Section 7.4, and subject to compliance with the terms of the Ancillary Agreements, as soon as reasonably practicable after written reasonable request therefor by, and at the expense of, such requesting Party for specific and identified Information reasonable access during normal business hours to (i) any Information relating to time periods on or prior to the Distribution Date in the possession or under the control of such respective Group, which RemainCo or SpinCo, or any member of its respective Group, as applicable, reasonably needs, or appropriate copies of such written or electronic documentary Information (or the originals thereof if the applicable member of the Group has a reasonable need for such originals) (A) to comply with reporting, disclosure, filing or other requirements imposed on RemainCo or SpinCo, or any member of its respective Group, as applicable (including under applicable securities Laws), by any national securities exchange or any Governmental Entity having jurisdiction over RemainCo or SpinCo, or any member of its respective Group, as applicable, (B) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, regulatory, litigation, Action or other similar requirements or (C) to comply with its obligations under this Agreement (other than with respect to those obligations in Section 2.2) or any Ancillary Agreement, including to complete the separation of Assets (including Records) as contemplated hereby, (ii) all Information that is owned by such requesting Party pursuant to this Agreement or any Ancillary Agreement, and (iii) all tangible embodiments of any Intellectual Property that is assigned to such requesting Party under this Agreement, and all Information related thereto, including Software source code and object code in a form reasonably acceptable to the requesting Party; in each case, that, as of immediately following the Effective Time, are in existence and in the reasonable possession or control of the Party being requested for such Information or one of its Group members, as applicable, and except to the extent already in the possession of the receiving Party or one of its Group members; provided, however, that to the extent any originals are delivered to a Party pursuant to this Agreement or the Ancillary Agreements, such Party shall, and shall cause the other members of its Group (and each of its and their respective then-Affiliates) to, at its own expense, return such Information to the other Party within a reasonable time after the need to retain such originals has ceased. The receiving Party shall use any Information received pursuant to Section 7.1(a)(i) solely to the extent reasonably necessary to satisfy the applicable obligations or requirements described in clause (A), (B) or (C) of the immediately preceding sentence.
(b)    In the event that either RemainCo or SpinCo determines that the disclosure of any Information or other materials pursuant to Section 7.1(a) would reasonably be expected to be significantly commercially detrimental, violate any Law or Contract or waive or jeopardize any Privilege, such Party shall not be required to provide access to or furnish such Information or other materials to the other Party; provided, however, that both RemainCo and SpinCo shall take all commercially reasonable measures to permit compliance with Section 7.1(a) in a manner that avoids any such harm or consequence; provided, further, that in the event disclosure of any such Information or materials would violate a Contract with a third party, each Party shall use commercially reasonable efforts to seek to obtain the Consent of such third party to the disclosure of such Information or materials. Both RemainCo and SpinCo intend that any provision of access to or the furnishing of Information or other materials pursuant to this

Section 7.1 that would otherwise be within the ambit of any Privilege shall not operate as waiver of such Privilege.
(c)    RemainCo and SpinCo each agrees that it will only process Personal Data provided to it by the other Group in accordance with Section 7.10.
Section 7.2    Ownership of Information. Any Information or other materials owned by one Party or any member of its Group that is provided to a requesting Party hereunder shall be deemed to remain the property of the providing Party (or member of its Group). Except as specifically set forth herein, nothing herein shall be construed as granting or conferring rights to any Party (or member of its Group) of license or otherwise in any such Information or other materials, whether by implication, estoppel or otherwise.
Section 7.3    Compensation for Providing Information. Upon the presentation of invoices therefor, RemainCo and SpinCo shall reimburse each other for the reasonable costs, if any, in complying with a request for Records or Information pursuant to this Article VII. Except as may be otherwise specifically provided elsewhere in this Agreement, such costs shall be computed in accordance with SpinCo’s or RemainCo’s, as applicable, standard methodology and procedures, but shall not include (i) any mark-up above actual costs, (ii) the costs of salaries and benefits of employees of such Party (or its Group or any of its or their respective then-Affiliates) or (iii) any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing.
Section 7.4    Record Retention. To facilitate the possible exchange of Information pursuant to this Article VII and other provisions of this Agreement, each Party shall use its reasonable best efforts, at such Party’s sole cost and expense, to retain all Information in such Party’s possession relating to the other Party or its Business, Assets or Liabilities, this Agreement or the Ancillary Agreements in accordance with its respective record retention policies or such longer period as required by Law, this Agreement or the Ancillary Agreements. Each of RemainCo and SpinCo shall use their reasonable best efforts to maintain and continue their respective Group’s compliance with all “litigation holds” applicable to any Information in its possession for the pendency of the applicable matter, irrespective of any record retention policies or the requirements of this Section 7.4, and will provide timely notice of any legal hold that may implicate Information in possession of the other Party, or any lifting or release of any such legal hold, as may arise following the Effective Time.
Section 7.5    Limitations of Liability.
(a)    Each of RemainCo (on behalf of itself and each other member of the RemainCo Group) and SpinCo (on behalf of itself and each other member of the SpinCo Group) understands and agrees that any Information provided by or on behalf of or made available by or on behalf of any Party (or any other member of either Group) pursuant to this Agreement shall be on an “as is”, “where is” basis and neither Party is representing or warranting in any way as to the accuracy or sufficiency of any such Information exchanged or disclosed under this Agreement.

(b)    Neither RemainCo nor SpinCo shall have any Liability to the other Party in the event that any Information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or that is based on an estimate or forecast, is found to be inaccurate. Neither RemainCo nor SpinCo shall have any Liability to the other Party if any Information is destroyed after reasonable best efforts by SpinCo or RemainCo, as applicable, to comply with the provisions of Section 7.4.
Section 7.6    Production of Witnesses; Records; Cooperation.
(a)    Without limiting any of the rights or obligations of the Parties pursuant to Section 7.1 or Section 7.4, after the Distribution Date, except in the case of an Adversarial Action or threatened or contemplated Adversarial Action, each of RemainCo and SpinCo shall take all reasonable steps to make available, upon written request, (i) the former, current and future directors, officers, employees, other personnel and agents of the Persons in its respective Group (whether as witnesses or otherwise) and (ii) any Records within its control or that it otherwise has the ability to make available, in each case, to the extent that such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or Records may reasonably be required in connection with any Action or threatened or contemplated Action, (including preparation for any such Action) in which either RemainCo or SpinCo or any Person or Persons in its Group, as applicable, may from time to time be involved, regardless of whether such Action or threatened or contemplated Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all reasonable out-of-pocket costs and expenses in connection therewith.
(b)    The obligation of RemainCo and SpinCo, pursuant to this Section 7.6, to take all reasonable steps to make available former, current and future directors, officers, employees and other personnel and agents or provide witnesses and experts, except in the case of an Adversarial Action or threatened or contemplated Adversarial Action, is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to make available employees and other officers without regard to whether such individual or the employer of such individual could assert a possible business conflict. Without limiting the foregoing, each of RemainCo and SpinCo agrees that neither it nor any Person or Persons in its respective Group will take any adverse action against any employee of its Group based on such employee’s provision of assistance or information to each other pursuant to this Section 7.6.
Section 7.7    Privileged Matters.
(a)    Pre-Distribution Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Distribution (whether by outside counsel, in-house counsel or other legal professionals) have been and will be rendered for the collective benefit of each of the members of the RemainCo Group and the SpinCo Group, including, but not limited to, with respect to this Agreement, the Ancillary Agreements, any other agreement related to the transactions contemplated hereby or thereby and/or the negotiations, structuring and transactions contemplated hereby and thereby (collectively, “Collective Benefit Services”), and that each of the members of the RemainCo Group and the SpinCo Group shall be deemed to be the client with respect to such services for the purposes of asserting all privileges, immunities or other protections from disclosure which may be asserted under applicable Law, including attorney-client privilege, business strategy privilege, joint defense privilege, common interest privilege, and protection under the work-product doctrine (“Privilege”). With respect to all Information subject to Privilege (“Privileged Information”), the Parties shall have a shared Privilege for Privileged Information relating to Collective Benefit Services. Privileged Information includes, but is not limited to, services rendered by legal counsel retained or employed by any Party (or any member of such Party’s respective Group), including outside counsel and in-house counsel. Notwithstanding the foregoing, the Parties acknowledge and agree that in any Adversarial Action with respect to this Agreement, the Ancillary Agreements, any other agreement related to the transactions contemplated hereby or thereby and/or the negotiations, structuring and transactions contemplated hereby and thereby, RemainCo shall be entitled, in its sole and absolute discretion, to control all Privileges, including any assertion or waiver of such Privileges, in connection with Collective Benefit Services relating to such matters.
(b)    Post-Distribution Services. Each Party, on behalf of itself and each other member of its Group, recognizes that legal and other professional services will be provided following the Distribution Date, which services will be rendered solely for the benefit of the RemainCo Group or the SpinCo Group, as the case may be, while other such post-Distribution services following the Distribution Date may be rendered with respect to claims, proceedings, litigation, disputes, or other matters which involve members of both Groups. With respect to such post-Distribution services and related Privileged Information, each of the Parties, on behalf of itself and each other member of its Group, agrees as follows:
(i)    RemainCo shall be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information that relates solely to the RemainCo Business and not to the SpinCo Business, whether or not the Privileged Information is in the possession of or under the control of any member of the RemainCo Group or any member of the SpinCo Group. RemainCo shall also be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with any Privileged Information that relates solely to any RemainCo Assets or RemainCo Liabilities and not any SpinCo Assets or SpinCo Liabilities in connection with any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the RemainCo Group or any member of the SpinCo Group.
(ii)    SpinCo shall be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information that relates solely to the SpinCo Business and not to the RemainCo Business, whether or not the Privileged Information is in the possession of or under the control of any member of the RemainCo Group or any member of the SpinCo Group. SpinCo shall also be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with any Privileged Information that relates solely to any SpinCo Assets or SpinCo Liabilities and not any RemainCo Assets or RemainCo Liabilities in connection with any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the SpinCo Group or any member of the RemainCo Group.

(iii)    If the Parties do not agree as to whether certain information not allocated pursuant to Sections 7.7(b)(i)-(ii) is Privileged Information, then such Information shall be treated as Privileged Information, and the Party that believes that such information is Privileged Information shall be entitled to control the assertion or waiver of all Privileges in connection with any such information until such time as it is finally judicially determined that such information is not Privileged Information or unless the Parties otherwise agree.
(c)    Subject to the remaining provisions of this Section 7.7, the Parties agree that RemainCo shall be entitled, in perpetuity, to control the assertion or waiver of all Privileges not allocated pursuant to Section 7.7(b) in connection with any Actions or threatened or contemplated Actions or other matters that involve both Parties (or one or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement. RemainCo agrees, on behalf of itself and each member of the RemainCo Group, not to intentionally disclose or otherwise intentionally waive any such Privilege without consulting SpinCo. Upon the reasonable request of RemainCo or SpinCo, in connection with any Action or threatened or contemplated Action contemplated by this Article VII, other than any Adversarial Action or threatened or contemplated Adversarial Action, RemainCo and SpinCo will enter into a mutually acceptable common interest agreement so as to maintain to the extent practicable any Privilege of any member of either Group.
(d)    If any dispute arises between the Parties or any members of their respective Groups regarding whether any Privilege should be waived to protect or advance the interests of either Party or any member of their respective Groups, each Party agrees that it shall (i) negotiate with the other Party in good faith, (ii) endeavor to minimize any prejudice to the rights of the other Party and the members of its Group and (iii) not unreasonably withhold, delay or condition consent to any request for waiver by the other Party.
(e)    Upon receipt by either Party, or by any member of its respective Group, of any subpoena, discovery or other request (or of written notice that it will or has received such subpoena, discovery or other request) that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared Privilege or as to which the other Party has the sole right hereunder to assert a Privilege, or if either Party obtains knowledge or becomes aware that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests (or have received written notice that they will or have received such subpoena, discovery or other requests) that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of any such subpoena, discovery or other request and shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have, under this Section 7.7 or otherwise, to prevent the production or disclosure of such Privileged Information; provided that if such Party is prohibited by applicable Law from disclosing the existence of such subpoena, discovery or other request, such Party shall provide written notice of such related information for which disclosure is not prohibited by applicable Law and use reasonable best efforts to inform the other Party of any related information such Party reasonably determines is necessary or appropriate for the other Party to be informed of to enable the other Party to review the Privileged Information and to assert its rights, under this Section 7.7 or otherwise, to prevent the production or disclosure of such Privileged Information.
(f)    Except for Information provided in the context of any Adversarial Action or contemplated Adversarial Action between the Parties, the Parties agree that their respective rights to any access to Information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups pursuant to this Agreement, are pursuant to a common legal interest, and such Privileged Information shall remain Privileged notwithstanding the exchange of such Privileged Information between the Parties. The Parties further agree that (i) the exchange by one Party to the other Party of any Information that should not have been exchanged pursuant to the terms of this Section 7.7 shall not be deemed to constitute a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise with respect to such Privileged Information and (ii) the Party receiving such Privileged Information shall promptly return such Privileged Information to the Party who has the right to assert the Privilege.
Section 7.8    Confidential Information; Non-Use.
(a)    Notwithstanding any termination of this Agreement, each Party shall, and shall cause each of the other members of its Group to, hold, and cause each of their respective officers, employees, agents, consultants and advisors to hold, in strict confidence, and not to disclose or release or except as otherwise permitted by this Agreement, use, including for any ongoing or future commercial purpose, without the prior written consent of each Party to whom (or to whose Group) the Confidential Information relates (which may be withheld in each such Party’s sole and absolute discretion), any and all Confidential Information concerning or belonging to the other Party or any member of its Group; provided that each Party may disclose, or may permit disclosure of, such Confidential Information (i) to its (or any member of its Group’s) respective auditors, attorneys and other appropriate consultants and advisors who have a need to know such Confidential Information for auditing and other non-commercial purposes and are informed of the confidentiality and non-use obligations to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if any Party or any member of its Group is required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, (iii) to the extent required in connection with any Adversarial Action, (iv) to the extent necessary in order to permit a Party (or member of its Group) to prepare and disclose its financial statements in connection with any regulatory filings or Tax Returns, (v) to the extent necessary for a Party (or member of its Group) to enforce its rights or perform its obligations under this Agreement, (vi) to Governmental Entities in accordance with applicable procurement regulations and contract requirements or (vii) to other Persons in connection with their evaluation of, and negotiating and consummating, a potential strategic transaction, to the extent reasonably necessary in connection therewith, provided an appropriate and customary confidentiality agreement has been entered into with the Person receiving such Confidential Information. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made by a third party that relates to clause (ii), (iii), (v) or (vi) above, each Party, as applicable, shall promptly notify (to the extent permissible by Law) the Party to whom (or to whose Group) the Confidential Information relates of the existence of such request, demand or disclosure requirement and shall provide such Party (and/or any applicable member of its Group) a reasonable opportunity to seek an appropriate protective order or other remedy, which such Parties shall, and shall cause the other members of their respective Group to, cooperate in obtaining to the extent reasonably practicable. In the event that such appropriate protective order or other remedy is not obtained, the Party who is (or whose Group’s member is) required to make such disclosure shall or shall cause the applicable member of its Group to furnish (at the expense of the Party seeking to limit such request, demand or disclosure requirement), or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded to such Confidential Information (at the expense of the Party seeking (or whose Group’s member is seeking) to limit such request, demand or disclosure requirement).
(b)    Notwithstanding anything to the contrary set forth herein, (i) a Party shall be deemed to have satisfied its obligations hereunder with respect to Confidential Information if it exercises, and causes the other members of its Group to exercise, at least the same degree of care (but no less than a commercially reasonable degree of care) as such Party takes to preserve confidentiality for its own similar Information and (ii) confidentiality obligations provided for in any agreement between each Party or another member of its Group and its or their respective past and/or present employees as of the Distribution Date shall remain in full force and effect. Notwithstanding anything to the contrary set forth herein, Confidential Information (other than Intellectual Property (which shall exclusively be governed by the IP Cross-License Agreement, the Trademark License Agreement and other applicable Ancillary Agreements), and Personal Data (which shall exclusively be governed by Section 7.10 and other applicable Ancillary Agreements)) of any Party (or another member of its Group) rightfully in the possession of and used by the other Party (or another member of its Group) in the operation of its Business as of the Distribution Date may continue to be used by such Party (and/or the applicable members of its Group) in possession of such Confidential Information in and only in the operation of the SpinCo Business or the RemainCo Business, as the case may be; provided that such Confidential Information may only be used by such Party and/or the applicable members of its Group and its and their respective officers, employees, agents, consultants and advisors in the specific manner and for the specific purposes for which it is used as of the date of this Agreement and may only be shared with additional officers, employees, agents, consultants and advisors of such Party (or Group member) on a need-to-know basis exclusively with regard to such specified use; provided, further, that such use is not competitive in nature, and may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of Section 7.8(a), except that such Confidential Information may be disclosed to third parties other than those listed in Section 7.8(a), provided that such disclosure to such other third parties and any associated use of such Information must be pursuant to a written agreement containing confidentiality obligations at least as protective of the Parties’ rights to such Confidential Information as those contained in this Agreement. Such continued right to use may not be transferred (directly or indirectly) to any third party without the prior written consent (not to be unreasonably withheld, conditioned or delayed) of the applicable Party, except pursuant to Section 10.9.
(c)    Each of RemainCo and SpinCo acknowledges, on behalf of itself and each other member of its Group, that it and the other members of its Group may have in their possession confidential or proprietary Information of third parties that was received under confidentiality or non-disclosure agreements with each such third party while such Party and/or members of its Group were Subsidiaries of RemainCo. Each of RemainCo and SpinCo shall, and shall cause the other members of its Group to, hold and cause its and their respective representatives, officers, employees, agents, consultants and advisors (or potential buyers) to hold, in strict confidence the confidential and proprietary Information of third parties to which they or any other member of their respective Groups has access, in accordance with the terms of any agreements entered into prior to the Distribution between one or more members of the RemainCo Group and/or SpinCo Group (whether acting through, on behalf of, or in connection with, the separated Businesses) and such third parties.
(d)    Notwithstanding any other provision of this Section 7.8, (i) the disclosure and sharing of Privileged Information shall be governed solely by Section 7.7, and (ii) to the extent that another Contract pursuant to which a Party or its Affiliate is bound that specifically provides that certain information covered under this Section 7.8 shall be held confidential on a basis that is more protective of such information or for a longer period of time than provided for in this Section 7.8, then the applicable provisions contained in such other Contract shall control with respect thereto.
Section 7.9    Conflicts Waiver. Each Party hereby agrees, on behalf of itself and each of its past, present and future Affiliates, that the counsel(s) set forth on Schedule 7.9 (“RemainCo Counsel”) has exclusively acted as counsel to RemainCo and any of its then-Affiliates in connection with the preparation, execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby. SpinCo, on behalf of itself and each of its past, present and future Affiliates, agrees that, following consummation of the transactions contemplated hereby and thereby, such representation by RemainCo Counsel shall not preclude RemainCo Counsel from serving as counsel to RemainCo, any of its then-Affiliates or any directors, officers, employees, agents, representatives, limited partners, members, shareholders or other equity holders of RemainCo or such then-Affiliate, in connection with any Action arising out of or relating to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby (even if there exists at any time a separate attorney-client relationship between RemainCo Counsel, on the one hand, and SpinCo or any of its past, present or future Affiliates, on the other hand, pursuant to which RemainCo Counsel has obtained confidential information relating to SpinCo, the SpinCo Business, the SpinCo Assets or the SpinCo Liabilities). SpinCo shall not, and shall cause any and all of its past, present and future Affiliates not to, seek to have RemainCo Counsel disqualified from any such representation. SpinCo, on behalf of itself and each of its past, present and future Affiliates, hereby consents thereto and waives any such conflict of interest, and SpinCo shall cause any and all of its past, present and future Affiliates to consent to waive any such conflict of interest. SpinCo, on behalf of itself and each of its past, present and future Affiliates, acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that SpinCo, on behalf of itself and each of its past, present and future Affiliates, has consulted with counsel or has been advised it should do so in connection herewith. SpinCo, on behalf of itself and each of its past, present and future Affiliates, further acknowledges that none of this Agreement, the Ancillary Agreements nor the transactions contemplated hereby and thereby are intended to create an attorney-client relationship between RemainCo Counsel, on the one hand, and SpinCo or any of its past, present or future Affiliates, on the other hand, or any other relationship pursuant to which SpinCo or any of its past, present or future Affiliates would have a right to object to RemainCo Counsel’s representation of any Person under any circumstance. The covenants, consent, and waiver contained in this Section 7.9 shall not be deemed exclusive of any other rights to which RemainCo Counsel is entitled whether pursuant to Law, Contract, or otherwise.
Section 7.10    Personal Data.
(a)    Each Party and its Affiliates shall at all times comply, and ensure that their Processing of Personal Data hereunder and under any Ancillary Agreement complies, with Data Protection Laws (including by taking appropriate technical and organizational measures against the unauthorized disclosure or unlawful processing, access to, accidental loss or destruction of, or damage to, Personal Data) and shall use reasonable efforts to avoid acts or omissions that place the other Party in breach of its obligations under any applicable Data Protection Laws.
(b)    The Parties acknowledge that after the Distribution, each Party and its Affiliates shall act as a separate and independent Controller with respect to the Processing of any Personal Data pursuant to this Agreement or any Ancillary Agreement (subject to the express terms thereof).
(c)    To the extent that a Party or its Affiliate transfers Personal Data included in the RemainCo Assets (with respect to transfers by SpinCo or its Affiliates) or SpinCo Assets (with respect to transfers by RemainCo or its Affiliates) internationally following the Distribution, the Parties shall reasonably cooperate to ensure that such transfer is effected by way of a valid data transfer mechanism in compliance with applicable Data Protection Laws, if and to the extent applicable.
(d)    To the maximum extent permitted under applicable Law, each Party shall (i) promptly (and in any event within five (5) Business Days) notify the other Party if it or its Affiliate receives a complaint, notice or communication (including request from a Data Subject to exercise their rights under Data Protection Laws) in relation to any Personal Data processed pursuant to this Agreement or any Ancillary Agreement, and (ii) without undue delay (and in any event within forty-eight (48) hours) if it becomes aware of, or reasonably suspects, a Personal Data Breach affecting the Personal Data of the other Party or its Affiliates.
Section 7.11    Non-Applicability to Taxes. The Tax Matters Agreement, and not this Article VII, shall govern access to and the retention and exchange of Tax Returns, schedules and workpapers and all material Records or other documents relating to Tax matters.
ARTICLE VIII
DISPUTE RESOLUTION
Section 8.1    Negotiation and Arbitration.
(a)    In the event of a controversy, dispute or Action between the Parties arising out of, in connection with, or in relation to this Agreement or any of the transactions contemplated hereby, including with respect to the interpretation, performance, nonperformance, validity or breach thereof, and including, but not limited to, any question of the arbitral tribunal’s jurisdiction, the existence, scope or validity of this arbitration agreement or the arbitrability of any claim, and any controversy, dispute or Action related to Section 7.7 concerning Privilege issues (a “Dispute”), the following provisions shall apply, unless expressly specified herein.
(b)    Negotiation. The following procedures shall apply with respect to Disputes, except in cases of Disputes related to Section 7.7 concerning Privilege issues (in which case the procedure in Section 7.7(b) shall apply):
(i)    Subject to Article VI, at such time as a Dispute arises, (A) any Party shall deliver written notice of such Dispute (a “General Dispute Notice”) and (B) the general counsels of the relevant Parties and/or such other executive officer designated by a relevant Party in writing shall thereupon negotiate for a reasonable period of time to settle such Dispute; provided, however, that such reasonable period shall not, unless otherwise agreed by each relevant Party in writing, exceed sixty (60) days from the date of receipt by the relevant Party of the General Dispute Notice (the “General Negotiation Period”).
(ii)    With respect to the subject Dispute, no Party shall be entitled to rely upon the expiry of any limitations period or contractual deadline during the period between the date of receipt of the relevant General Dispute Notice and the earlier to occur of (A) the date of any arbitration being commenced under this Section 8.1 with respect to the Dispute and (B) the later to occur of (x) one hundred and eighty (180) days after the date of receipt of the relevant General Dispute Notice and (y) the expiration of the applicable General Negotiation Period.
(iii)    All offers, promises, conduct and statements, whether oral or written, made in the course of the discussions and negotiations related to the relevant General Negotiation Period by any of the Parties (or the other members of their respective Groups), their respective agents, employees, experts and attorneys are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the Parties (or any other member of a Group) and, in any Action, shall not be admissible in any future Action between the Parties, any member of their respective Groups and/or any Indemnitee; provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the negotiation or discussion
(c)    Arbitration. If the Dispute has not been resolved in writing for any reason as of the expiration of the applicable Negotiation Period, such Dispute shall be submitted, at the request of any Party, to final and binding arbitration administered by the American Arbitration Association’s International Centre for Dispute Resolution (the “ICDR”) in accordance with its International Arbitration Rules then in effect (the “Rules”), except as modified herein.
(i)    The arbitration shall be conducted by a three-member arbitral tribunal (the “Arbitral Tribunal”). The claimant or claimants, collectively, shall appoint one arbitrator in the notice of arbitration and the respondent or respondents, collectively, shall appoint one arbitrator within fourteen (14) days after the appointment of the first arbitrator. The third arbitrator, who shall serve as chair of the Arbitral Tribunal, shall be jointly appointed by the two party-appointed arbitrators within twenty-one (21) days of the appointment of the second arbitrator. Any arbitrator not timely appointed shall be appointed by the ICDR according to its Rules.
(ii)    In resolving any Dispute to the extent it involves contractual issues under this Agreement, the arbitrators shall apply the governing law specified herein.
(iii)    Arbitration under this Section 8.1 shall be the sole and exclusive remedy for any Dispute, and any award rendered by the arbitrators shall be final and binding on the parties and judgment thereupon may be entered in any court of competent jurisdiction having jurisdiction thereof, including any court having jurisdiction over the relevant party or its Assets.
(iv)    The Arbitral Tribunal shall be entitled, if appropriate, to award any remedy, including monetary damages, specific performance and all other forms of legal and equitable relief that is in accordance with the terms of this Agreement; provided, however, that the Arbitral Tribunal shall have no authority or power to (A) limit, expand, alter, modify, revoke or suspend any condition or provision of this Agreement, (B) award punitive, exemplary, treble or similar damages, except as set forth in Section 8.1(c)(v), or (C) review, resolve or adjudicate, or render any award or grant any relief in respect of, any issue, matter, claim or Dispute other than the specific Dispute or Disputes submitted by the parties to such Arbitral Tribunal for final and binding arbitration, including any Disputes consolidated therewith in accordance with Section 8.1(c)(viii).
(v)    The Arbitral Tribunal shall have the power to award the prevailing party its attorneys’ fees and costs reasonably incurred in the arbitration (including the fees and expenses of the arbitration, the Arbitral Tribunal’s fees and the fees and expenses of the ICDR). If any Party files an Action in contravention of the arbitration agreement in this Section 8.1, the other Party shall be entitled to an award of any costs they may incur in defending such Action, including a fee in an amount equal to $15,000,000 multiplied by the greater of (x) 1.05 raised to the power of the number of years elapsed since the Distribution Date (expressed in decimal form) and (y) one (1), as well as such additional punitive, exemplary, treble or similar damages as may be awardable under applicable law. Each of the Parties acknowledges and agrees that if any Party files an Action in contravention of the arbitration agreement in this Section 8.1, the non-breaching Party shall suffer reputational loss as a direct consequence of such Action for which they are entitled to damages.
(vi)    The arbitration shall be seated in, and the award shall be rendered, in New York County, New York, in the English language.

(vii)    The arbitration and this arbitration agreement shall be governed by the Federal Arbitration Act (9 U.S.C. § 1 et seq.).
(viii)    A Party may request consolidation of two or more arbitrations pending under the Rules into a single arbitration pursuant to the Rules. The Parties agree that two or more arbitration proceedings may be consolidated in accordance with this Section 8.1(c)(viii) and subject to the Rules even if the parties to such arbitration proceedings are not identical. Any order of consolidation issued pursuant to the Rules shall be final and binding upon the parties to the new Dispute, prior pending or subsequently-filed arbitrations. The Parties waive any right they have to appeal or to seek interpretation, revision or annulment of such order of consolidation under the Rules or in any court.
(ix)    The Arbitral Tribunal (and, if applicable, Emergency Arbitrator) shall have the full authority to grant any pre-arbitral injunction, pre-arbitral attachment, interim or conservatory measure or other order in aid of arbitration proceedings (“Interim Relief”). The Parties shall exclusively submit any application for Interim Relief to only: (A) the Arbitral Tribunal; or (B) prior to the constitution of the Arbitral Tribunal, an Emergency Arbitrator appointed in the manner provided for in the Rules. Any Interim Relief so issued shall, to the extent permitted by applicable Law, be deemed a final arbitration award for purposes of enforceability, and, moreover, shall also be deemed a term and condition of this Agreement subject to specific performance in Section 10.19. The foregoing procedures shall constitute the exclusive means of seeking Interim Relief; provided, however, that (I) the Arbitral Tribunal shall have the power to continue, review, vacate or modify any Interim Relief granted by an Emergency Arbitrator, and the Arbitral Tribunal shall apply a de novo standard of review to the factual and legal findings of the Emergency Arbitrator and conduct any such proceeding with respect to the actions of the Emergency Arbitrator on an expedited basis; and (II) in the event an Emergency Arbitrator or the Arbitral Tribunal issues an order granting, denying or otherwise addressing Interim Relief (a “Decision on Interim Relief”), any Party may apply to enforce or require specific performance of such Decision on Interim Relief in any court of competent jurisdiction.
(x)    The Parties consent and submit to the non-exclusive jurisdiction of any federal court located in the State of New York or, where such court does not have jurisdiction, any New York state court, in either case located in the Borough of Manhattan, New York City, New York (“New York Court”) to enforce the dispute resolution provisions in this Section 8.1, or to enforce any award, relief or decision issued by an Arbitral Tribunal (or, if applicable, Emergency Arbitrator). In any such action: (A) each of the Parties irrevocably waives, to the fullest extent it may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any New York Court; and (B) each of the Parties irrevocably consents to service of process by the mailing of copies of the process to the Parties as provided in Section 10.6, with service effected in this manner becoming effective five (5) days after the mailing of the process.

(xi)    EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.1.
(d)    Confidentiality. Without limiting the provisions of the Rules, unless otherwise agreed in writing by or among the Parties or permitted by this Agreement, the Parties shall keep, and shall cause the members of their applicable Group to keep, confidential all matters relating to the arbitration (including the existence of the proceeding and all of its elements and including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions) or the award, and any negotiations, conferences and discussions pursuant to this Article VIII shall be treated as compromise and settlement negotiations; provided that such matters may be disclosed (i) to the extent reasonably necessary in any proceeding brought to enforce this Article VIII or the award or for entry of a judgment upon the award and (ii) to the extent otherwise required by Law. Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration. In the event any Party makes application to any court in connection with this Section 8.1(d) (including any proceedings to enforce a final award or any Interim Relief), such Party shall take all steps reasonably within its power to cause such application, and any exhibits (including copies of any award or decisions of the Arbitral Tribunal or Emergency Arbitrator) to be filed under seal, shall oppose any challenge by any third party to such sealing, and shall give the other Party immediate notice of such challenge.
Section 8.2    Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article VIII with respect to all matters not subject to such dispute resolution.
ARTICLE IX
INSURANCE
Section 9.1    Access to Insurance Policies for Pre-Distribution Matters.
(a)    With respect to Liabilities of the SpinCo Group that (x) constitute SpinCo Liabilities (other than those incurred by a member of the RemainCo Group) or (y) are otherwise incurred by a member of the SpinCo Group, in each case to the extent related to or arising from occurrences, acts, omissions or other matters prior to the Distribution Date (such Liabilities, the “Pre-Distribution SpinCo Liabilities”), any rights to insurance coverage applicable to the Pre-Distribution SpinCo Liabilities under Insurance Policies issued to any members of the RemainCo Group (the “Pre-Distribution RemainCo Insurance Policies”), are hereby assigned by RemainCo (on behalf of itself and the applicable members of its Group) to the applicable members of the SpinCo Group on that same date. RemainCo shall (or shall cause the applicable member of its Group to) provide the applicable member of the SpinCo Group with, from and after the Distribution Date, access to the applicable Pre-Distribution RemainCo Insurance Policy(ies) with respect to any bona fide claim arising out of such Pre-Distribution SpinCo Liabilities; provided that such access shall be subject to the terms, conditions and exclusions of such Pre-Distribution RemainCo Insurance Policy(ies) and any related reinsurance agreement(s), including any limits on coverage, any deductibles, retentions, retrospective premiums, and other chargeback amounts, fees, costs and expenses, and any provisions relating to the control and handling of insurance claims and the defense of any Pre-Distribution SpinCo Liability that is the subject of an insurance claim, and shall be subject to the following:
(i)    Neither SpinCo nor any member of its Group shall be permitted to directly submit an insurance claim under such Pre-Distribution RemainCo Insurance Policies;
(ii)    SpinCo may, or may cause the applicable member of the SpinCo Group to, submit a written request to RemainCo’s Director of Risk Management and General Counsel requesting that the applicable member of the RemainCo Group submit an insurance claim under the applicable Pre-Distribution RemainCo Insurance Policy(ies) with respect to such Pre-Distribution SpinCo Liability, and following receipt of such written request and such other documents and information as are necessary to submit such insurance claim, RemainCo shall, or shall cause the applicable member of its Group to, submit such insurance claim directly to the applicable Insurer(s); provided that SpinCo (or the applicable member of the SpinCo Group) shall (x) identify the Pre-Distribution RemainCo Insurance Policy(ies) under which SpinCo reasonably believes the Pre-Distribution SpinCo Liability should be noticed; (y) be responsible for the preparation of any documents and information that are required for the submission of such insurance claim and (z) provide the applicable member of the RemainCo Group with such documents or other information necessary for the submission of such claim;
(iii)    The members of the RemainCo Group shall reasonably cooperate with the applicable members of the SpinCo Group in the pursuit of any such claims under such Pre-Distribution RemainCo Insurance Policies, including by providing the applicable member(s) of the SpinCo Group with commercially reasonable access to the applicable Pre-Distribution RemainCo Insurance Policy(ies) upon the written request of SpinCo and by promptly remitting insurance proceeds to the applicable member(s) of the SpinCo Group;
(iv)    SpinCo (or the applicable members of the SpinCo Group) shall be responsible for any payments to the applicable Insurer under such Pre-Distribution RemainCo Insurance Policy relating to its claims submissions and shall indemnify, hold harmless and reimburse RemainCo (and the applicable members of the RemainCo Group) for any deductibles, retentions, retrospective premiums and other chargeback amounts, fees, costs and expenses incurred by RemainCo (or any members of the RemainCo Group), as applicable, to the extent resulting from any access to, or any claims made by SpinCo (or any members of the SpinCo Group) under, any such Pre-Distribution RemainCo Insurance Policy provided pursuant to this Section 9.1(a) (with respect to SpinCo Liabilities), including any indemnity payments, settlements, judgments, legal fees, allocated claims expenses and claim handling fees;
(v)    SpinCo (or the applicable members of the SpinCo Group) shall bear (and none of the RemainCo Group shall have any obligation to repay or reimburse any members of the SpinCo Group for) and shall be liable for all excluded, uninsured, uncovered, unavailable or uncollectible amounts of all such claims made on behalf of SpinCo or any members of the SpinCo Group under such Pre-Distribution RemainCo Insurance Policy (unless otherwise constituting a RemainCo Liability); and
(vi)    No member of the SpinCo Group, in connection with making a claim under any such Pre-Distribution RemainCo Insurance Policy pursuant to this Section 9.1(a), shall take any action that would be reasonably likely to (w) have an adverse impact on the then-current relationship between any member of the RemainCo Group, on the one hand, and the applicable Insurer(s), on the other hand; (x) result in the applicable Insurer(s) terminating or reducing coverage for, or increasing the amount of any premium owed by, any member of the RemainCo Group under such Pre-Distribution RemainCo Insurance Policy; (y) otherwise compromise, jeopardize or interfere with the rights of any member of the RemainCo Group under such Pre-Distribution RemainCo Insurance Policy; or (z) otherwise compromise or impair the ability of RemainCo to enforce its rights with respect to any indemnification under or arising out of this Agreement, and RemainCo shall have the right to cause SpinCo to desist, or cause any other member of the SpinCo Group to desist, from any action that RemainCo reasonably determines would compromise or impair its rights in accordance with this clause (z); provided that this Section 9.1(a)(vi) shall not preclude or otherwise restrict any member of the SpinCo Group from reporting claims to Insurers as set forth herein in the ordinary course of business.
(b)    With respect to Liabilities of the RemainCo Group that (x) constitute RemainCo Liabilities (other than those incurred by a member of the SpinCo Group) or (y) are otherwise incurred by a member of the RemainCo Group, in each case to the extent related to or arising from occurrences, acts, omissions or other matters prior to the Distribution Date (such Liabilities, the “Pre-Distribution RemainCo Liabilities”), any rights to insurance coverage applicable to the Pre-Distribution RemainCo Liabilities under Insurance Policies issued to any members of the SpinCo Group (the “Pre-Distribution SpinCo Insurance Policies”), are hereby assigned by SpinCo (on behalf of itself and the applicable members of its Group) to the applicable members of the RemainCo Group on that same date. SpinCo shall (or shall cause the applicable member of its Group to) provide the applicable member of the RemainCo Group with, from and after the Distribution Date, access to the applicable Pre-Distribution SpinCo Insurance Policy(ies) with respect to any bona fide claim arising out of such Pre-Distribution RemainCo Liabilities; provided that such access shall be subject to the terms, conditions and exclusions of such Pre-Distribution SpinCo Insurance Policy(ies), including any limits on coverage, any deductibles, retentions, retrospective premiums, and other chargeback amounts, fees, costs and expenses and any provisions concerning the control of insurance claims and the defense of any Pre-Distribution RemainCo Liability that is the subject of an insurance claim, and shall be subject to the following:
(i)    Neither RemainCo nor any member of its Group shall be permitted to directly submit an insurance claim under such Pre-Distribution SpinCo Insurance Policies;
(ii)    RemainCo may, or may cause the applicable member of the RemainCo Group to, submit a written request to SpinCo’s Director of Risk Management and General Counsel requesting that the applicable member of the SpinCo Group submit an insurance claim under the applicable Pre-Distribution SpinCo Insurance Policy(ies) with respect to such Pre-Distribution RemainCo Liability, and following receipt of such written request and such other documents and information as are necessary to submit such insurance claim, SpinCo shall, or shall cause the applicable member of its Group to, submit such insurance claim directly to the applicable Insurer(s); provided that RemainCo (or the applicable member of the RemainCo Group) shall (x) identify the Pre-Distribution SpinCo Insurance Policy(ies) under which RemainCo reasonably believes the Pre-Distribution RemainCo Liability should be noticed; (y) be responsible for the preparation of any documents and information that are required for the submission of such insurance claim and (z) provide the applicable member of the SpinCo Group with such documents, forms, or other information necessary for the submission of such claim;
(iii)    The members of the SpinCo Group shall reasonably cooperate with the applicable members of the RemainCo Group in the pursuit of any such claims under such Pre-Distribution SpinCo Insurance Policies, including by providing the applicable member(s) of the RemainCo Group with commercially reasonable access to the applicable Pre-Distribution SpinCo Insurance Policy(ies) upon the written request of RemainCo and by promptly remitting insurance proceeds to the applicable member(s) of the RemainCo Group;
(iv)    RemainCo (or the applicable members of the RemainCo Group) shall be responsible for any payments to the applicable Insurer under such Pre-Distribution SpinCo Insurance Policy relating to its claims submissions, and shall indemnify, hold harmless and reimburse SpinCo (and the applicable member of the SpinCo Group) for any deductibles, retentions, retrospective premiums and other chargeback amounts, fees, costs and expenses incurred by SpinCo (or any members of the SpinCo Group), as applicable, to the extent resulting from any access to, or any claims made by RemainCo (or any members of the RemainCo Group) under, any such Pre-Distribution SpinCo Insurance Policy provided pursuant to this Section 9.1(b) (with respect to RemainCo Liabilities), including any indemnity payments, settlements, judgments, legal fees, allocated claims expenses and claim handling fees;
(v)    RemainCo (or the applicable members of the RemainCo Group) shall bear (and none of the SpinCo Group shall have any obligation to repay or reimburse any members of the RemainCo Group for) and shall be liable for all excluded, uninsured, uncovered, unavailable or uncollectible amounts of all such claims made on behalf of RemainCo or any members of the RemainCo Group under such Pre-Distribution SpinCo Insurance Policy (unless otherwise constituting a SpinCo Liability); and
(vi)    No member of the RemainCo Group, in connection with making a claim under any such Pre-Distribution SpinCo Insurance Policy pursuant to this Section 9.1(b), shall take any action that would be reasonably likely to (w) have an adverse impact on the then-current relationship between any member of the SpinCo Group, on the one hand, and the applicable Insurer(s), on the other hand; (x) result in the applicable Insurer(s) terminating or reducing coverage for, or increasing the amount of any premium owed by, any member of the SpinCo Group under such Pre-Distribution SpinCo Insurance Policy; (y) otherwise compromise, jeopardize or interfere with the rights of any member of the SpinCo Group under such Pre-Distribution SpinCo Insurance Policy; or (z) otherwise compromise or impair the ability of SpinCo to enforce its rights with respect to any indemnification under or arising out of this Agreement, and SpinCo shall have the right to cause RemainCo to desist, or cause any other member of the RemainCo Group to desist, from any action that SpinCo reasonably determines would compromise or impair its rights in accordance with this clause (z); provided that this Section 9.1(b)(vi) shall not preclude or otherwise restrict any member of the RemainCo Group from reporting claims to Insurers as set forth herein in the ordinary course of business.
(c)    With respect to any Insurance Policies whose rights are shared between RemainCo and SpinCo (or any member of their respective Groups), claims shall be paid, any self-insurance pertaining thereto shall be applied, and the applicable limits under such Insurance Policies shall be reduced, in each case, in accordance with the terms of such Insurance Policies; provided, however, (i) in the event that there are claims under any such Insurance Policy by both a member of the RemainCo Group and a member of the SpinCo Group, then the limits of such Insurance Policy and any applicable deductible or retention under such Insurance Policy shall be allocated between the applicable members of the RemainCo Group and the SpinCo Group in accordance with their respective bona fide losses covered under such Insurance Policy; and (ii) none of RemainCo or SpinCo (or any member of their respective Groups) shall accelerate or delay the notification, submission, adjustment, handling or resolution of claims or the receipt of Insurance Proceeds in a manner that would differ from that which each would follow in the ordinary course when acting without regard to sufficiency of limits or the terms of self-insurance.
(d)    The members of each Group shall use commercially reasonable efforts not to take any action or omit to take any action that would be reasonably likely to eliminate or substantially reduce the coverage of any member of the other Group under any Insurance Policy in respect of any occurrence, act, omission or other matter taking place prior to the Distribution without the consent of any such member of the other Group (or the consent of RemainCo or SpinCo, as applicable, on behalf of such member); provided that (i) the expiration of any such Insurance Policies in accordance with their respective terms (including sending a notice of non-renewal) is expressly permitted; and (ii) the submission of a claim by any member of one Group shall not constitute an action that is reasonably likely to eliminate or substantially reduce the coverage of any member of the other Group.
Section 9.2    Insurance for Post-Distribution Matters. From and after the Distribution Date, each Group shall be responsible, at its sole cost and expense, for securing all insurance it deems appropriate for the operation of its Group and all of its Assets and Liabilities with respect to occurrences, acts, omissions or other matters occurring or existing from and after the Distribution Date.
Section 9.3    No Assignment of Entire Insurance Policies. This Agreement shall not be considered as an attempted assignment of any insurance policy in its entirety (as opposed to an assignment of rights under an insurance policy), nor is it considered to be itself a contract of insurance. This Agreement shall not be construed to waive any right or remedy of any Party under or with respect to any Insurance Policy, and the Parties reserve all their rights thereunder.
Section 9.4    Agreement for Waiver of Conflict and Shared Defense. In the event of any action by members of both of the Groups to recover or obtain Insurance Proceeds under an Insurance Policy, or to defend any action by an insurer(s) attempting to restrict or deny any coverage under an Insurance Policy, the Parties (or the applicable member of such Party’s Group) may join in any such Action and be represented by joint counsel, in which case, each Party shall, and shall cause the other members of its Group to, waive any conflict of interest to the extent necessary to conduct any such action.
Section 9.5    Directors and Officers Indemnification and Insurance.
(a)    For a period of six (6) years from and after the Distribution Date, (i) the Amended and Restated Certificate of Incorporation, By-laws or other organizational documents of the members of the RemainCo Group, in each case, as amended and restated or otherwise modified from time to time, shall contain provisions no less favorable with respect to indemnification than are set forth in the Amended and Restated Certificate of Incorporation, By-laws or other organizational documents of the members of the RemainCo Group immediately before the Effective Time, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from and after the Distribution Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Distribution Date, were indemnified under such Amended and Restated Certificate of Incorporation, By-laws, or other organizational documents unless such amendment, repeal, or modification shall be required by Law and then only to the minimum extent required by Law or approved by RemainCo’s stockholders, and (ii) the Amended and Restated Certificate of Incorporation, By-laws or other organizational documents of the members of the SpinCo Group, in each case, as amended and restated or otherwise modified from time to time, shall contain provisions no less favorable with respect to indemnification than are set forth in the Amended and Restated Certificate of Incorporation, By-laws or other organizational documents of the SpinCo Group immediately before the Effective Time, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from and after the Distribution Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Distribution Date, were indemnified under such Amended and Restated Certificate of Incorporation, By-laws or other organizational documents, unless such amendment, repeal, or modification shall be required by Law and then only to the minimum extent required by Law or approved by SpinCo’s stockholders.
(b)    RemainCo and SpinCo may purchase and obtain “tail” or prior acts insurance, including directors and officers liability, fiduciary liability and employment practices liability insurance, covering the RemainCo Group and the SpinCo Group and their respective insured persons with respect to claims or other matters arising out of acts, omissions or other matters occurring at or prior to the Distribution Date. For a period of twelve (12) months following the Distribution Date, RemainCo and SpinCo shall and shall cause the members of their respective Groups to reasonably cooperate with the other Group with respect to obtaining any such “tail” or prior acts insurance.
ARTICLE X
MISCELLANEOUS
Section 10.1    Complete Agreement; Construction. This Agreement, including the Exhibits and Schedules, the Ancillary Agreements and, solely to the extent and for the limited purpose of effecting the Internal Reorganization, the Conveyancing and Assumption Instruments shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Exhibit or Schedule hereto, the Exhibit or Schedule shall prevail. In the event and to the extent that there shall be a conflict between the provisions of (a) this Agreement and the provisions of any Ancillary Agreement, such Ancillary Agreement shall control (except with respect to any provisions relating to the Transfer of Assets to, or the Assumption of Liabilities by, a Party or a member of its Group, the Internal Reorganization, the Distribution, the covenants and obligations set forth in Article V, Article VI, Article VII, Article VIII and Article IX or the application of Article X to the terms of this Agreement (or, in each case, any indemnification rights pursuant to this Agreement in respect thereof and/or any other remedies pursuant to this Agreement in respect of any breach of any covenant or obligation under this Agreement), in which case this Agreement shall control), (b) this Agreement and any Conveyancing and Assumption Instrument, this Agreement shall control and (c) this Agreement and any agreement which is not an Ancillary Agreement (other than a Conveyancing and Assumption Instrument), this Agreement shall control unless both (x) it is specifically stated in such agreement that such agreement controls and (y) such agreement has been executed by a member of the Group that it is to be enforced against. Except as expressly set forth in this Agreement or any Ancillary Agreement, (i) all matters relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by the Tax Matters Agreement, and (ii) in the event of any conflict between this Agreement or any Ancillary Agreement, on the one hand, and the Tax Matters Agreement, on the other hand, with respect to such matters, the terms and conditions of the Tax Matters Agreement shall govern.
Section 10.2    Ancillary Agreements. Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

Section 10.3    Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in more than one counterpart, all of which shall be considered one and the same agreement, each of which when executed shall be deemed to be an original, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.
Section 10.4    Survival of Agreements. Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.
Section 10.5    Expenses. Except as otherwise provided in this Agreement or any Ancillary Agreement, (a) SpinCo shall be liable for costs and expenses incurred, or to be incurred by members of the SpinCo Group and directly related to the consummation of the transactions contemplated hereby (including the financing transactions contemplated hereby) and (b) RemainCo shall be liable for costs and expenses incurred, or to be incurred by members of the RemainCo Group and directly related to the consummation of the transactions contemplated hereby (including the financing transactions contemplated hereby); provided; however, in the event of any inconsistency between clauses (a) and (b) of this Section 10.5, on the one hand, and Article I with respect to specific allocations of SpinCo Liabilities and RemainCo Liabilities, on the other hand, such clauses in the definitions of SpinCo Liabilities and RemainCo Liabilities in Article I shall control.
Section 10.6    Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed to have been properly delivered, given and received, (a) on the date of transmission if sent via email (provided, however, that notice given by email shall not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 10.6 or (ii) the receiving party delivers a written confirmation of receipt of such notice either by email or any other method described in this Section 10.6 (excluding “out of office” or other automated replies)), (b) when delivered, if delivered personally to the intended recipient, and (c) one (1) Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a Party at the address for such Party set forth on a schedule to be delivered by each Party to the address set forth below (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.6):
To RemainCo:

Honeywell International Inc.
855 S. Mint Street
Charlotte, NC 28202
Attention:	Su Ping Lu, Senior Vice President, General Counsel and
Corporate Secretary
Email:	[***]

with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention:	Allison R. Schneirov, Esq.
Alexandra J. McCormack, Esq.
Kyle J. Hatton, Esq.
Lauren S. Kramer, Esq.
Email:	[***]
[***]
[***]
[***]
To SpinCo:

Solstice Advanced Materials Inc.
115 Tabor Road
Morris Plains, NJ 07950
Attention:	Brian Rudick, General Counsel
Email:	[***]
with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention:	Allison R. Schneirov, Esq.
Alexandra J. McCormack, Esq.
Kyle J. Hatton, Esq.
Lauren S. Kramer, Esq.
Email:	[***]
[***]
[***]
[***]
Section 10.7    Waivers. Any provision of this Agreement may be waived, if and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any consent required or permitted to be given by any Party to the other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and the members of its Group).

Section 10.8    Amendments. Subject to the terms of Section 10.11 hereof, this Agreement may not be modified or amended except by an agreement in writing specifically designated as an amendment hereto signed by each of the Parties.
Section 10.9    Assignment. Except as otherwise provided for in this Agreement, neither this Agreement nor any right, interest or obligation shall be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), and any attempt to assign any rights, interests or obligations arising under this Agreement without such consent shall be void; except, that a Party may assign this Agreement or any or all of the rights, interests and obligations hereunder in connection with a merger, reorganization or consolidation transaction in which such Party is a constituent party but not the surviving entity or the sale by such Party of all or substantially all of its Assets; provided that the surviving entity of such merger, reorganization or consolidation transaction or the transferee of such Assets shall assume all the obligations of the relevant Party by operation of law or pursuant to an agreement in writing, reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a Party hereto; provided, however, that in the case of each of the preceding clauses, no assignment permitted by this Section 10.9 shall release the assigning Party from Liability for the full performance of its obligations under this Agreement, unless agreed to in writing by the non-assigning Parties.
Section 10.10    Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.
Section 10.11    Certain Termination and Amendment Rights. This Agreement (including Article VI hereof) may be terminated at any time prior to the Distribution Date by and in the sole discretion of the Board without the approval of SpinCo or the stockholders of RemainCo and, in the event of such termination, no Party shall have any liability of any kind to the other Party or any other Person. The Distribution may be amended, modified or abandoned at any time prior to the Distribution Date by and in the sole discretion of the Board without the approval of SpinCo or the stockholders of RemainCo. After the Distribution Date, this Agreement may not be terminated or amended except by an agreement in writing signed by each of the Parties. Notwithstanding the foregoing, Article VI, Section 9.1(d) or Section 9.5(a) shall not be terminated or amended after the Effective Time in a manner adverse to the third party beneficiaries thereof without the Consent of any such Person.
Section 10.12    Payment Terms.
(a)    Except as set forth in Article VI or as otherwise expressly provided to the contrary in this Agreement, any amount to be paid or reimbursed by a Party (and/or a member of such Party’s Group), on the one hand, to the other Party (and/or a member of such other Party’s respective Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within thirty (30) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b)    Except as set forth in Article VI or as expressly provided to the contrary in this Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within thirty (30) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to SOFR (in effect on the date on which such payment was due) plus 2% calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment; provided, however, in the event that SOFR is no longer commonly accepted by market participants, then an alternative floating rate index that is commonly accepted by market participants, which SpinCo and RemainCo shall jointly determine, each acting in good faith.
(c)    In the event of a dispute or disagreement with respect to all or a portion of any amounts requested by any Party (and/or a member of such Party’s Group) as being payable, the payor Party shall in no event be entitled to withhold payments for any such amounts (and any such disputed amounts shall be paid in accordance with Section 10.12(a), subject to the right of the payor Party to dispute such amount following such payment); provided that in the event that following the resolution of such dispute it is determined that the payee Party (and/or a member of the payee Party’s Group) was not entitled to all or a portion of the payment made by the payor Party, the payee Party shall repay (or cause to be repaid) such amounts to which it was not entitled, including interest, to the payor Party (or its designee), which amounts shall bear interest at a rate per annum equal to SOFR plus 2%, calculated for the actual number of days elapsed, accrued from the date on which such payment was made by the payor Party to the payee Party; provided, however, in the event that SOFR is no longer commonly accepted by market participants, then an alternative floating rate index that is commonly accepted by market participants, which SpinCo and RemainCo shall jointly determine, each acting in good faith.
(d)    Without the Consent of the Party receiving any payment under this Agreement specifying otherwise, all payments to be made by RemainCo or SpinCo under this Agreement shall be made in U.S. dollars. Except as expressly provided herein, any amount which is not expressed in U.S. dollars shall be converted into U.S. dollars by using the Bloomberg fixing rate at 5:00 p.m. New York City Time on the day before the date the payment is required to be made or, as applicable, on which an invoice is submitted (provided, however, that with regard to any payments in respect of Indemnifiable Losses for payments made to third parties, the date shall be the day before the relevant payment was made to the third party) or in the Wall Street Journal on such date if not so published on Bloomberg. Except as expressly provided herein, in the event that any indemnification payment required to be made hereunder may be denominated in a currency other than U.S. dollars, the amount of such payment shall be converted into U.S. dollars on the date in which notice of the claim is given to the Indemnifying Party.
Section 10.13    No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification or payment pursuant to Article VI).

Section 10.14    Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at and after the Effective Time.
Section 10.15    Third Party Beneficiaries. Except (a) as provided in Article VI relating to Indemnitees and for the release under Section 6.1 of any Person provided therein, (b) as provided in Section 9.1(d) relating to insured persons and Section 9.5 relating to the directors, officers, employees, fiduciaries or agents provided therein, (c) as provided in Section 7.9 relating to RemainCo Counsel and (d) as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of, and is only enforceable by, the Parties and their permitted successors and assigns and should not be deemed to confer upon third parties any remedy, benefit, claim, liability, reimbursement, claim of Action or other right of any nature whatsoever, including any rights of employment for any specified period, in excess of those existing without reference to this Agreement.
Section 10.16    Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
Section 10.17    Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the Exhibits or Schedules constitutes an admission of any Liability or obligation of any member of the RemainCo Group or the SpinCo Group or any of their respective Affiliates to any third party, nor, with respect to any third party, an admission against the interests of any member of the RemainCo Group or the SpinCo Group or any of their respective Affiliates. The inclusion of any item or Liability or category of item or Liability on any Exhibit or Schedule is made solely for purposes of allocating potential Liabilities among the Parties and shall not be deemed as or construed to be an admission that any such Liability exists.
Section 10.18    Governing Law. This Agreement, including all matters of construction, validity, interpretation, performance and enforceability, and any dispute arising directly or indirectly out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.
Section 10.19    Specific Performance. The Parties acknowledge and agree that irreparable harm would occur in the event that the Parties do not perform any provision of this Agreement in accordance with its specific terms or otherwise breach this Agreement and the remedies at law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any Indemnifiable Loss. Accordingly, from and after the Effective Time, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Parties to this Agreement who are or are to be thereby aggrieved shall, subject and pursuant to the terms of this Article X (including after compliance with all notice and negotiation provisions herein), have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.
Section 10.20    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon a determination that any term, provision, covenant or restriction is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify to the fullest extent permitted by applicable Law this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 10.21    No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of one or more of the following Sections: Section 6.2, Section 6.3 and Section 6.4).
Section 10.22    Public Announcements. From and after the Effective Time, RemainCo and SpinCo hereby agree to (a) coordinate with the other Party on the Parties’ respective initial press releases with respect to the transactions contemplated herein and (b) that no press release or similar public announcement or external communication shall, if prior to, or after, the Effective Time, be made or be caused to be made (including by such Party’s Affiliates) concerning the execution or performance of this Agreement until such Party has consulted with the other Party, and provided meaningful opportunity for review and given due consideration to reasonable comment by the other Party, except (x) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, (y) for disclosures made that are substantially consistent with disclosure contained in any Distribution Disclosure Document, or (z) as may pertain to disputes between one Party or any member of its Group, on the one hand, and the other Party or any member of its Group, on the other hand; provided that in the case of clause (z), any Party that intends to issue a press release or similar public announcement or external communication regarding such dispute shall provide reasonable advance written notice to the other Party in accordance with Section 10.6, which notice shall include a copy of the press release or similar public announcement or external communication, or where no such copy is available, a description of the press release or similar public announcement or external communication.
Section 10.23    Tax Treatment of Indemnity Payments. In the absence of any change in Tax treatment under the Code, any Indemnity Payment (other than any portion of a payment that represents interest accruing after the Distribution Date) shall be reported for Tax purposes by the payor and recipient as distributions or capital contributions, as appropriate, occurring immediately prior to the Distribution (but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Section 1552 of the Code or the

Regulations thereunder or Section 1.1502-33(d) of the Regulations (or under corresponding principles of other applicable Tax Laws)) or as payments of an assumed or retained liability, except as otherwise required by applicable Law or a Determination.
* * * * *
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.
HONEYWELL INTERNATIONAL INC.

By:	/s/ Jake Wasserman
	Name:	Jake Wasserman
	Title:	Vice President & General
Counsel, Mergers and
Acquisitions
SOLSTICE ADVANCED MATERIALS INC.

By:	/s/ David Sewell
	Name:	David Sewell
	Title:	President & Chief Executive
Officer